                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event report):AUGUST 29, 2000



                            DEVON ENERGY CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


               DELAWARE                 000-30176              73-1567067
 (State or Other Jurisdiction        (Commission File        (IRS Employer
of Incorporation or Organization)        Number)          Identification Number)



   20 NORTH BROADWAY, SUITE 1500 OKLAHOMA CITY, OK              73102
        (Address of Principal Executive Offices)              (Zip Code)


       Registrant's telephone number, including area code: (405) 235-3611

ITEM 5.  OTHER EVENTS

         On August 29, 2000, Devon Energy Corporation ("Devon") and Santa Fe Snyder Corporation ("Santa Fe Snyder") completed their merger. The merger was accounted for under the pooling-of-interests method of accounting for business combinations. Accordingly, all of Devon's prior period financial data must be restated to combine its results with those of Santa Fe Snyder as though the two companies had always been combined.

         Presented on the following pages are certain supplemental financial disclosures that would have been included in Devon's year-end 1999 Annual Report on Form 10-K had the Santa Fe Snyder merger been completed prior to the end of 1999. The supplemental consolidated financial statements and other financial disclosures give retroactive effect to the merger of Devon and Santa Fe Snyder, which has been accounted for as a pooling-of-interests. Accounting principles generally accepted in the United States of America proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. The supplemental financial statements and other financial disclosures included in this report do not extend through the date of consummation. However, they became the historical consolidated financial statements of Devon on August 29, 2000.


                                TABLE OF CONTENTS


                                                                                                                       Page
                                                                                                                       ----

Selected Financial Data                                                                                                  4

Management's Discussion and Analysis of Financial Condition and Results of Operations                                    7

Quantitative and Qualitative Disclosures About Market Risk                                                              19

Independent Auditors' Reports                                                                                           21

Supplemental Consolidated Financial Statements:
   Supplemental Consolidated Balance Sheets - December 31, 1999 and 1998                                                24

   Supplemental Consolidated Statements of Operations - Years Ended December 31, 1999, 1998 and 1997                    25

   Supplemental Consolidated Statements of Stockholders' Equity - Years Ended December 31, 1999, 1998 and 1997          26

   Supplemental Consolidated Statements of Cash Flows - Years Ended December 31, 1999, 1998 and 1997                    27

   Notes to Supplemental Consolidated Financial Statements - December 31, 1999, 1998 and 1997                           28




                               Page 2 of 79 pages

                                   DEFINITIONS
                            As used in this document:
                         "Mcf" means thousand cubic feet
                         "MMcf" means million cubic feet
                         "Bcf" means billion cubic feet
    "MMBtu" means million British thermal units, a measure of heating value
                               "Bbl" means barrel
                         "MBbls" means thousand barrels
                         "MMBbls" means million barrels
                      "Boe" means equivalent barrels of oil
                 "MBoe" means thousand equivalent barrels of oil
                 "MMBoe" means million equivalent barrels of oil
                     "Oil" includes crude oil and condensate
                        "NGLs" means natural gas liquids



                               Page 3 of 79 pages

SELECTED FINANCIAL DATA

         The following selected financial information (not covered by the independent auditors' reports) should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the supplemental consolidated financial statements and the notes thereto included elsewhere in this report. Note 2 to the supplemental consolidated financial statements included elsewhere in this report contains information on the 2000 merger with Santa Fe Snyder, the 1999 mergers with PennzEnergy Company and Snyder Oil Corporation and the 1998 combination of Devon and Northstar Energy Corporation ("Northstar"), as well as unaudited pro forma financial data for the years 1999 and 1998.


                                                                                YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------------------------------------
                                                        1999            1998           1997           1996            1995
                                                     -----------    -----------    -----------    -----------    -----------
                                                                   (THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
OPERATING RESULTS
Oil sales                                            $   553,834        306,924        552,525        582,023        461,706
Gas sales                                                603,225        328,444        357,559        207,243        148,294
NGLs sales                                                67,944         24,692         35,820         28,699         15,391
Other revenue                                             20,596         24,248         48,255         36,470         36,452
                                                     -----------    -----------    -----------    -----------    -----------
Total revenues                                         1,245,599        684,308        994,159        854,435        661,843
                                                     -----------    -----------    -----------    -----------    -----------

Lease operating expenses                                 303,248        229,884        266,197        259,534        216,924
Production taxes                                          42,355         22,816         31,027         20,980         14,352
Depreciation, depletion and amortization
      of property and equipment                          406,375        243,144        285,708        192,107        171,040
Amortization of goodwill                                  16,111             --             --             --             --
General and administrative expenses                       80,645         45,454         53,081         47,411         43,006
Expenses related to mergers                               16,800         13,149             --             --             --
Interest expense                                         109,613         43,532         41,488         48,762         41,285
Deferred effect of changes in foreign currency
    exchange rate on subsidiary's long-term
    debt                                                 (13,154)        16,104          5,860            199            307
Distributions on preferred securities of
    subsidiary trust                                       6,884          9,717          9,717          4,753             --
Reduction of carrying value of oil and
    gas properties                                       476,100        422,500        641,314         33,100         97,061
                                                     -----------    -----------    -----------    -----------    -----------
Total costs and expenses                               1,444,977      1,046,300      1,334,392        606,846        583,975
                                                     -----------    -----------    -----------    -----------    -----------

Earnings (loss) before income taxes, minority
    interest and extraordinary item                     (199,378)      (361,992)      (340,233)       247,589         77,868
Income tax expense (benefit):
    Current                                               23,056         (3,713)        35,757         30,534          7,292
    Deferred                                             (72,490)      (122,394)      (162,499)        58,752         16,069
                                                     -----------    -----------    -----------    -----------    -----------
    Total                                                (49,434)      (126,107)      (126,742)        89,286         23,361
                                                     -----------    -----------    -----------    -----------    -----------

Earnings (loss) before minority
    interest and extraordinary item                     (149,944)      (235,885)      (213,491)       158,303         54,507

Minority interest in Monterey Resources, Inc.                 --             --         (4,700)        (1,300)            --
                                                     -----------    -----------    -----------    -----------    -----------

Earnings (loss) before extraordinary item               (149,944)      (235,885)      (218,191)       157,003         54,507
Extraordinary loss                                        (4,200)            --             --         (6,000)            --
                                                     -----------    -----------    -----------    -----------    -----------
Net earnings (loss)                                  $  (154,144)      (235,885)      (218,191)       151,003         54,507
                                                     ===========    ===========    ===========    ===========    ===========
Net earnings (loss) applicable to common
    shareholders                                     $  (157,795)      (235,885)      (230,191)       103,803         39,707
                                                     ===========    ===========    ===========    ===========    ===========

Net earnings (loss) per share before
           extraordinary item:
    Basic                                            $     (1.64)         (3.32)         (3.35)          2.08           0.76
    Diluted                                          $     (1.64)         (3.32)         (3.35)          2.03           0.76

Net earnings (loss) per share after
           extraordinary item:
    Basic                                            $     (1.68)         (3.32)         (3.35)          1.97           0.76
    Diluted                                          $     (1.68)         (3.32)         (3.35)          1.92           0.76

Cash dividends per common share(1)                   $      0.14           0.10           0.09           0.09           0.09
Weighted average common shares outstanding:
     Basic                                                93,653         70,948         68,732         52,744         52,317
     Diluted                                              99,313         76,932         75,366         55,553         52,512

Ratio of earnings to combined fixed charges
     and preferred stock dividends(2)                        N/A            N/A            N/A           3.90           1.80



                               Page 4 of 79 pages


                                                                                   DECEMBER 31,
                                                     -----------------------------------------------------------------------
                                                         1999           1998          1997           1996           1995
                                                     -----------    -----------    -----------    -----------    -----------
                                                                                  (THOUSANDS)

BALANCE SHEET DATA
Total assets                                         $ 6,096,360      1,930,537      1,965,386      2,241,890      1,638,710
Debentures exchangeable into shares of
   Chevron Corporation common stock                  $   760,313             --             --             --             --
Other long-term debt                                 $ 1,656,208        735,871        427,037        361,500        564,537
Convertible preferred securities of
   subsidiary trust                                  $        --        149,500        149,500        149,500             --
Stockholders' equity                                 $ 2,521,320        749,763      1,006,546      1,159,772        739,447




                                                                             YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------------------------------------
                                                        1999            1998          1997           1996            1995
                                                     -----------    -----------    -----------    -----------    -----------
                                                                       (THOUSANDS, EXCEPT PER UNIT DATA)


CASH FLOW DATA
   Net cash provided by operating activities         $   532,328        334,471        530,156        393,448        311,836
   Net cash used in investing activities             $  (768,317)      (607,260)      (545,683)      (471,351)      (427,571)
   Net cash provided by (used in) financing
     activities                                      $   377,198        256,518         34,859         47,120        100,512
   Modified EBITDA(3,5)                              $   802,551        373,005        643,854        526,510        387,561
   Cash margin(4,5)                                  $   662,998        323,469        556,892        442,461        338,984

PRODUCTION, PRICE AND OTHER DATA
   Production:
      Oil (MBbls)                                         31,756         25,628         32,565         33,180         30,630
      Gas (MMcf)                                         304,203        198,051        186,239        123,286        112,934
      NGLs (MBbls)                                         5,111          3,054          2,842          2,055          1,531
      MBoe(6)                                             87,568         61,691         66,447         55,783         50,983
   Average prices:
      Oil (Per Bbl)                                  $     17.44          11.98          16.97          17.54          15.07
      Gas (Per Mcf)                                  $      1.98           1.66           1.92           1.68           1.31
      NGLs (Per Bbl)                                 $     13.29           8.09          12.60          13.97          10.05
      Per Boe(6)                                     $     13.99          10.70          14.24          14.66          12.27
   Costs per Boe (6):
      Operating costs                                $      3.95           4.10           4.47           5.03           4.54
      Depreciation, depletion and amortization
         of oil and gas properties                   $      4.46           3.74           4.17           3.31           3.26
      General and administrative expenses            $      0.92           0.74           0.80           0.85           0.84


(1) Cash dividends per share are presented based on the combined amount of dividends paid by Devon, Santa Fe Snyder and Northstar in each year. The dividends per share are also based on the number of shares outstanding in each year assuming the Santa Fe Snyder merger and the Northstar combination had been consummated as of the beginning of the earliest year presented. Santa Fe Snyder did not pay any dividends in any of the years presented. Northstar did not pay any dividends in 1997, or in 1998 prior to the closing of the Northstar combination. Also, Northstar's dividends paid in 1996 and 1995 were at rates per share that were different from the rates paid by Devon in those years. Because of these facts, the cash dividends per share presented for 1995 through 1999 are not representative of the actual amounts paid by Devon on an historical basis. For the years 1999, 1998, 1997, 1996 and 1995, Devon's historical cash dividends per share were $0.20, $0.20, $0.20, $0.14 and $0.12, respectively.

(2) For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, (i) earnings consist of earnings before income taxes, plus fixed charges; (ii) fixed charges consist of interest expense, deferred effect of changes in foreign currency exchange rate on long-term debt, distributions on preferred securities of subsidiary trust, amortization of costs relating to indebtedness and the preferred securities of subsidiary trust, and one-third of rental expense estimated to be attributable to interest; and (iii) preferred stock dividends consist of the amount of pre-tax earnings required to pay dividends on the outstanding preferred stock. For the years 1999, 1998 and 1997, earnings were insufficient to cover combined fixed charges and preferred stock dividends by $205.3 million, $362.0 million and $346.0 million, respectively.




                               Page 5 of 79 pages

(3) Modified EBITDA represents earnings before interest (including deferred effect of changes in foreign currency exchange rate on subsidiary's long-term debt, and distributions on preferred securities of subsidiary trust), taxes, depreciation, depletion and amortization and reduction of carrying value of oil and gas properties.

(4) "Cash margin" equals total revenues less cash expenses. Cash expenses are all expenses other than the non-cash expenses of depreciation, depletion and amortization, deferred effect of changes in foreign currency exchange rate on subsidiary's long-term debt, reduction of carrying value of oil and gas properties and deferred income tax expense. Cash margin measures the net cash which is generated by a company's operations during a given period, without regard to the period such cash is actually physically received or spent by the company. This margin ignores the non-operational effect on a company's "net cash provided by operating activities", as measured by generally accepted accounting principles, from a company's activities as an operator of oil and gas wells. Such activities produce net increases or decreases in temporary cash funds held by the operator which have no effect on net earnings of the company.

(5) Modified EBITDA is presented because it is commonly accepted in the oil and gas industry as a financial indicator of a company's ability to service or incur debt. Cash margin is presented because it is commonly accepted in the oil and gas industry as a financial indicator of a company's ability to fund capital expenditures or service debt. Modified EBITDA and cash margin are also presented because investors routinely request such information. Management interprets the trends of modified EBITDA and cash margin in a similar manner as trends in net earnings.

     Modified EBITDA and cash margin should be used as supplements to, and not as substitutes for, net earnings and net cash provided by operating activities determined in accordance with generally accepted accounting principles as measures of Devon's profitability or liquidity. There may be operational or financial demands and requirements that reduce management's discretion over the use of modified EBITDA and cash margin. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this report. Modified EBITDA and cash margin may not be comparable to similarly titled measures used by other companies.

(6) Gas volumes are converted to Boe or MBoe at the rate of six Mcf of gas per barrel of oil, based upon the approximate relative energy content of natural gas and oil, which rate is not necessarily indicative of the relationship of oil and gas prices. The respective prices of oil, gas and NGLs are affected by market and other factors in addition to relative energy content.




                               Page 6 of 79 pages

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis addresses changes in Devon's financial condition and results of operations during the three year period of 1997 through 1999. Reference is made to "Selected Financial Data" and "Supplemental Consolidated Financial Statements" included elsewhere in this report.

OVERVIEW

         On August 29, 2000, Devon and Santa Fe Snyder Corporation ("Santa Fe Snyder") closed their merger that was previously announced on May 25, 2000. As of the merger closing date, Devon issued approximately 40.6 million shares of common stock. The merger added $1.4 billion of assets and $730.9 million of long-term debt and $492.7 million of other liabilities to Devon's pre-merger balance sheet as of the end of August 2000. As of December 31, 1999, the merger added 386.3 million Boe of reserves and 15.9 million net acres of undeveloped leasehold. The Santa Fe Snyder merger was accounted for under the pooling-of-interests method of accounting for business combinations. Accordingly, although the merger was not closed until 2000, Devon's results for the first eight months of 2000 and all fiscal years prior to 2000 have been restated to include the results of both Devon and Santa Fe Snyder as if the two companies had always been combined.

         On August 17, 1999, Devon and PennzEnergy Company ("PennzEnergy") closed their merger that was previously announced on May 20, 1999. In the merger, Devon issued approximately 21.5 million shares of common stock and assumed $1.6 billion of long-term debt and $0.7 billion of other liabilities. The merger added 396 million Boe of reserves, 13 million net acres of undeveloped leasehold and $3.2 billion of assets to Devon's balance sheet. This significantly expanded the scope of Devon's operations and moved Devon into the top ten of all U.S.-based independent oil and gas producers.

         The PennzEnergy merger was accounted for under the purchase method of accounting for business combinations. Therefore, Devon's 1999 results do not include any effect of PennzEnergy's operations prior to August 17, 1999.

         On May 5, 1999, Santa Fe Energy and Snyder Oil Company closed their merger that was previously announced on January 13, 1999. In the merger 15.3 million shares of Devon common stock (as adjusted for the Devon-Santa Fe Snyder pooling) were issued. Approximately $219.0 million of long-term debt and $216.8 million of other liabilities were assumed. The Snyder merger was accounted for under the purchase method of accounting for business combinations. Therefore, Devon's 1999 results do not include any effect of Snyder's operations prior to May 5, 1999.

         The PennzEnergy merger was completed less than a year after Devon's merger with Northstar Energy Corporation ("Northstar"). The December 10, 1998, combination of Devon and Northstar added 115 million Boe of proved reserves and
1.8 million undeveloped acres, all in Canada. The Northstar combination was accounted for under the pooling-of-interests method of accounting for business combinations. Accordingly, Devon's results for 1998 and prior years include the results of both Devon and Northstar as if the two had always been combined.

         On July 25, 1997, the stock of Monterey Resources, Inc. was distributed to the then shareholders of Santa Fe Energy through a tax-free distribution. Accordingly, Devon's 1997 consolidated results of operations only include the first seven months of Monterey's 1997 results.

         In addition to mergers, Devon's exploration, drilling and development efforts have also been significant contributors to Devon's growth over the three years from 1997 through 1999. Excluding the pooled results of Santa Fe Snyder for all periods, and excluding the pooled results of Northstar prior to December 1998, Devon has spent approximately $492 million in its exploration, drilling and development efforts from 1997 through 1999. These costs included drilling 1,154 wells, of which 1,065 were completed as producers.



                               Page 7 of 79 pages

         The impact of mergers and drilling activities include the following changes from 1997 to 1999. (The following changes are calculated using 1997's results without combining Santa Fe Snyder's results or Northstar's results, and the 1999 results include the effects of the added PennzEnergy operations for only the last 4 1/2 months of the year. The 1999 results do not include the combined pooled results of Santa Fe Snyder.)

         o Combined oil, gas and NGLs production increased 32.3 million Boe, or 160%.

         o Combined oil, gas and NGLs revenues increased $409.8 million, or 134%, during a period when the average combined price of oil, gas and NGLs fell by $1.53 per Boe, or 10%.

         o Net cash provided by operating activities increased $36.9 million, or 22%. Cash margin increased $210.9 million, or 116%.

         o     Net earnings increased $19.3 million, or 26%.

         o Production and operating expenses per Boe dropped $0.52 per Boe, or 19%.

         o Depreciation, depletion and amortization of oil and gas properties per Boe increased $0.58 per Boe, or 14%.

         o General and administrative expenses per Boe increased $0.39 per Boe, or 61%. However, Devon expects to eliminate a substantial part of this increase in costs per Boe in 2000 due to the termination at the end of 1999 of certain commitments inherited as part of the PennzEnergy merger.

         During 1999, Devon marked its eleventh anniversary as a public company. While Devon has consistently increased production over this eleven-year period, volatility in oil and gas prices has resulted in considerable variability in earnings and cash flows. Prices for oil, natural gas and NGLs are determined primarily by market conditions. Market conditions for these products have been, and will continue to be, influenced by regional and world-wide economic growth, weather and other factors that are beyond Devon's control. Devon's future earnings and cash flows will continue to depend on market conditions.

         Like all oil and gas production companies, Devon faces the challenge of natural production decline. As virgin pressures are depleted, oil and gas production from a given well naturally decreases. Thus, an oil and gas production company depletes part of its asset base with each unit of oil or gas it produces. Historically, Devon has been able to overcome this natural decline by adding, through drilling and acquisitions, more reserves than it produces. Devon's future growth, if any, will depend on its ability to continue to add reserves in excess of production.

         Because oil and gas prices are influenced by many factors outside of its control, Devon's management has focused its efforts on increasing oil and gas reserves and production and controlling expenses. Over its eleven year history as a public company, Devon has been able to significantly reduce its operating costs per unit of production. Devon's future earnings and cash flows are dependent on its ability to continue to contain operating costs at levels that allow for profitable production of its oil and gas reserves.



                               Page 8 of 79 pages

RESULTS OF OPERATIONS

         (The following discussion of Devon's results of operations from 1997 through 1999 include the restated results of Devon for the 2000 merger with Santa Fe Snyder and the 1998 combination with Northstar, both of which were accounted for using the pooling-of-interests method.)

         Devon's total revenues have risen from $994.2 million in 1997 to $1.2 billion in 1999. In each of these three years, oil, gas and NGLs sales accounted for over 94% of total revenues.

         Changes in oil, gas and NGLs production, prices and revenues from 1997 to 1999 are shown in the following tables. (Unless otherwise stated, all dollar amounts are expressed in U.S. dollars.)



                                                                TOTAL
                                 ----------------------------------------------------------------------
                                                         YEAR ENDED DECEMBER 31,
                                 ----------------------------------------------------------------------
                                                   1999                         1998
                                     1999        VS 1998         1998          VS 1997           1997
                                 -----------    ---------      ---------     ---------         --------
                                                    (ABSOLUTE AMOUNTS IN THOUSANDS)

PRODUCTION
  Oil (MBbls)................         31,756        +24%          25,628          (21)%          32,565
  Gas (MMcf).................        304,203        +54%         198,051           +6 %         186,239
  NGLs (MBbls)...............          5,111        +67%           3,054           +7 %           2,842
  Oil, gas and NGLs (MBoe)...         87,568        +42%          61,691           (7)%          66,447

REVENUES
  Per Unit of Production:
    Oil (per Bbl)............    $     17.44        +46%           11.98          (29)%           16.97
    Gas (per Mcf)............    $      1.98        +19%            1.66          (14)%            1.92
    NGLs (per Bbl)...........    $     13.29        +64%            8.09          (36)%           12.60
    Oil, gas and NGLs (per Boe)  $     13.99        +31%           10.70          (25)%           14.24

  Absolute:
    Oil......................    $   553,834        +80%         306,924          (44)%         552,525
    Gas......................    $   603,225        +84%         328,444           (8)%         357,559
    NGLs.....................    $    67,944       +175%          24,692          (31)%          35,820
                                 -----------                   ---------                       --------
    Oil, gas and NGLs........    $ 1,225,003        +86%         660,060          (30)%         945,904
                                 ===========                   =========                       ========



                               Page 9 of 79 pages


                                                              DOMESTIC
                                 --------------------------------------------------------------------
                                                       YEAR ENDED DECEMBER 31,
                                 --------------------------------------------------------------------
                                                 1999                        1998
                                    1999       VS 1998          1998        VS 1997            1997
                                 ---------    ---------      ---------     ---------         --------
                                                    (ABSOLUTE AMOUNTS IN THOUSANDS)

PRODUCTION
  Oil (MBbls)................       17,822        +45%         12,257          (48)%         23,500
  Gas (MMcf).................      221,061        +82%        121,419           +3 %        117,520
  NGLs (MBbls)...............        4,396        +78%          2,468           +3 %          2,396
  Oil, gas and NGLs (MBoe)...       59,062        +69%         34,962          (23)%         45,483

REVENUES
  Per Unit of Production:
    Oil (per Bbl)............    $   18.47        +50%          12.35          (28)%          17.14
    Gas (per Mcf)............    $    2.19        +14%           1.92          (15)%           2.27
    NGLs (per Bbl)...........    $   13.11        +63%           8.05          (36)%          12.49
    Oil, gas and NGLs
        (per Boe)............    $   14.75        +28%          11.56          (25)%          15.38

  Absolute:
    Oil......................    $ 329,162       +117%        151,386          (62)%        402,704
    Gas......................    $ 484,430       +108%        233,073          (43)%        266,918
    NGLs.....................    $  57,610       +190%         19,871          (34)%         29,938
                                 ---------                  ---------                      --------
    Oil, gas and NGLs........    $ 871,202       +115%        404,330          (42)%        699,560
                                 =========                  =========                      ========


                                                               CANADA
                                 --------------------------------------------------------------------
                                                       YEAR ENDED DECEMBER 31,
                                 --------------------------------------------------------------------
                                                1999                        1998
                                    1999       VS 1998          1998        VS 1997            1997
                                 ---------    ---------      ---------     ---------         --------
                                                  (ABSOLUTE AMOUNTS IN THOUSANDS)
PRODUCTION
  Oil (MBbls)................        5,178       (17)%           6,257          + 9%            5,728
  Gas (MMcf).................       73,561       +10%           67,158          +10%           60,795
  NGLs (MBbls)...............          700       +24%              566          +34%              423
  Oil, gas and NGLs (MBoe)...       18,138        +1%           18,016          +11%           16,284

REVENUES
  Per Unit of Production:
    Oil (per Bbl)............    $   14.71       +26%            11.72          (27)%           16.10
    Gas (per Mcf)............    $    1.45       +17%             1.24           (6)%            1.32
    NGLs (per Bbl)...........    $   14.33       +76%             8.16          (38)%           13.20
    Oil, gas and NGLs
        (per Boe)............    $   10.65       +19%             8.94          (18)%           10.95

  Absolute:
    Oil......................    $  76,171        +4%           73,338          (20)%          92,221
    Gas......................    $ 106,895       +29%           83,071           +3%           80,441
    NGLs.....................    $  10,034      +117%            4,621          (17)%           5,582
                                 ---------                   ---------                       --------
    Oil, gas and NGLs........    $ 193,100       +20%          161,030          (10)%         178,244
                                 =========                   =========                       ========



                                                            INTERNATIONAL
                                 --------------------------------------------------------------------
                                                        YEAR ENDED DECEMBER 31,
                                 --------------------------------------------------------------------
                                                 1999                        1998
                                    1999       VS 1998          1998        VS 1997            1997
                                 ---------    ---------      ---------     ---------         --------
                                                   (ABSOLUTE AMOUNTS IN THOUSANDS)
PRODUCTION
  Oil (MBbls)................        8,756         +23%          7,114           +113 %         3,337
  Gas (MMcf).................        9,581          +1%          9,474            +20 %         7,924
  NGLs (MBbls)...............           15         (25)%            20            (13)%            23
  Oil, gas and NGLs (MBoe)...       10,368         +19%          8,713            +86 %         4,681

REVENUES
  Per Unit of Production:
    Oil (per Bbl)............    $   16.96         +47%          11.55           (33)%          17.26
    Gas (per Mcf)............    $    1.24          (5)%          1.30            +1 %           1.29
    NGLs (per Bbl)...........    $   20.00        +100%          10.00           (23)%          13.04
    Oil, gas and NGLs
     (per Boe)...............    $   15.50         +43%          10.87           (25)%          14.55

  Absolute:
    Oil......................    $ 148,501         +81%         82,200            +43 %        57,600
    Gas......................    $  11,900          (3)%        12,300            +21 %        10,200
    NGLs.....................    $     300         +50%            200            (33)%           300
                                 ---------                   ---------                       --------
    Oil, gas and NGLs........    $ 160,701         +70%         94,700           +39 %         68,100
                                 =========                   =========                       ========




                              Page 10 of 79 pages

         OIL REVENUES 1999 VS. 1998 Oil revenues increased $246.9 million in 1999. Oil revenues increased $173.5 million due to a $5.46 per barrel increase in the average price of oil in 1999. An increase in 1999's production of 6.1 million barrels caused oil revenues to increase by $73.4 million. The August 1999 PennzEnergy merger added 5.3 million barrels of production during the last 4 1/2 months of 1999, and the Snyder merger (the May 1999 merger between Santa Fe Energy Resources, Inc. and Snyder Oil Company that formed Santa Fe Snyder) added 1.1 million barrels of production during the last seven months of 1999. This increase was partially offset by a 0.3 million barrel decline in 1999 production from Devon's other properties.

         1998 VS. 1997 Oil revenues decreased $245.6 million in 1998. An average price decline of $4.99 per barrel reduced revenues by $127.9 million. A 6.9 million barrel decrease in 1998's production caused oil revenues to drop by $117.7 million. The production decline in 1998 was primarily due to the effect of the spin-off of Monterrey Resources, Inc., a former subsidiary of Santa Fe Snyder ("the Monterrey Spin-Off") in 1997. Production volumes for the first seven months of 1997 prior to the spin-off included 10.7 million barrels attributed to Monterrey. The volumes lost from the Monterey Spin-Off were partially offset in 1998 by increased international production in Indonesia, Gabon and Argentina. International oil production increased 3.8 million barrels in 1998.

         GAS REVENUES 1999 VS. 1998 Gas revenues increased $274.8 million in 1999. A 106.2 Bcf increase in production in 1999 added $176.0 million of gas revenues compared to 1998. A $0.32 per Mcf increase in the average gas price in 1999 contributed $98.8 million of the increase in gas revenues.

         The largest contributor to the 1999 production increase was production added by the PennzEnergy and Snyder mergers. The PennzEnergy properties added
55.5 Bcf of production during the 4 1/2 months following the PennzEnergy merger. The Snyder properties added 36.9 Bcf of production during the last seven months following the May 1999 Snyder merger. A 6.4 Bcf increase in Devon's Canadian gas production also contributed to the increase in 1999 gas production. The Canadian gas production increase was primarily the result of two 1998 acquisitions.

         Gas production from Devon's historical domestic properties also increased 7.3 Bcf in 1999. This included a 3.9 Bcf increase in production from Devon's San Juan Basin coal seam gas properties. These properties produced 23.8 Bcf of gas in 1999 compared to 19.9 Bcf in 1998. This increase was largely the result of a program of mechanical improvements implemented at the Northeast Blanco Unit coal seam gas property during 1998.

         1998 VS. 1997 Gas revenues decreased $29.1 million in 1998. An average price decline of $0.26 per Mcf reduced revenues by $51.8 million. This was partially offset by higher production in 1998. A production increase of 11.8 Bcf in 1998 added gas revenues of $22.7 million. The production increase was primarily attributable to Canadian production, which increased 6.4 Bcf in 1998. This increase was largely caused by a March 1997 acquisition that added a full twelve months of production in 1998 compared to only nine months of production in 1997. Domestic production increased 3.9 Bcf in 1998, of which 2.3 Bcf was due to increased production from the San Juan Basin coal seam gas properties. These properties produced 19.9 Bcf in 1998 compared to 17.6 Bcf in 1997. The majority of the production gains realized in 1998 were the result of improvements at the Northeast Blanco Unit property.

         NGLS REVENUES 1999 VS. 1998 NGLs revenues increased $43.3 million in 1999. An increase in 1999's average price of $5.20 per barrel caused NGLs revenues to increase $26.7 million. A production increase of 2.1 million barrels in 1999 caused revenues to increase $16.6 million. Production from the PennzEnergy properties for the last 4 1/2 months of 1999 accounted for 1.7 million barrels of the 1999 increase.

         1998 VS. 1997 NGLs revenues decreased $11.1 million in 1998. An average price decline of $4.51 per barrel caused revenues to drop by $13.8 million. This decline was slightly offset by production increases of 212,000 barrels. Such production gains added $2.7 million of revenues in 1998.

         OTHER REVENUES 1999 VS. 1998 Other revenues decreased $3.7 million in 1999. Other revenues in 1998 included $8.8 million of one-time revenues recognized by Northstar in 1998 from terminations of certain management



                              Page 11 of 79 pages
agreements and gas contracts, and $4.7 million of interest income from federal income tax audits recognized by Santa Fe Snyder. In comparing 1999 to 1998, these nonrecurring revenues in 1998 more than offset increases of $9.8 million in 1999 from other sources of other revenues, including dividend income, other interest income and third-party gas processing revenues. Other revenues in 1999 included $6.7 million of dividend income in the last 4 1/2 months of the year from the 7.1 million shares of Chevron Corporation common stock acquired by Devon in the PennzEnergy merger.

         1998 VS. 1997 Other revenues decreased $24.0 million in 1998. This decrease was primarily due to Northstar's $29.4 million of gains from asset sales in 1997 which did not recur in 1998, partially offset by the $4.7 million of interest income recorded in 1998 related to federal income tax audits and $0.7 million of other miscellaneous increases in other revenue sources.

         EXPENSES The details of the changes in pre-tax expenses between 1997 and 1999 are shown in the table below.


                                                                                    YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------------------------
                                                                                1999                       1998
                                                                 1999         VS 1998        1998        VS 1997        1997
                                                              ----------     ---------    ----------   ----------    ----------
                                                                                (ABSOLUTE AMOUNTS IN THOUSANDS)
Absolute:
  Production and operating expenses:
    Lease operating expenses..............................    $  303,248        +32%         229,884       (14)%        266,197
    Production taxes......................................        42,355        +86%          22,816       (26)%         31,027
  Depreciation, depletion and amortization of
    oil and gas properties................................       390,117        +69%         230,419       (17)%        276,977
  Amortization of goodwill................................        16,111        N/A               --        --               --
                                                              ----------                  ----------                 ----------
      Subtotal............................................       751,831        +56%         483,119       (16)%        574,201

  Depreciation and amortization of non-oil and
    gas properties........................................        16,258        +28%          12,725       +46 %          8,731
  General and administrative expenses.....................        80,645        +77%          45,454       (14)%         53,081
  Expenses related to mergers.............................        16,800        +28%          13,149       N/A               --
  Interest expense........................................       109,613       +152%          43,532        +5%          41,488
  Deferred effect of changes in foreign currency
    exchange rate on subsidiary's long-term debt..........       (13,154)       N/A           16,104      +175%           5,860
  Distributions on preferred securities of
    subsidiary trust......................................         6,884        (29)%          9,717        --            9,717
  Reduction of carrying value of oil and gas
    properties............................................       476,100        +13%         422,500       (34)%        641,314
                                                              ----------                  ----------                 ----------
      Total...............................................    $1,444,977        +38%       1,046,300       (22)%      1,334,392
                                                              ==========                  ==========                 ==========

Per Boe:
  Production and operating expenses:
    Lease operating expenses..............................    $     3.46         (7)%           3.72        (7)%           4.01
    Production taxes......................................          0.48        +30%            0.37       (20)%           0.46
  Depreciation, depletion and amortization of
    oil and gas properties................................          4.46        (38)%           3.74       (10)%           4.17
  Amortization of goodwill................................          0.18        N/A               --        --               --
                                                              ----------                  ----------                 ----------
      Subtotal............................................          8.58        +10%            7.83        (9)%           8.64
  Depreciation and amortization of non-oil and
    gas properties(1).....................................          0.19        (10)%           0.21       +62%            0.13
  General and administrative expenses(1)..................          0.92        +24%            0.74        (8)%           0.80
  Expenses related to prior mergers(1)....................          0.19        (10)%           0.21       N/A               --
  Interest expense(1).....................................          1.25        +79%            0.70       +13%            0.62
  Deferred effect of changes in foreign currency
    exchange rate on subsidiary's long-term debt(1).......         (0.15)       N/A             0.26      +188%            0.09
  Distributions on preferred securities of
    subsidiary trust(1)...................................          0.08        (50)%           0.16        +7%            0.15
  Reduction of carrying value of oil and gas
    properties(1).........................................          5.44        (21)%           6.85       (29)%           9.65
                                                              ----------                  ----------                 ----------
     Total................................................    $    16.50         (3)%          16.96       (16)%          20.08
                                                              ==========                  ==========                 ==========


(1) Though per Boe amounts for these expense items may be helpful for profitability trend analysis, these expenses are not directly attributable to production volumes.




                              Page 12 of 79 pages

         PRODUCTION AND OPERATING EXPENSES The details of the changes in production and operating expenses between 1997 and 1999 are shown in the table below.




                                                                                     TOTAL
                                                         ---------------------------------------------------------------
                                                                              YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------------------------------
                                                                           1999                     1998
                                                            1999         VS 1998      1998         VS 1997        1997
                                                         ---------     ----------  ----------    ----------   ----------
                                                                         (ABSOLUTE AMOUNTS IN THOUSANDS)
Absolute:
  Recurring lease operating expenses                     $ 295,478          +33%      222,639          (14)%     260,258
  Well workover expenses                                     7,770           +7%        7,245          +22%        5,939
  Production taxes                                          42,355          +86%       22,816          (26)%      31,027
                                                         ---------                 ----------                 ----------
     Total production and operating expenses             $ 345,603          +37%      252,700          (15)%     297,224
                                                         =========                 ==========                 ==========


Per Boe
  Recurring lease operating expenses                     $    3.37           (7)%        3.61           (8)%        3.92
  Well workover expenses                                      0.09          (18)%        0.11          +22 %        0.09
  Production taxes                                            0.48          +30%         0.37          (20)%        0.46
                                                         ---------                 ----------                 ----------
     Total production and operating expenses             $    3.94           (4)%        4.09           (9)%        4.47
                                                         =========                 ==========                 ==========




                                                                                    DOMESTIC
                                                         ---------------------------------------------------------------
                                                                            YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------------------------------
                                                                          1999                      1998
                                                            1999        VS 1998       1998         VS 1997       1997
                                                         ---------     ----------  ----------    ----------   ----------
                                                                       (ABSOLUTE AMOUNTS IN THOUSANDS)

Absolute:
  Recurring lease operating expenses                     $ 186,592         +49%       125,374           (34)%    189,038
  Well workover expenses                                     6,425         +19%         5,400           +23%       4,374
  Production taxes                                          40,592         +95%        20,855           (28)%     29,046
                                                         ---------                 ----------                 ----------
     Total production and operating expenses             $ 233,609         +54%       151,629           (32)%    222,458
                                                         =========                 ==========                 ==========


Per Boe:
  Recurring lease operating expenses                     $    3.16         (12)%         3.59           (14)%       4.16
  Well workover expenses                                      0.11         (27)%         0.15           +67%        0.09
  Production taxes                                            0.69          15%          0.60            (6)%       0.64
                                                         ---------                 ----------                 ----------
     Total production and operating expenses             $    3.96          (9)%         4.34           (11)%       4.89
                                                         =========                 ==========                 ==========



                                                                                     CANADA
                                                         ---------------------------------------------------------------
                                                                             YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------------------------------
                                                                          1999                      1998
                                                            1999        VS 1998       1998         VS 1997       1997
                                                         ---------     ----------  ----------    ----------   ----------
                                                                           (ABSOLUTE AMOUNTS IN THOUSANDS)
Absolute:
  Recurring lease operating expenses                     $  48,891          +5%        46,634           +12%      41,769
  Well workover expenses                                       940         (26)%        1,276           +26%       1,016
  Production taxes                                           1,363         (18)%        1,661            +5%       1,581
                                                         ---------                 ----------                 ----------
     Total production and operating expenses             $  51,194          +3%        49,571           +12%      44,366
                                                         =========                 ==========                 ==========


Per Boe:
  Recurring lease operating expenses                     $    2.70          +4%          2.59            +1%        2.56
  Well workover expenses                                      0.05         (29)%         0.07           +17%        0.06
  Production taxes                                            0.07         (22)%         0.09           (10)%       0.10
                                                         ---------                 ----------                 ----------
     Total production and operating expenses             $    2.82          +3%          2.75            +1%        2.72
                                                         =========                 ==========                 ==========




                                                                           INTERNATIONAL
                                                         ---------------------------------------------------------------
                                                                      YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------------------------------
                                                                          1999                     1998
                                                           1999          VS 1998      1998        VS 1997        1997
                                                         ---------     ----------  ----------    ----------   ----------
                                                                           (ABSOLUTE AMOUNTS IN THOUSANDS)

Absolute:
  Recurring lease operating expenses                     $  59,995        +18 %        50,631         +72%        29,451
  Well workover expenses                                       405        (29)%           569          +4%           549
  Production taxes                                             400        +33 %           300         (25)%          400
                                                         ---------                 ----------                 ----------
     Total production and operating expenses             $  60,800        +18 %        51,500         +69%        30,400
                                                         =========                 ==========                 ==========


Per Boe:
  Recurring lease operating expenses                     $    5.79         -- %          5.81          (8)%         6.29
  Well workover expenses                                      0.04       (43)%           0.07         (42)%         0.12
  Production taxes                                            0.03         -- %          0.03         (62)%         0.08
                                                         ---------                 ----------                 ----------
     Total production and operating expenses             $    5.86        (1)%           5.91          (9)%         6.49
                                                         =========                 ==========                 ==========




                              Page 13 of 79 pages

         1999 VS. 1998 Recurring lease operating expenses increased $72.8 million, or 33%, in 1999. Domestic expenses increased $61.2 million in 1999 due to $55.8 million of expenses for the last 4 1/2 months of the year from the PennzEnergy properties, and $17.7 million of expenses for the last seven months of the year from the Snyder properties. Other than the added costs from the PennzEnergy and Snyder properties, recurring expenses on Devon's other domestic properties dropped $12.3 million in 1999. Efficiencies achieved in certain of Devon's oil producing properties contributed a substantial portion of this cost reduction.

         The majority of Devon's production taxes are assessed on its onshore domestic properties. In the U.S., most of the production taxes are based on a fixed percentage of revenues. Therefore, the 115% increase in domestic oil, gas and NGLs revenues was the primary cause of the 95% increase in domestic production taxes. Production taxes did not increase proportionately to the increase in revenues. This was primarily due to the addition in 1999 of gas revenues from offshore Gulf of Mexico properties acquired in the PennzEnergy merger. Revenues generated from such offshore properties do not incur state production taxes.

         1998 VS. 1997 Recurring lease operating expenses decreased $37.6 million, or 14%, in 1998. This was due to the $70.1 million of recurring expenses incurred in the first seven months of 1997 on the Monterey properties prior to the Monterey Spin-Off. Excluding the effect of the Monterey Spin-Off, recurring lease operating expenses increased $32.5 million in 1998. The majority of this increase was in the International division, where recurring expenses increased $21.1 million in 1998. The increase in International expenses was attributable to the 86% increase in International production in 1998

         As previously stated, most of the U.S. production taxes are based on a fixed percentage of revenues. Therefore, the 42% drop in 1998 domestic oil, gas and NGLs revenues was the primary cause of the 28% decrease in domestic production taxes.

         DEPRECIATION, DEPLETION AND AMORTIZATION ("DD&A") Devon's largest recurring non-cash expense is DD&A. DD&A of oil and gas properties is calculated as the percentage of total proved reserve volumes produced during the year, multiplied by the net capitalized investment in those reserves including estimated future development costs (the "depletable base"). Generally, if reserve volumes are revised up or down, then the DD&A rate per unit of production will change inversely. However, if the depletable base changes, then the DD&A rate moves in the same direction. The per unit DD&A rate is not affected by production volumes. Absolute or total DD&A, as opposed to the rate per unit of production, generally moves in the same direction as production volumes. Oil and gas property DD&A is calculated separately on a country-by-country basis.

         1999 VS. 1998 Oil and gas property related DD&A increased $159.7 million, or 69%, in 1999. Oil and gas property related DD&A expense increased $96.7 million due to the 42% increase in oil, gas and NGLs production in 1999. Oil and gas property related DD&A increased $63.0 million due to an increase in the consolidated DD&A rate. The consolidated DD&A rate increased from $3.74 per Boe in 1998 to $4.46 per Boe in 1999. The 1999 rate of $4.46 per Boe was a blended rate of before and after the PennzEnergy and Snyder mergers.

         Non-oil and gas property DD&A increased $3.5 million in 1999 compared to 1998. Depreciation of the non-oil and gas properties acquired in the PennzEnergy and Snyder mergers and depreciation of Devon's new Wyoming gas pipeline and gathering system, accounted for the increase in 1999's expense.

         1998 VS. 1997 Oil and gas property related DD&A decreased $46.6 million, or 17%, in 1998. A 10% drop in the consolidated DD&A rate per Boe from $4.16 in 1997 to $3.74 in 1998 reduced 1998's DD&A expense by $26.8 million. The $641.3 million reduction in the carrying value of oil and gas properties recorded at the end of 1997 was the primary cause of the drop in the 1998 DD&A rate. Also, the 7% decrease in combined oil, gas and NGLs production in 1998 caused oil and gas property related DD&A expense to drop by $19.8 million in 1998.

         AMORTIZATION OF GOODWILL In connection with the PennzEnergy merger, Devon recorded $338.9 million of goodwill. The goodwill recorded was allocated $312.0 million to domestic properties and $26.9 million to international



                              Page 14 of 79 pages
properties. The goodwill is being amortized using the units-of-production method. Substantially all of the $16.1 million of amortization recognized in 1999 was related to the domestic balance.

         GENERAL AND ADMINISTRATIVE EXPENSES ("G&A") Devon's net G&A consists of three primary components. The largest of these components is the gross amount of expenses incurred for personnel costs, office expenses, professional fees and other G&A items. The gross amount of these expenses is partially reduced by two offsetting components. One is the amount of G&A capitalized pursuant to the full cost method of accounting. The other is the amount of G&A reimbursed by working interest owners of properties for which Devon serves as the operator. These reimbursements are received during both the drilling and operational stages of a property's life. The gross amount of G&A incurred, less the amounts capitalized and reimbursed, is recorded as net G&A in the consolidated statements of operations. See following table for a summary of G&A expenses by component.


                                                       TOTAL
                              -------------------------------------------------------------
                                                YEAR ENDED DECEMBER 31,
                              -------------------------------------------------------------
                                               1999                      1998
                                 1999         VS 1998       1998       VS 1997       1997
                              ---------      --------    --------     ---------    --------
                                                    (IN THOUSANDS)
Gross G&A................     $ 150,441        +57%        95,589         (5)%      100,932
Capitalized G&A..........       (28,878)       +95%       (14,812)        +2%       (14,475)
Reimbursed G&A...........       (40,918)       +16%       (35,323)        +6%       (33,376)
                              ---------                  --------                  --------
  Net G&A................     $  80,645        +77%        45,454        (14)%       53,081
                              =========                  ========                  =========

         1999 VS. 1998 Net G&A increased $35.2 million in 1999. Gross G&A increased $54.9 million in 1999. Included in the increase in gross expenses were $36.7 million of expenses related to 4 1/2 months of the PennzEnergy operations. The PennzEnergy amounts included $4.4 million of nonrecurring retention bonuses paid to certain PennzEnergy employees as an inducement to remain with Devon for two months following the merger closing.

         G&A was lowered $14.1 million due to an increase in the amount capitalized as part of oil and gas properties. The 1999 amount capitalized included $5.5 million related to the PennzEnergy operations for the last 4 1/2 months of the year. G&A was also reduced by a $5.6 million increase in the amount of reimbursements on operated properties. The 1999 reimbursements received from the PennzEnergy properties were $6.0 million.

         1998 VS. 1997 Net G&A decreased $7.6 million in 1998. Gross G&A decreased $5.3 million in 1998. These decreases were due to the expenses incurred in the first seven months of 1997 on the Monterey properties prior to the Monterey Spin-Off. Through July 1997, gross G&A related to these properties was $10.0 million, and net G&A on such properties was $7.1 million.

         EXPENSES RELATED TO MERGERS Approximately $16.8 million of expenses were incurred by Santa Fe Snyder in 1999 related to the Snyder merger. These costs included $14.4 million related to compensation plans and other benefits, and $1.9 million of severance and relocation costs. The $16.8 million of costs related to the operations and employees of the former Santa Fe Energy Resources, Inc., not those of the former Snyder Oil Corporation. Therefore, the costs were required to be expensed as opposed to capitalized as part of the Snyder merger.

          Approximately $13.1 million of expenses were incurred in 1998 in connection with the Northstar combination. These expenses consisted primarily of investment bankers' fees, legal fees and costs of printing and distributing the proxy statement to shareholders. The pooling-of-interests method of accounting for business combinations requires such costs to be expensed as opposed to capitalized as costs of the transaction.

         INTEREST EXPENSE 1999 VS. 1998 Interest expense increased $66.1 million in 1999. An increase in the average debt balance outstanding from $588.3 million in 1998 to $1.5 billion in 1999 caused interest expense to increase by $69.9 million. The average interest rate on outstanding debt decreased from 7.3% in 1998 to 7.0% in 1999. This rate decrease caused interest expense to decrease $4.9 million in 1999. Other items included in interest expense that are not related to the debt balance outstanding, such as facility and agency fees, amortization of costs and other miscellaneous items, were $1.1 million higher in 1999 compared to 1998.



                              Page 15 of 79 pages

         1998 VS. 1997 Interest expense increased $2.0 million, or 5%, in 1998. The average debt balance increased from $461.2 million in 1997 to $588.3 million in 1998. This increase in the debt outstanding caused interest expense to increase $10.2 million. The average interest rate decreased from 8.0% in 1997 to 7.3% in 1998. The decrease in 1998's average rate caused a $4.0 million decrease in interest expense. Interest expense in 1998 also decreased due to the fact that 1997's interest expense included a $3.3 million "make-whole" payment related to the early retirement of debt. Other items included in interest expense that are not related to the balance of debt outstanding, such as facility and agency fees, amortization of costs and other miscellaneous items, were $0.9 million lower in 1998 compared to 1997.

         DEFERRED EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATE ON SUBSIDIARY'S LONG-TERM DEBT Prior to January 2000, Northstar had certain fixed rate senior notes which were denominated in U.S. dollars. Changes in the exchange rate between the U.S. dollar and the Canadian dollar from the dates the notes were issued to the dates of repayment increased or decreased the expected amount of Canadian dollars eventually required to repay the notes. Such changes in the Canadian dollar equivalent balance of the debt are required to be included in determining net earnings for the period in which the exchange rate changes. In mid-January 2000, the U.S. dollar denominated notes were retired prior to maturity with cash on hand and borrowings under Devon's long-term credit facilities.

         1999 VS. 1998 The rate of converting Canadian dollars to U.S. dollars increased from $0.6535 at the end of 1998 to $0.6929 at the end of 1999. The balance of Northstar's U.S. dollar denominated notes remained constant at $225 million throughout 1999. The higher conversion rate on the $225 million of debt reduced the Canadian dollar equivalent of debt recorded by Northstar at the end of 1999. Therefore, a $13.2 million reduction to expenses was recorded in 1999.

         1998 VS. 1997 The principal balance of Northstar's U.S. dollar denominated notes increased from $135 million at the end of 1997 to $225 million at the end of 1998. The rate of converting Canadian dollars to U.S. dollars decreased from $0.6997 at the end of 1997 to $0.6535 at the end of 1998. The combination of these factors caused $16.1 million to be recorded as an expense in 1998.

         DISTRIBUTIONS ON PREFERRED SECURITIES OF SUBSIDIARY TRUST As discussed in Note 9 to the consolidated financial statements included elsewhere herein, Devon, through its affiliate Devon Financing Trust, completed the issuance of $149.5 million of 6.5% Trust Convertible Preferred Securities ("TCP Securities") in July 1996. The TCP Securities had a maturity date of June 15, 2026. However, in October 1999, Devon issued notice to the holders of the TCP Securities that it was exercising its right to redeem such securities on November 30, 1999. Substantially all of the holders of the TCP Securities elected to exercise their conversion rights instead of receiving the redemption cash value. As a result, all but 950 of the 2.99 million units of TCP Securities were exchanged for shares of Devon common stock. As a result, Devon issued approximately 4.9 million shares of common stock for substantially all of the outstanding units of TCP Securities. The redemption price for the 950 units redeemed was approximately $50,000.

         1999 VS. 1998 The TCP Securities distributions in 1999 were $6.9 million compared to $9.7 million in 1998. Substantially all of the TCP Securities were exchanged for shares of Devon common stock on November 30, 1999. Therefore, there was no fourth quarter 1999 distribution on the exchanged TCP Securities.

         1998 VS. 1997 Distributions on the TCP Securities were $9.7 million in both 1998 and 1997.

         REDUCTION OF CARRYING VALUE OF OIL AND GAS PROPERTIES Under the full cost method of accounting, the net book value of oil and gas properties, less related deferred income taxes, may not exceed a calculated "ceiling." The ceiling limitation is the discounted estimated after-tax future net revenues from proved oil and gas properties. The ceiling is imposed separately by country. In calculating future net revenues, current prices and costs are generally held constant indefinitely. The net book value, less deferred tax liabilities, is compared to the ceiling on a quarterly and annual basis. Any excess of the net book value, less deferred taxes, is written off as an expense.



                              Page 16 of 79 pages

         During 1999, 1998 and 1997, Devon reduced the carrying value of its oil and gas properties by $476.1 million, $422.5 million and $641.3 million, respectively, due to the full cost ceiling limitations. The after-tax effect of these reductions in 1999, 1998 and 1997 were $309.7 million, $280.8 million and $408.2 million, respectively.

         INCOME TAXES 1999 VS. 1998 Devon's 1999 financial tax benefit rate was 25% of loss before income tax benefit. This rate was lower than the statutory federal tax rate of 35% due to the effect of goodwill amortization that is not deductible for income tax purposes and the effect of foreign income taxes. The 1998 financial tax benefit rate was 35%.

         1998 VS. 1997 The 1998 financial tax benefit rate was 35%. The 1997 financial tax benefit rate was 37%. This rate was higher than the statutory federal tax rate of 35% primarily due to the effect of foreign income taxes.

CAPITAL EXPENDITURES, CAPITAL RESOURCES AND LIQUIDITY

         The following discussion of capital expenditures, capital resources and liquidity should be read in conjunction with the supplemental consolidated statements of cash flows included elsewhere in this report.

         CAPITAL EXPENDITURES Approximately $883.4 million was spent in 1999 for capital expenditures, of which $784.9 million was related to the acquisition, drilling or development of oil and gas properties and $69.3 million was spent on the gas gathering and processing project in Wyoming. These amounts compare to 1998 total expenditures of $712.8 million ($704.6 million of which was related to oil and gas properties) and 1997 total expenditures of $726.9 million ($713.7 million of which was related to oil and gas properties.)

         OTHER CASH USES Devon's common stock dividends were $12.7 million, $7.3 million and $6.4 million in 1999, 1998 and 1997, respectively. Devon also paid $3.7 million of preferred stock dividends in the last 4 1/2 months of 1999 following the PennzEnergy merger and $8.5 million of such dividends in 1997.

         CAPITAL RESOURCES AND LIQUIDITY Net cash provided by operating activities ("operating cash flow") has historically been the primary source of Devon's capital and short-term liquidity. Operating cash flow was $532.3 million, $334.5 million and $530.2 million in 1999, 1998 and 1997, respectively. The trends in operating cash flow during these periods have generally followed those of the various revenue and expense items previously discussed.

         In addition to operating cash flow, Devon's credit lines and the private placement of long-term debt have been an important source of capital and liquidity. In 1999, debt repayments exceeded borrowings by $144.7 million. During the years 1998 and 1997, long-term debt borrowings exceeded repayments by $264.2 million and $245.4 million, respectively.

         Prior to the August 2000 merger, Devon and Santa Fe Snyder each had their own unsecured credit facilities under which a combined total of $645.1 million was borrowed as of December 31, 1999. Devon's credit facilities prior to the merger aggregated $750 million, with $475 million in a U.S. facility and $275 million in a Canadian facility. These Devon credit facilities were entered into in October 1999. Santa Fe Snyder's credit facilities prior to the merger aggregated $600 million.

         Concurrent with the closing of the Santa Fe Snyder merger on August 29, 2000, Devon entered into new unsecured long-term credit facilities aggregating $1 billion (the "Credit Facilities"). The Credit Facilities replaced the prior separate facilities of Devon and Santa Fe Snyder. The Credit Facilities include a U.S. facility of $725 million (the "U.S. Facility") and a Canadian facility of $275 million (the "Canadian Facility").

         The $725 million U.S. Facility consists of a Tranche A facility of $200 million and a Tranche B facility of $525 million. The Tranche B facility can be increased to as high as $625 million and reduced to as low as $425 million by reallocating the amount available between the Tranche B facility and the Canadian Facility. The Tranche A facility matures on October 15, 2004. Devon may borrow funds under the Tranche B facility until August 28, 2001 (the "Tranche B Revolving Period"). Devon may request that the Tranche B Revolving Period be extended an additional 364 days by notifying the agent bank of such request between 30 and 60 days prior to the end of the Tranche B Revolving Period. Debt borrowed under the Tranche B facility matures two years and one day following the end of the Tranche B Revolving Period.




                              Page 17 of 79 pages

         Devon may borrow funds under the $275 million Canadian Facility until August 28, 2001 (the "Canadian Facility Revolving Period"). As disclosed in the prior paragraph, the Canadian Facility can be increased to as high as $375 million and reduced to as low as $175 million by reallocating the amount available between the Tranche B facility and the Canadian Facility. Devon may request that the Canadian Facility Revolving Period be extended an additional 364 days by notifying the agent bank of such request between 45 and 90 days prior to the end of the Canadian Facility Revolving Period. Debt outstanding as of the end of the Canadian Facility Revolving Period is payable in semi-annual installments of 2.5% each for the following five years, with the final installment due five years and one day following the end of the Canadian Facility Revolving Period.

         Amounts borrowed under the Credit Facilities bear interest at various fixed rate options that Devon may elect for periods up to six months. Such rates are generally less than the prime rate, and are tied to margins determined by Devon's corporate credit ratings. Devon may also elect to borrow at the prime rate. The Credit Facilities provide for an annual facility fee of $0.9 million that is payable quarterly.

         Another significant source of liquidity in 1999 was the $402 million received from the sale of approximately 10.3 million shares of Devon's common stock in a public offering. The proceeds were primarily used to retire $350 million of long-term debt in the fourth quarter of 1999. The retired debt, which Devon assumed in the PennzEnergy merger, had an average interest rate of 10% per year. Also, Santa Fe Snyder raised $108 million in 1999 from an equity offering of its common stock following its merger with Snyder.

YEAR 2000 STATUS

         Devon's company-wide Year 2000 Project ("the Project") was completed on schedule. The Project addressed the "Year 2000" issue caused by computer programs being written utilizing two digits rather than four to define an applicable year. Total costs related to the Project were approximately $3.0 million, of which $1.5 million related to capital items and $1.5 million to expense items.

         During the rollover from December 31, 1999 to January 1, 2000, Devon followed a Year 2000 rollover plan for reporting, documenting and remediating Year 2000 errors. These plans included such tasks as on-site testing and verification of systems at January 1, 2000. Currently, there have been no business-critical failures reported due to Year 2000 errors. However, there were two failures reported for non-critical systems, both of which were remedied by vendor-supplied corrections by January 4, 2000.

         Devon will continue to monitor systems for errors due to Year 2000 failures through the processing of leap year related data. Devon does not expect to incur significant operational problems due to the Year 2000 issue. However, if all Year 2000 issues are not properly and timely identified, assessed, remediated and tested, there can be no assurances that the Year 2000 issue will not materially impact Devon's results of operations or adversely affect its relationships with customers, vendors, or others. Additionally, there can be no assurance that the Year 2000 issues of other entities will not have a material impact on Devon's systems or results of operations.

         IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS NOT YET ADOPTED In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), and in June 2000 issued SFAS 138, which amended certain provisions of SFAS 133. SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative (that is gains and losses) depends on the intended use of the derivative and whether it qualifies as a hedge. A subsequent pronouncement, SFAS 137, was issued in July, 1999 that delayed the effective date of SFAS 133 until fiscal years beginning after June 15, 2000. Devon plans to adopt the provision of SFAS 133, as amended, in the first quarter of the year ending December 31, 2001, and is currently evaluating the effects of this pronouncement.





                              Page 18 of 79 pages

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The primary objective of the following information is to provide forward-looking quantitative and qualitative information about Devon's potential exposure to market risks. The term "market risk" refers to the risk of loss arising from adverse changes in oil and gas prices, interest rates and foreign currency exchange rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how Devon views and manages its ongoing market risk exposures. All of Devon's market risk sensitive instruments were entered into for purposes other than trading.

         COMMODITY PRICE RISK Devon's major market risk exposure is in the pricing applicable to its oil and gas production. Realized pricing is primarily driven by the prevailing worldwide price for crude oil and spot market prices applicable to its U.S. and Canadian natural gas production. Pricing for oil and gas production has been volatile and unpredictable for several years.

         Devon periodically enters into financial hedging activities with respect to a portion of its projected oil and natural gas production through financial price swaps whereby Devon will receive a fixed price for its production and pay a variable market price to the contract counterparty. These financial hedging activities are intended to support oil and natural gas prices at targeted levels and to manage Devon's exposure to oil and gas price fluctuations. Realized gains or losses from the settlement of these financial hedging instruments are recognized in oil and gas sales when the associated production occurs. The gains and losses realized as a result of these hedging activities are substantially offset in the cash market when the hedged commodity is delivered. Devon does not hold or issue derivative instruments for trading purposes.

         As of year-end 1999, Devon had financial gas price hedging instruments in place which represented approximately 18 Bcf, 13 Bcf and 3 Bcf of gas production in the years 2000, 2001 and 2002, respectively. Also, as of year-end 1999, Devon had various "price collars" in effect for 11,700 barrels of oil production per day in the year 2000.

         Devon uses a sensitivity analysis technique to evaluate the hypothetical effect that changes in the market value of oil and gas may have on the fair value of its commodity hedging instruments. At December 31, 1999, a 10% increase in the underlying commodities' prices would have reduced the fair value of Devon's commodity hedging instruments by $7.7 million.

         In addition to the commodity hedging instruments described above, Devon also manages its exposure to gas price risks by periodically entering into fixed-price gas contracts. All of Devon's existing fixed-price contracts relate to its Canadian gas production. For each of the years of 2000 through 2004, Devon's fixed-price gas contracts cover approximately 17 Bcf, 12 Bcf, 10 Bcf, 6 Bcf and 6 Bcf of production, respectively. Devon also has Canadian gas volumes subject to fixed-price contracts in the years from 2005 through 2016, but the yearly volumes are less than 6 Bcf.

         In addition to the fixed-price gas contracts, Devon also entered into two fixed-price oil sales agreements; one in August 1999 and another in January 2000. Combined, these two agreements fixed the price on approximately 311,000 barrels per month of oil production through August 2002.

         INTEREST RATE RISK At December 31, 1999, Devon had long-term debt outstanding of $2.42 billion. Of this amount, $1.77 billion, or 73%, bears interest at fixed rates averaging 7.1%. The remaining $0.65 billion of debt outstanding at the end of 1999 bears interest at floating rates which averaged 6.8% at the end of 1999.

         In mid-January 2000, Devon utilized $75 million of cash on hand and $150 million of borrowings from its long-term credit facilities, which bear interest at floating rates, to retire $225 million of fixed-rate long-term debt. This fixed-rate debt retired had an average interest rate of 6.8% per year. Also in mid-January 2000, Devon used approximately $50 million of cash on hand to reduce year-end 1999 borrowings under its credit facilities. These early 2000 transactions left Devon with $2.29 billion of total long-term debt, of which $1.55 billion, or 67%, bears interest at fixed rates averaging 7.2%. The remaining $0.74 billion of floating-rate debt borrowed under the credit facilities bears interest, as of January 21, 2000, at an average rate of 6.7%.




                              Page 19 of 79 pages

         The terms of the credit facilities in place allow interest rates to be fixed at Devon's option for periods of between 30 to 180 days. A 10% increase in short-term interest rates on the floating-rate debt outstanding as of January 21, 2000, would equal approximately 67 basis points. Such an increase in interest rates would increase Devon's 2000 interest expense by approximately $4.9 million assuming borrowed amounts remain outstanding.

         The above sensitivity analysis for interest rate risk excludes accounts receivable, accounts payable and accrued liabilities because of the short-term maturity of such instruments.

         FOREIGN CURRENCY RISK Devon's net assets, net earnings and cash flows from its Canadian subsidiaries are based on the U.S. dollar equivalent of such amounts measured in the applicable functional currency. Assets and liabilities of the Canadian subsidiaries are translated to U.S. dollars using the applicable exchange rate as of the end of a reporting period. Revenues, expenses and cash flow are translated using the average exchange rate during the reporting period.

         Substantially all of Devon's Canadian oil sales are paid in Canadian dollars, but at amounts based on the U.S. dollar price of oil. Therefore, currency fluctuations between the Canadian and U.S. dollars impact the amount of Canadian dollars received by Devon's Canadian subsidiaries for their oil production. To mitigate the effect of volatility in the Canadian-to-U.S. dollar exchange rate on Canadian oil revenues, Devon has existing foreign currency exchange rate swaps. Under such swap agreements, in 2000 Devon will sell $30 million at an average Canadian-to-U.S. exchange rate of $0.7265 and buy the same amount of dollars at the floating exchange rate. The amount of gains or losses realized from such swaps are included as increases or decreases to realized oil sales. At the year-end 1999 exchange rate, these swaps would result in decreases to 2000's annual oil sales of approximately $1.4 million. A further $0.03 decrease in the Canadian-to-U.S. dollar exchange rate in 2000 would result in an additional decrease in oil sales of approximately $1.3 million.

         For purposes of the sensitivity analysis described above for changes in the Canadian dollar exchange rate, a change in the rate of $0.03 was used as opposed to a 10% change in the rate. During the last seven years, the Canadian-to-U.S. dollar exchange rate has fluctuated an average of approximately 4% per year, and no year's fluctuation was greater than 7%. The $0.03 change used in the above analysis represents an approximate 4% change in the year-end 1999 rate.


                              Page 20 of 79 pages

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Devon Energy Corporation:

We have audited the accompanying supplemental consolidated balance sheets of Devon Energy Corporation and subsidiaries as of December 31, 1999 and 1998, and the related supplemental consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the 1999, 1998 and 1997 financial statements of Santa Fe Snyder Corporation, a wholly-owned subsidiary, which statements reflect total assets constituting 24% and 38% in 1999 and 1998, respectively, of the related consolidated totals, and which statements reflect total revenues constituting 41%, 43% and 50% in 1999, 1998 and 1997, respectively, of the related consolidated totals. We did not audit the 1998 and 1997 financial statements of Northstar Energy Corporation, a wholly-owned subsidiary, which statements reflect total assets constituting 20% of the related consolidated 1998 total, and which statements reflect total revenues constituting 22% and 19% in 1998 and 1997, respectively, of the related consolidated totals. The 1999, 1998 and 1997 financial statements of Santa Fe Snyder Corporation and the 1998 and 1997 financial statements of Northstar Energy Corporation were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Santa Fe Snyder Corporation in 1999, 1998 and 1997, and Northstar Energy Corporation in 1998 and 1997, is based solely on the reports of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of Devon Energy Corporation and Santa Fe Snyder Corporation on August 29, 2000, which has been accounted for as a pooling-of-interests as described in
Note 2 to the supplemental consolidated financial statements. Accounting principles generally accepted in the United States of America proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Devon Energy Corporation and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, based on our audits and the reports of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Devon Energy Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America applicable after financial statements are issued for a period which includes the date of consummation of the business combination.


                                                      KPMG LLP


Oklahoma City, Oklahoma
November 8, 2000




                              Page 21 of 79 pages

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
Devon Energy Corporation:

We have audited the consolidated balance sheet of Santa Fe Snyder Corporation (a wholly owned subsidiary of Devon Energy Corporation) as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive income, shareholders' equity and of cash flows for each of the three years in the period ended December 31, 1999 (not separately included herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Santa Fe Snyder Corporation at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

As further described in Note 2, these consolidated financial statements have been retroactively restated to the full cost method of accounting for the Company's oil and gas properties in order to conform to the accounting policies of Devon Energy Corporation.

PRICEWATERHOUSECOOPERS LLP

Houston, Texas
January 28, 2000, except for Note 2 and the fourth paragraph above which are as of October 30, 2000



                              Page 22 of 79 pages

                      AUDITORS' REPORT TO THE SHAREHOLDERS


We have audited the consolidated balance sheet of Northstar Energy Corporation (a wholly owned subsidiary of Devon Energy Corporation) as at December 31, 1998 and the related consolidated statements of operations and comprehensive income
(loss), stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998 (not separately included herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards, which are substantially similar to generally accepted auditing standards in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998, and the results of its operations and the changes in its cash flow for each of the years in the two-year period ended December 31, 1998 in accordance with generally accepted accounting principles in the United States.



                                              /s/ DELOITTE & TOUCHE LLP
                                              -------------------------


                                              Deloitte & Touche LLP
                                              Chartered Accountants

Calgary, Alberta
Canada
January 20, 1999






                              Page 23 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                                          DECEMBER 31,
                                                                                   --------------------------
                                                                                       1999            1998
                                                                                   -----------    -----------
ASSETS
Current assets:
    Cash and cash equivalents                                                      $   173,167         31,254
    Accounts receivable                                                                316,005        137,058
    Inventories                                                                         38,941         21,750
    Assets held for sale                                                                    --             --
    Deferred income taxes                                                                4,886            605
    Investments and other current assets                                                57,295         35,981
                                                                                   -----------    -----------
        Total current assets                                                           590,294        226,648
                                                                                   -----------    -----------
Property and equipment, at cost, based on the full
  cost method of accounting for oil and gas properties                               8,592,010      4,854,211
    Less accumulated depreciation, depletion and
        amortization                                                                 4,168,590      3,230,683
                                                                                   -----------    -----------
                                                                                     4,423,420      1,623,528
Investment in Chevron Corporation common stock,
  at fair value                                                                        614,382             --
Deferred income taxes                                                                       --         54,381
Goodwill, net of amortization                                                          322,800             --
Other assets                                                                           145,464         25,980
                                                                                   -----------    -----------
        Total assets                                                               $ 6,096,360      1,930,537
                                                                                   ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable:
        Trade                                                                          266,825        155,377
        Revenues and royalties due to others                                            67,330         20,608
    Income taxes payable                                                                12,587          1,200
    Current portion of long-term debt                                                       --             --
    Accrued interest payable                                                            28,370          5,588
    Merger related expenses payable                                                     35,704          7,882
    Accrued expenses                                                                    56,528         29,201
                                                                                   -----------    -----------
        Total current liabilities                                                      467,344        219,856
                                                                                   -----------    -----------
Other liabilities                                                                      262,310         71,947
Debentures exchangeable into shares of Chevron
  Corporation common stock                                                             760,313             --
Other long-term debt                                                                 1,656,208        735,871
Deferred revenue                                                                       104,800          3,600
Deferred income taxes                                                                  324,065             --
Company-obligated mandatorily redeemable convertible
  preferred securities of subsidiary trust holding
  solely 6.5% convertible junior subordinated
  debentures of Devon Energy Corporation                                                    --        149,500
Stockholders' equity:
    Preferred stock of $1.00 par value ($100 liquidation value) Authorized
        4,500,000 shares; issued 1,500,000
        in 1999 and none in 1998                                                         1,500             --
    Common stock of $.10 par value
        Authorized 400,000,000 shares; issued 126,323,000
        in 1999 and 70,909,000 in 1998                                                  12,632          7,090
    Additional paid-in capital                                                       3,491,828      1,523,944
    Retained earnings (accumulated deficit)                                           (908,598)      (737,009)
    Accumulated other comprehensive loss                                               (65,242)       (35,962)
    Unamortized restricted stock awards                                                     --         (1,500)
    Treasury stock, at cost: 330,000 shares in 1999 and 176,000 shares in 1998         (10,800)        (6,800)
                                                                                   -----------    -----------
        Total stockholders' equity                                                   2,521,320        749,763
                                                                                   -----------    -----------
Commitments and contingencies (Notes 12 and 13)
        Total liabilities and stockholders' equity                                 $ 6,096,360      1,930,537
                                                                                   ===========    ===========


See accompanying notes to supplemental consolidated financial statements





                              Page 24 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                              YEAR ENDED DECEMBER 31,
                                                                    -----------------------------------------
                                                                        1999           1998           1997
                                                                    -----------    -----------    -----------
REVENUES
   Oil sales                                                        $   553,834        306,924        552,525
   Gas sales                                                            603,225        328,444        357,559
   Natural gas liquids sales                                             67,944         24,692         35,820
   Other                                                                 20,596         24,248         48,255
                                                                    -----------    -----------    -----------
      Total revenues                                                  1,245,599        684,308        994,159
                                                                    -----------    -----------    -----------

COSTS AND EXPENSES
   Lease operating expenses                                             303,248        229,884        266,197
   Production taxes                                                      42,355         22,816         31,027
   Depreciation, depletion and amortization of property
      and equipment                                                     406,375        243,144        285,708
   Amortization of goodwill                                              16,111             --             --
   General and administrative expenses                                   80,645         45,454         53,081
   Expenses related to mergers                                           16,800         13,149             --
   Interest expense                                                     109,613         43,532         41,488
   Deferred effect of changes in foreign currency
     exchange rate on subsidiary's long-term debt                       (13,154)        16,104          5,860
   Distributions on preferred securities of
     subsidiary trust                                                     6,884          9,717          9,717
   Reduction of carrying value of oil and gas properties                476,100        422,500        641,314
                                                                    -----------    -----------    -----------
      Total costs and expenses                                        1,444,977      1,046,300      1,334,392
                                                                    -----------    -----------    -----------

Earnings (loss) before income tax expense (benefit), minority
   interest and extraordinary item                                     (199,378)      (361,992)      (340,233)


INCOME TAX EXPENSE (BENEFIT)
   Current                                                               23,056         (3,713)        35,757
   Deferred                                                             (72,490)      (122,394)      (162,499)
                                                                    -----------    -----------    -----------
      Total income tax expense (benefit)                                (49,434)      (126,107)      (126,742)
                                                                    -----------    -----------    -----------


Earnings (loss) before minority interest and                           (149,944)      (235,885)      (213,491)
extraordinary item

Minority interest in Monterey Resources, Inc.                                --             --         (4,700)
                                                                    -----------    -----------    -----------

Earnings (loss) before extraordinary item                              (149,944)      (235,885)      (218,191)

Extraordinary loss                                                       (4,200)            --             --
                                                                    -----------    -----------    -----------
Net earnings (loss)                                                    (154,144)      (235,885)      (218,191)


Preferred stock dividends                                                 3,651             --         12,000
                                                                    -----------    -----------    -----------

Net earnings (loss) applicable to common shareholders               $  (157,795)      (235,885)      (230,191)
                                                                    ===========    ===========    ===========

Net earnings (loss) per average common share outstanding:

      Before extraordinary loss - basic and diluted                 $     (1.64)         (3.32)         (3.35)
                                                                    ===========    ===========    ===========

      After extraordinary loss - basic and diluted                  $     (1.68)         (3.32)         (3.35)
                                                                    ===========    ===========    ===========
Weighted average common shares
      outstanding - basic                                                93,653         70,948         68,732
                                                                    ===========    ===========    ===========


See accompanying notes to supplemental consolidated financial statements.





                              Page 25 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)




                                                                                                       RETAINED
                                                                                                      EARNINGS
                                                                                      ADDITIONAL      (ACCUMU-
                                                      PREFERRED        COMMON          PAID-IN          LATED
                                                        STOCK           STOCK          CAPITAL         DEFICIT)
                                                     ------------    ------------    ------------    ------------

Balance as of December 31, 1996                      $     91,400           6,290       1,156,247         (81,210)

Comprehensive loss:
  Net loss                                                     --              --              --        (218,191)
  Other comprehensive loss - foreign
    currency translation adjustments                           --              --              --              --

  Comprehensive loss                                           --              --              --              --

Stock issued                                                   --           1,173         460,895              --
Conversion to common stock                                (91,400)            100         119,300          (8,400)
Stock repurchased                                              --            (486)       (216,514)             --
Tax benefit related to employee                                --              --           1,200              --
stock options
Dividends on common stock                                      --              --              --          (6,445)
Dividends on preferred stock                                   --              --              --          (3,600)
Spin-off of Monterey Resources, Inc.                           --              --              --        (175,400)
Amortization of restricted stock awards                        --              --              --              --
                                                     ------------    ------------    ------------    ------------


Balance as of December 31, 1997                                --           7,077       1,521,128        (493,246)

Comprehensive loss:
  Net loss                                                     --              --              --        (235,885)
  Other comprehensive loss, net of tax:
     Foreign currency translation adjustments                  --              --              --              --
     Minimum pension liability adjustment                      --              --              --              --


     Other comprehensive loss                                  --              --              --              --

  Comprehensive loss                                           --              --              --              --

Stock issued                                                   --              13           2,816            (600)
Stock repurchased                                              --              --              --              --
Dividends on common stock                                      --              --              --          (7,278)

Amortization of restricted stock awards                        --              --              --              --
                                                     ------------    ------------    ------------    ------------


Balance as of December 31, 1998                                --           7,090       1,523,944        (737,009)

Comprehensive loss:
  Net loss                                                     --              --              --        (154,144)
  Other comprehensive loss, net of tax:
     Foreign currency translation adjustments                  --              --              --              --
     Minimum pension liability adjustment                      --              --              --              --
     Unrealized losses on marketable securities                --              --              --              --

     Other comprehensive loss                                  --              --              --              --


  Comprehensive loss                                           --              --              --              --

Stock issued                                                1,500           5,542       1,966,930          (1,100)
Stock repurchased                                              --              --              --              --
Tax benefit related to employee                                --              --             954              --
stock options
Dividends on common stock                                      --              --              --         (12,694)
Dividends on preferred stock                                   --              --              --          (3,651)
Amortization of restricted stock awards                        --              --              --              --
                                                     ------------    ------------    ------------    ------------

Balance as of December 31, 1999                      $      1,500          12,632       3,491,828        (908,598)
                                                     ============    ============    ============    ============



                                                 ACCUMU-
                                                 LATED
                                                 OTHER         UNAMORTIZED                        TOTAL
                                                 COMPRE-       RESTRICTED                         STOCK-
                                                 HENSIVE         STOCK          TREASURY          HOLDERS'
                                                   LOSS          AWARDS           STOCK           EQUITY
                                                -----------    ------------    ------------    ------------

Balance as of December 31, 1996                     (12,655)             --            (300)      1,159,772

Comprehensive loss:
  Net loss                                               --              --              --        (218,191)
  Other comprehensive loss - foreign
    currency translation adjustments                (14,458)             --              --         (14,458)

  Comprehensive loss                                     --              --              --        (232,649)

Stock issued                                             --          (2,400)            200         459,868
Conversion to common stock                               --              --              --          19,600
Stock repurchased                                        --              --            (500)       (217,500)
Tax benefit related to employee                          --              --              --           1,200
stock options
Dividends on common stock                                --              --              --          (6,445)
Dividends on preferred stock                             --              --              --          (3,600)
Spin-off of Monterey Resources, Inc.                     --              --              --        (175,400)
Amortization of restricted stock awards                  --           1,700              --           1,700
                                                -----------    ------------    ------------    ------------


Balance as of December 31, 1997                     (27,113)           (700)           (600)      1,006,546

Comprehensive loss:
  Net loss                                               --              --              --        (235,885)
  Other comprehensive loss, net of tax:
     Foreign currency translation adjustments        (8,130)             --              --          (8,130)
     Minimum pension liability adjustment              (719)             --              --            (719)


     Other comprehensive loss                            --              --              --          (8,849)

  Comprehensive loss                                     --              --              --        (244,734)

Stock issued                                             --          (2,600)          5,400           5,029
Stock repurchased                                        --              --         (11,600)        (11,600)
Dividends on common stock                                --              --              --          (7,278)
Amortization of restricted stock awards                  --           1,800              --           1,800
                                                -----------    ------------    ------------    ------------


Balance as of December 31, 1998                     (35,962)         (1,500)         (6,800)        749,763

Comprehensive loss:
  Net loss                                               --              --              --        (154,144)
  Other comprehensive loss, net of tax:
     Foreign currency translation adjustments         7,517              --              --           7,517
     Minimum pension liability adjustment              (241)             --              --            (241)
     Unrealized losses on marketable securities     (36,556)             --              --         (36,556)

     Other comprehensive loss                            --              --              --         (29,280)
                                                                                               ------------

  Comprehensive loss                                     --              --              --        (183,424)

Stock issued                                             --            (100)          7,600       1,980,372
Stock repurchased                                        --              --         (11,600)        (11,600)
Tax benefit related to employee                          --              --              --             954
stock options
Dividends on common stock                                --              --              --         (12,694)
Dividends on preferred stock                             --              --              --          (3,651)
Amortization of restricted stock awards                  --           1,600              --           1,600
                                                -----------    ------------    ------------    ------------

Balance as of December 31, 1999                     (65,242)             --         (10,800)      2,521,320
                                                ===========    ============    ============    ============


See accompanying notes to supplemental consolidated financial statements.





                              Page 26 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                             YEAR ENDED DECEMBER 31,
                                                                                     -----------------------------------------
                                                                                        1999            1998           1997
                                                                                     -----------    -----------    -----------

CASH FLOWS FROM OPERATING ACTIVITIES
     Net earnings (loss)                                                             $  (154,144)      (235,885)      (218,191)
     Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
           Depreciation, depletion and amortization of property
              and equipment                                                              406,375        243,144        285,708
           Amortization of goodwill                                                       16,111             --             --
           Amortization of discounts (premiums) on debentures, net                          (728)           100            100
           Deferred effect of changes in foreign currency
              exchange rate on subsidiary's long-term debt                               (13,154)        16,104          5,860
           Reduction of carrying value of oil and gas properties                         476,100        422,500        641,314
           Gain on sale of assets                                                          4,778           (264)       (29,673)
           Deferred income taxes (benefit)                                               (72,490)      (122,394)      (162,499)
           Other                                                                           2,100          4,801         13,364
           Changes in assets and liabilities, net of effects of acquisitions of businesses:
                 (Increase) decrease in:
                     Accounts receivable                                                 (92,416)        30,760         (6,104)
                     Inventories                                                          (8,514)        (1,427)        (2,102)
                     Prepaid expenses                                                     (4,418)        (7,751)         5,970
                     Other assets                                                        (36,673)        17,230          8,226
                 (Decrease) increase in:
                     Accounts payable                                                    (22,495)       (19,439)        15,600
                     Income taxes payable                                                (19,318)       (10,426)       (14,731)
                     Accrued expenses                                                    (38,387)         1,000        (14,268)
                     Deferred revenue                                                     90,700           (100)          (300)
                     Long-term other liabilities                                          (1,099)        (3,482)         1,882
                                                                                     -----------    -----------    -----------
                 Net cash provided by operating activities                               532,328        334,471        530,156
                                                                                     -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from sale of property and equipment                                        114,384         64,997        221,096
     Proceeds from sale of investments                                                        --         42,584             --
     Capital expenditures                                                               (883,420)      (712,812)      (726,891)
     Increase in equity investment                                                            --             --        (32,428)
     Decrease (increase) in other assets                                                     719         (2,029)        (7,460)
                                                                                     -----------    -----------    -----------
                 Net cash used in investing activities                                  (768,317)      (607,260)      (545,683)
                                                                                     -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from borrowings on long-term debt                                        1,944,417      1,506,220        950,785
     Principal payments on long-term debt                                             (2,089,109)    (1,242,013)      (705,427)
     Issuance of common stock, net of issuance costs                                     530,232          4,429         15,678
     Retirement of preferred securities of subsidiary trust                                  (50)            --             --
     Repurchase of common stock                                                          (11,600)       (11,600)      (217,500)
     Issuance of treasury stock                                                            6,200             --
     Dividends paid on common stock                                                      (12,694)        (7,278)        (6,445)
     Dividends paid on preferred stock                                                    (3,651)            --         (8,500)
     Increase in long-term other liabilities                                              13,453          6,760          6,268
                                                                                     -----------    -----------    -----------
                 Net cash provided by financing activities                               377,198        256,518         34,859
                                                                                     -----------    -----------    -----------
Effect of exchange rate changes on cash                                                      704           (140)           316
                                                                                     -----------    -----------    -----------
Net increase (decrease) in cash and cash equivalents                                     141,913        (16,411)        19,648
Cash and cash equivalents at beginning of year                                            31,254         47,665         28,017
                                                                                     -----------    -----------    -----------
Cash and cash equivalents at end of year                                             $   173,167         31,254         47,665
                                                                                     ===========    ===========    ===========


See accompanying notes to supplemental consolidated financial statements.




                              Page 27 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Accounting policies used by Devon Energy Corporation and subsidiaries ("Devon") reflect industry practices and conform to accounting principles generally accepted in the United States of America. The more significant of such policies are briefly discussed below.

Basis of Presentation and Principles of Consolidation

         Devon is engaged primarily in oil and gas exploration, development and production, and the acquisition of producing properties. Such activities domestically are managed in three divisions:

         - the Gulf Division, which includes properties located primarily in the onshore South Texas and South Louisiana areas and offshore in the Gulf of Mexico;

         - the Rocky Mountain Division, which includes properties located in the Rocky Mountains area of the United States stretching from the Canadian Border into northern New Mexico; and

         - the Permian/Mid-Continent Division, which includes all domestic properties other than those included in the Gulf Division and the Rocky Mountain Division.

         Devon's Canadian activities are located primarily in the Western Canadian Sedimentary Basin, and Devon's international activities -- outside of North America -- are located primarily in Argentina, Azerbaijan, Indonesia, Gabon and Venezuela. Devon's share of the assets, liabilities, revenues and expenses of affiliated partnerships and the accounts of its wholly-owned subsidiaries are included in the accompanying consolidated financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation.

         Information concerning common stock and per share data assumes the exchange of all Exchangeable Shares issued in connection with the Northstar combination described in Note 2.

Use of Estimates in the Preparation of Financial Statements

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

Inventories

         Inventories, which consist primarily of injected gas and tubular goods, parts and supplies, are stated at cost, determined principally by the average cost method, which is not in excess of net realizable value.

Property and Equipment

         Devon follows the full cost method of accounting for its oil and gas properties. Accordingly, all costs incidental to the acquisition, exploration and development of oil and gas properties, including costs of undeveloped leasehold, dry holes and leasehold equipment, are capitalized. Net capitalized costs are limited to the estimated future net revenues, discounted at 10% per annum, from proved oil, natural gas and natural gas liquids reserves. Such limitations are imposed separately on a country-by-country basis. Capitalized costs are depleted by an equivalent unit-of-production method, converting gas to oil at the ratio of one barrel of oil to six thousand cubic feet of natural gas. No gain or loss is recognized upon disposal of oil and gas properties unless such disposal significantly alters the relationship between capitalized costs and proved reserves.



                              Page 28 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


         Depreciation and amortization of other property and equipment, including leasehold improvements, are provided using the straight-line method based on estimated useful lives from 3 to 39 years.

Marketable Securities and Other Investments

         Devon accounts for certain investments in debt and equity securities by following the requirements of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This standard requires that, except for debt securities classified as "held-to-maturity," investments in debt and equity securities must be reported at fair value. As a result, Devon's investment in Chevron Corporation common stock, which is classified as "available for sale," is reported at fair value, with the tax effected unrealized gain or loss recognized in other comprehensive earnings (loss) and reported as a separate component of stockholders' equity. Devon's investments in other short-term securities are also classified as "available for sale."

Goodwill

         Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, is amortized by an equivalent unit-of-production method. Devon assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired properties. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting Devon's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

         Accumulated amortization of goodwill was $16.1 million at December 31, 1999.

Revenue Recognition and Gas Balancing

         Oil and gas revenues are recognized when produced. During the course of normal operations, Devon and other joint interest owners of natural gas reservoirs will take more or less than their respective ownership share of the natural gas volumes produced. These volumetric imbalances are monitored over the lives of the wells' production capability. If an imbalance exists at the time the wells' reserves are depleted, cash settlements are made among the joint interest owners under a variety of arrangements.

         Devon follows the sales method of accounting for gas imbalances. A liability is recorded when Devon's excess takes of natural gas volumes exceed its estimated remaining recoverable reserves. No receivables are recorded for those wells where Devon has taken less than its ownership share of gas production.

Hedging Activities

         Devon has periodically entered into oil and gas price swaps and foreign exchange rate swaps to manage its exposure to oil and gas price volatility. The foreign exchange rate swaps mitigate the effect of volatility in the Canadian-to-U.S. dollar exchange rate on Canadian oil revenues that are predominantly based on U.S. dollar prices. The hedging instruments are usually placed with counterparties that Devon believes are minimal credit risks. The oil and gas reference prices upon which the price hedging instruments are based reflect various market indices that have a high degree of historical correlation with actual prices received by Devon.

         Devon accounts for its hedging instruments using the deferral method of accounting. Under this method, realized gains and losses from Devon's price risk management activities are recognized in oil and gas revenues when the associated production



                              Page 29 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


occurs and the resulting cash flows are reported as cash flows from operating activities. Gains and losses on hedging contracts that are closed before the hedged production occurs are deferred until the production month originally hedged. In the event of a loss of correlation between changes in oil and gas reference prices under a hedging instrument and actual oil and gas prices, a gain or loss is recognized currently to the extent the hedging instrument has not offset changes in actual oil and gas prices.

Stock Options

         Devon applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, Devon has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123 which are included in Note 10.

Major Purchasers

         In 1998, Aquila Energy Marketing Corporation accounted for 11% of Devon's combined oil, gas and natural gas liquids sales. No purchaser accounted for over 10% of such revenues in 1999 or 1997.

Income Taxes

         Devon accounts for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as the future tax consequences attributable to the future utilization of existing tax net operating loss and other types of carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. U.S. deferred income taxes have not been provided on Canadian earnings which are being permanently reinvested.

General and Administrative Expenses

         General and administrative expenses are reported net of amounts allocated to working interest owners of the oil and gas properties operated by Devon and net of amounts capitalized pursuant to the full cost method of accounting.

Net Earnings Per Common Share

         Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if Devon's dilutive outstanding stock options were exercised (calculated using the treasury stock method) or if Devon's Trust Convertible Preferred Securities were converted to common stock. Substantially all of Devon's Trust Convertible Preferred Securities were converted to common stock on November 30, 1999 (see Note 9).

         The diluted loss per share calculations for 1999, 1998 and 1997 produce results that are anti-dilutive. (The diluted calculation for 1999 reduced the net loss by $4.3 million and increased the common shares outstanding by 5.7 million shares. The diluted calculation for 1998 reduced the net loss by $6.0 million and increased the common shares outstanding by 6.0 million shares. The 1997 diluted calculation reduced the net loss by $18.0 million and increased the common shares


                              Page 30 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


outstanding by 6.6 million shares.) Therefore, the diluted loss per share amounts for 1999, 1998 and 1997 reported in the accompanying consolidated statements of operations are the same as the basic loss per share amounts.

Comprehensive Earnings (Loss)

         Devon adopted SFAS No. 130, "Reporting Comprehensive Income," on January 1, 1998. SFAS No. 130 was effective for fiscal years beginning after December 15, 1997. SFAS No. 130 established standards for reporting and display of comprehensive income and its components. Devon's comprehensive income information is included in the accompanying consolidated statements of stockholders' equity. A summary of accumulated other comprehensive loss as of December 31, 1999, 1998 and 1997, and changes during each of the years then ended, is presented in the following table.

                                              FOREIGN         MINIMUM
                                             CURRENCY         PENSION       UNREALIZED
                                            TRANSLATION      LIABILITY       LOSSES ON
                                              ADJUST-         ADJUST-       MARKETABLE
                                               MENTS           MENTS        SECURITIES        TOTAL
                                           ------------    ------------    ------------    ------------
                                                                 (IN THOUSANDS)

Balance as of December 31, 1996            $    (12,655)             --              --         (12,655)
     1997 activity                              (14,458)             --              --         (14,458)
                                           ------------    ------------    ------------    ------------

Balance as of December 31, 1997                 (27,113)             --              --         (27,113)
     1998 activity                               (8,130)         (1,179)             --          (9,309)
     Deferred taxes                                  --             460              --             460
                                           ------------    ------------    ------------    ------------
     1998 activity, net of deferred taxes        (8,130)           (719)             --          (8,849)
                                           ------------    ------------    ------------    ------------


Balance as of December 31, 1998                 (35,243)           (719)             --         (35,962)
     1999 activity                                7,517            (394)        (59,959)        (52,836)
     Deferred taxes                                  --             153          23,403          23,556
                                           ------------    ------------    ------------    ------------
     1999 activity, net of deferred taxes         7,517            (241)        (36,556)        (29,280)
                                           ------------    ------------    ------------    ------------

Balance as of December 31, 1999            $    (27,726)           (960)        (36,556)        (65,242)
                                           ============    ============    ============    ============

Foreign Currency Translation Adjustments

         The assets and liabilities of certain foreign subsidiaries are prepared in their respective local currencies and translated into U.S. dollars based on the current exchange rate in effect at the balance sheet dates, while income and expenses are translated at average rates for the periods presented. Translation adjustments have no effect on net income and are included in accumulated other comprehensive loss.

Dividends

         Dividends on Devon's common stock were paid in 1999, 1998 and 1997 at a per share rate of $0.05 per quarter. As adjusted for the pooling-of-interests method of accounting followed for the Santa Fe Snyder merger and the Northstar combination, annual dividends per share for 1999, 1998 and 1997 were $0.14, $0.10 and $0.09, respectively.

Statements of Cash Flows

         For purposes of the consolidated statements of cash flows, Devon considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Commitments and Contingencies

         Liabilities for loss contingencies arising from claims, assessments, litigation or other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated.



                              Page 31 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

         Environmental expenditures are expensed or capitalized in accordance with accounting principles generally accepted in the United States of America. Liabilities for these expenditures are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated. Reference is made to Note 13 for a discussion of amounts recorded for these liabilities.

2. BUSINESS COMBINATIONS AND PRO FORMA INFORMATION

Santa Fe Snyder Merger

         Devon closed its merger with Santa Fe Snyder Corporation ("Santa Fe Snyder") on August 29, 2000. The merger was accounted for using the pooling-of-interests method of accounting for business combinations. Accordingly, All operational and financial information contained herein includes the combined amounts for Devon and Santa Fe Snyder for all periods presented.

         Devon issued approximately 40.6 million shares of its common stock to the former stockholders of Santa Fe Snyder based on an exchange ratio of 0.22 shares of Devon common stock for each share of Santa Fe Snyder common stock. Because the merger was accounted for using the pooling-of-interests method, all combined share information has been retroactively restated to reflect the exchange ratio.

PennzEnergy Merger

         Devon closed its merger with PennzEnergy Company ("PennzEnergy") on August 17, 1999. The merger was accounted for using the purchase method of accounting for business combinations. Accordingly, the accompanying statement of operations for 1999 includes the effects of PennzEnergy operations since August 17, 1999.

         Devon issued approximately 21.5 million shares of its common stock to the former stockholders of PennzEnergy. In addition, Devon assumed long-term debt and other obligations totaling approximately $2.3 billion on August 17, 1999. The calculation of the total purchase price and the preliminary allocation to assets and liabilities as of August 17, 1999, are shown below. Devon has sold certain of the assets acquired. Generally, the proceeds from such sales reduced the carrying value of oil and gas properties.



                                                                  (IN THOUSANDS,
                                                                EXCEPT SHARE PRICE)

Calculation and preliminary allocation of purchase price:
   Shares of Devon common stock issued to PennzEnergy
     stockholders                                                        21,501
   Average Devon stock price                                        $     33.40
                                                                    -----------
   Fair value of common stock issued                                $   718,177
   Plus preferred stock assumed by Devon                                150,000
   Plus estimated merger costs incurred                                  71,545
   Plus fair value of PennzEnergy employee stock options
     assumed by Devon                                                    18,295
   Less stock registration and issuance costs incurred                   (4,985)
                                                                    -----------
Total purchase price                                                    953,032

Plus fair value of liabilities assumed by Devon:
   Current liabilities                                                  200,708
   Debentures exchangeable into Chevron Corporation
     common stock                                                       760,313
   Other long-term debt                                                 838,792
   Other long-term liabilities                                          158,988
                                                                    -----------
                                                                      2,911,833
Less fair value of non oil and gas assets acquired by Devon:
   Current assets                                                       109,769
   Non oil and gas properties                                            31,412
   Investment in common stock of Chevron Corporation                    676,441
   Other assets                                                          81,945
                                                                    -----------
Fair value allocated to oil and gas properties, including $83.3
  million of undeveloped leasehold                                  $ 2,012,266
                                                                    ===========



                              Page 32 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


         Additionally, $338.9 million was added as goodwill for deferred taxes created as a result of the merger. Due to the tax-free nature of the merger, Devon's tax basis in the assets acquired and liabilities assumed are the same as PennzEnergy's tax basis. The $338.9 million of deferred taxes recorded represent the deferred tax effect of the differences between the fair values assigned by Devon for financial reporting purposes to the former PennzEnergy assets and liabilities and their bases for income tax purposes.

         Estimated proved reserves added in the PennzEnergy merger were 232.7 million barrels of oil, 782.6 billion cubic feet of natural gas and 32.7 million barrels of natural gas liquids. Also, added in the PennzEnergy merger were approximately 13 million net acres of undeveloped leasehold. (The quantities of proved reserves stated in this paragraph are unaudited.)

Snyder Merger

         Santa Fe Snyder was formed on May 5, 1999, when the former Santa Fe Energy Resources, Inc. ("Santa Fe") closed its merger with Snyder Oil Corporation ("Snyder"). Because Devon's merger with Santa Fe Snyder was accounted for using the pooling-of-interests method, the accompanying consolidated financial statements are presented as though Devon merged with Snyder in May 1999.

         The Snyder merger was accounted for using the purchase method of accounting for business combinations. Accordingly, the accompanying statement of operations for 1999 includes the effects of Snyder's operations since May 5, 1999.

         As restated for the Devon-Santa Fe Snyder pooling, each share of Snyder common stock was exchanged for 0.451 shares of Devon common stock. This resulted in the issuance of approximately 15.1 million shares of Devon stock in the Snyder merger. In addition, the Snyder merger also included the assumption of approximately $219 million of Snyder's long-term debt as of May 5, 1999. The calculation of the total purchase price and the allocation to assets and liabilities as of May 5, 1999, are as follows.


                                                                                           (IN THOUSANDS,
                                                                                         EXCEPT SHARE PRICE)

Calculation and allocation of purchase price:
   Shares of Santa Fe common stock issued to Snyder
      Stockholders, as adjusted for the Devon-Santa Fe Snyder pooling                              15,130
                                                                                             ------------

   Average Santa Fe stock price, as adjusted for the Devon-Santa Fe Snyder pooling           $      27.24
                                                                                             ------------
   Fair value of common stock issued                                                         $    412,092
                                                                                             ------------
   Plus estimated merger costs incurred                                                             1,485
                                                                                             ------------

Total purchase price                                                                              413,577

Plus fair value of liabilities assumed:
   Current liabilities                                                                             55,118
   Long-term debt                                                                                 219,001
   Other long-term liabilities                                                                     26,254
                                                                                             ------------
                                                                                                  713,950
Less fair value of non oil and gas assets acquired:
   Current assets                                                                                  16,755
   Other assets                                                                                    37,211
                                                                                             ------------
Fair value allocated to oil and gas properties, including $14.7 million
   of undeveloped leasehold                                                                  $    659,984
                                                                                             ============

         Additionally, $135.4 million was added to oil and gas properties for deferred taxes created as a result of the Snyder merger. Due to the tax-free nature of the merger, Santa Fe's tax basis in the assets acquired and liabilities assumed were the same as Snyder's tax basis. The $135.4 million of deferred taxes recorded represent the deferred tax effect of the differences between the fair values assigned by Santa Fe for financial reporting purposes to the former Snyder assets and liabilities and their bases for income tax purposes.




                              Page 33 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

         Estimated proved reserves added in the Snyder merger were 17.7 million barrels of oil and natural gas liquids and 424 billion cubic feet of natural gas. Also added in the Snyder merger were approximately 800,000 net acres of undeveloped leasehold. (The quantities of proved reserves stated in this paragraph are unaudited.)

Wascana Properties Transaction

         On December 23, 1998, Devon acquired certain natural gas properties located in northeastern Alberta, Canada, from Wascana Oil and Gas Partnership, a subsidiary of Canadian Occidental Petroleums Ltd. (the "Wascana Properties"). Devon acquired the properties for approximately $57.5 million, which was funded with bank debt under Devon's then existing credit facilities.

         Estimated proved reserves of the Wascana Properties as of December 31, 1998, were 71.5 billion cubic feet of natural gas. Approximately $52.2 million of the purchase price was allocated to the proved reserves. The remaining $5.3 million of the purchase price was allocated to approximately 190,000 net undeveloped acres and exclusive rights to associated seismic data. (The quantities of proved reserves stated in this paragraph are unaudited.)

Pro Forma Information

         Set forth in the following table is certain unaudited pro forma financial information for the years ended December 31, 1999 and 1998. This information has been prepared assuming the PennzEnergy merger, the Snyder merger and the Wascana Property transaction were consummated on January 1, 1998, and is based on estimates and assumptions deemed appropriate by Devon. The pro forma information is presented for illustrative purposes only. If the transactions had occurred in the past, Devon's operating results might have been different from those presented in the following table. The pro forma information should not be relied upon as an indication of the operating results that Devon would have achieved if the transactions had occurred on January 1, 1998. The pro forma information also should not be used as an indication of the future results that Devon will achieve after the transactions.

         The pro forma information includes the effect of Devon's issuance of
10.3 million shares of common stock as if such shares had been issued on January 1, 1998. (See Note 10 for additional information on this issuance of shares of common stock.) The pro forma information assumes that the approximately $402 million of net proceeds from the issuance of common stock was used to retire long-term debt and therefore reduce interest expense.

         The following should be considered in connection with the pro forma financial information presented:

         o Expected annual cost savings of $30 to $35 million related to the Santa Fe Snyder merger and $50 to $60 million related to the PennzEnergy merger have not been reflected as an adjustment to the historical data in preparing the following pro forma information. These cost savings are expected to result from the consolidation of the corporate headquarters of Devon, Santa Fe Snyder and PennzEnergy and the elimination of duplicate staff and expenses. Some of the cost savings related to the Santa Fe Snyder merger involve items that, under the full cost method of accounting, are capitalized rather than expensed in the consolidated financial statements. Therefore, not all of the $30 to $35 million of expected savings will result in reductions to expenses as reported in the accompanying consolidated statements of operations.

         o The 1999 pro forma results include a gain of $46.7 million ($29.8 million after-tax) from PennzEnergy's pre-merger sale of land, timber and mineral rights in Pennsylvania and New York.


                              Page 34 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

         o In 1998, PennzEnergy realized pretax gains on the sale and exchange of Chevron Corporation common stock of $203.1 million. This gain is included in the 1998 pro forma financial information presented in the following table. The pro forma financial information does not include the related $207.0 million after-tax extraordinary loss resulting from the early extinguishment of debt. The exclusion of the extraordinary loss from the 1998 pro forma results is required by Securities and Exchange Commission rules and regulations regarding presentation of pro forma results of operations. If the extraordinary loss were included in the 1998 pro forma results, the 1998 pro forma net loss as presented in the following table would be $508.8 million, or $4.37 per share.

         o The 1999 pro forma financial information does not include a $4.2 million extraordinary loss recorded by Santa Fe Snyder. This loss related to the early extinguishment of debt. If the extraordinary loss were included in the 1999 pro forma results, the 1999 pro forma net loss as presented in the following table would be $211.9 million, or $1.85 per share.

         o The 1998 pro forma results include $24.3 million of nonrecurring general and administrative expenses in connection with the spin-off of Pennzoil-Quaker State Company on December 30, 1998.

         o The 1999 and 1998 pro forma results include reductions of the carrying value of oil and gas properties of $476.1 million and $422.5 million, respectively. The after-tax effect of these reductions, which were due to the full cost ceiling limitation, were $309.7 million in 1999 and $280.8 million in 1998.



                              Page 35 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997



                                                                               PRO FORMA INFORMATION
                                                                               YEAR ENDED DECEMBER 31,
                                                                         --------------------------------
                                                                               1999             1998
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


REVENUES
    Oil sales                                                            $      702,477           487,218
    Gas sales                                                                   806,337           802,785
    Natural gas liquids sales                                                    93,829            71,726
    Other                                                                        87,453           306,103
                                                                         --------------    --------------
            Total revenues                                                    1,690,096         1,667,832
                                                                         --------------    --------------

COSTS AND EXPENSES
    Lease operating expenses                                                    409,555           444,617
    Production taxes                                                             53,506            44,548
    Depreciation, depletion and amortization of property
        and equipment                                                           665,865           723,908
    Amortization of goodwill                                                     46,321            52,637
    General and administrative expenses                                         147,028           177,678
    Expenses related to prior mergers                                            16,800            13,149
    Interest expense                                                            158,813           175,082
    Deferred effect of changes in foreign currency exchange rate on
        subsidiary's long-term debt                                             (13,154)           16,104
    Distributions on preferred securities of subsidiary trust                     6,884             9,717
    Reduction of carrying value of oil and gas properties                       476,100           422,500
                                                                         --------------    --------------
            Total costs and expenses                                          1,967,718         2,079,940
                                                                         --------------    --------------

Earnings (loss) before income tax expense and extraordinary item               (277,622)         (412,108)

INCOME TAX EXPENSE (BENEFIT)
    Current                                                                      23,261            (1,076)
    Deferred                                                                    (93,173)         (109,222)
                                                                         --------------    --------------
        Total income tax expense (benefit)                                      (69,912)         (110,298)
                                                                         --------------    --------------

Earnings (loss) before extraordinary item                                      (207,710)         (301,810)

Preferred stock dividends                                                         9,736             5,625
                                                                         --------------    --------------
Earnings (loss) before extraordinary item applicable to
    common stockholders                                                  $     (217,446)         (307,435)
                                                                         ==============    ==============
Earnings (loss) before extraordinary item per average common
    share outstanding - basic and diluted                                $        (1.81)            (2.61)
                                                                         ==============    ==============

Weighted average common shares outstanding - basic                              119,988           117,703
                                                                         ==============    ==============

Northstar Combination

         On June 29, 1998, Devon and Northstar Energy Corporation ("Northstar") announced they had entered into a definitive combination agreement subject to shareholder approval and certain other conditions. The combination of the two companies (the "Northstar combination") was closed on December 10, 1998. At that date, Northstar became a wholly-owned subsidiary of Devon. Pursuant to the Northstar combination, Northstar's common shareholders received approximately
16.1 million exchangeable shares (the "Exchangeable Shares") based on an exchange ratio of 0.235 Exchangeable Shares for each Northstar common share outstanding. The Exchangeable Shares were issued by Northstar, but are exchangeable at any time into Devon's common shares on a one-for-one basis. Prior to such exchange, the Exchangeable Shares have rights identical to those of Devon's common shares, including dividend, voting and liquidation rights. Between December 10, 1998 and December 31, 1999, approximately 11.4 million of the originally issued 16.1 million Exchangeable Shares had been exchanged for shares of Devon common stock.

         The Northstar combination was accounted for under the pooling-of-interests method of accounting for business combinations. All operational and financial information contained herein includes the combined amounts for Devon and Northstar for all periods presented.

         During the fourth quarter of 1998, Devon recorded a pre-tax charge of $13.1 million ($9.7 million after tax) for direct costs related to the Northstar combination.




                              Page 36 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


Morrison Transaction

         In March 1997, Northstar acquired all the outstanding common shares of Morrison Petroleums Ltd. ("Morrison"), an independent oil and gas producer also located in Alberta, Canada. Northstar acquired the Morrison common shares by issuing common shares of Northstar (the "Morrison Transaction"). The Northstar common shares received by the Morrison shareholders represented approximately 53% of the combined company's outstanding shares. Therefore, this transaction was accounted for as a reverse acquisition under U.S. generally accepted accounting principles. Accordingly, Northstar's results through March 31, 1997, which are combined with Devon's results in the accompanying consolidated financial statements, represent the historical results of Morrison, the "accounting acquirer." Because Northstar was the "legal acquirer," the financial results and other information for periods through March 31, 1997, are referred to as "Northstar's" results and information, even though they represent the historical results of Morrison. For periods subsequent to March 31, 1997, Northstar's results that are combined with Devon's results represent the historical results of Morrison, combined with Northstar's results after valuing Northstar's March 31, 1997, assets and liabilities at fair value, rather than historical book value.

         The estimated proved reserves added in the Morrison Transaction were
18.3 million barrels of oil, 213.5 billion cubic feet of natural gas and 2.9 million barrels of natural gas liquids. Also added in the Morrison Transaction were approximately 563,000 net acres of undeveloped leasehold. (The quantities of proved reserves stated in this paragraph are unaudited.)

         After giving effect to the Northstar combination exchange ratio of 0.235, approximately 9.8 million Exchangeable Shares are deemed to have been issued in the Morrison Transaction with a total value of approximately $441.6 million. Also, approximately $111.3 million of liabilities were assumed and $128.5 million of additional deferred tax liabilities were recorded due to the tax-free nature of the Morrison Transaction to the Morrison shareholders. Excluding the $128.5 million of additional deferred tax liabilities, the total purchase price was allocated $435.2 million to proved oil and gas reserves, $37.3 million to undeveloped leasehold and $80.4 million to other assets acquired. Including the $128.5 million of deferred tax liabilities, the allocation was $527.9 million to proved oil and gas reserves, $43.5 million to undeveloped leasehold and $110.0 million to other assets.

Spin-off of Monterey Resources, Inc.

         Santa Fe Snyder formed Monterey Resources, Inc. ("Monterey") in 1996 to assume the operations of its Western Division which conducted its oil and gas operations in the State of California. In November 1996, Monterey sold 9.3 million shares of its common stock (17.2%) in an initial public offering. On July 25, 1997, Santa Fe Snyder distributed pro rata to its common shareholders all of the shares of Monterey's common stock that it owned (82.8% of the outstanding Monterey common stock) by means of a tax-free distribution.

         Monterey agreed to indemnify Santa Fe Synder if at any time during the one-year period subsequent to consummation of the spin-off (or if certain tax legislation is enacted and is applicable, such longer period as is required for the spin-off to be tax free to Santa Fe Snyder) Monterey takes certain actions, the effects of which result in the spin-off being taxable to Santa Fe Synder. Santa Fe Snyder does not believe that any such actions occurred during the one-year period that would have had such effect on the spin-off.

         Pursuant to the terms of the spin-off, Monterey agreed to indemnify and hold harmless Santa Fe Synder from and against any costs incurred in the future relating to environmental liabilities of the Western Division assets (other than those retained by Santa Fe Synder), and any costs or liabilities that may arise in the future that are attributable to laws, rules or regulations in respect to any property or interest therein located in California and formerly owned or operated by Santa Fe Snyder's Western Division or its predecessors.



                              Page 37 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


3. SAN JUAN BASIN TRANSACTION

         At the beginning of 1995, Devon entered into a transaction (the "San Juan Basin Transaction") involving a volumetric production payment and repurchase option. The San Juan Basin Transaction allowed Devon to monetize tax credits earned from certain of its coal seam gas production in the San Juan Basin. During 1999, 1998 and 1997, the San Juan Basin Transaction added approximately $7.6 million, $8.4 million and $8.5 million, respectively, to Devon's gas revenues.

         Under the terms of the San Juan Basin Transaction, Devon had a repurchase option which it could exercise at anytime. Devon exercised the repurchase option effective September 30, 2000. Devon recorded a portion of the quarterly cash payments received pursuant to the San Juan Basin Transaction as a repurchase liability based upon the estimated eventual repurchase price. Devon also received cash payments in exchange for agreeing not to exercise its repurchase option for specific periods of time prior to 2000. These payments were also been added to the repurchase liability. As a result, in addition to the cash flow recorded as revenues described in the previous paragraph, Devon also received $16.6 million, $6.8 million and $6.2 million in 1999, 1998 and 1997, respectively, which were added to the repurchase liability. At December 31, 1999, the repurchase liability totaled $37.6 million. This amount is included in other long-term liabilities in Devon's consolidated balance sheet. The actual repurchase price as of September 30, 2000, was approximately $36.3 million.

4. SUPPLEMENTAL CASH FLOW INFORMATION

         Cash payments for interest in 1999, 1998 and 1997 were approximately $115.6 million, $45.6 million and $28.2 million, respectively. Cash payments for federal, state and foreign income taxes in 1999, 1998 and 1997 were approximately $15.8 million, $19.4 million and $44.7 million, respectively.

         The 1999 PennzEnergy merger and Snyder merger and the 1997 Morrison Transaction involved non-cash consideration as presented below:


                                               1999         1997
                                           ------------ ------------
                                                 (IN THOUSANDS)

Value of common stock issued               $  1,130,269      441,590
Value of preferred stock issued                 150,000           --
Employee stock options assumed                   18,295           --
Liabilities assumed                           2,259,174      111,345
Deferred tax liability created                  474,306      128,497
                                           ------------ ------------

Fair value of assets acquired with
   non-cash consideration                  $  4,032,044      681,432
                                           ============ ============


         During the fourth quarter of 1999, substantially all of the 6.5% Trust Convertible Preferred Securities were converted to Devon common stock (see Note
9).

         The spin-off of Monterey in 1997 (see Note 2) involved non-cash reductions in Devon's 1997 balance sheet. The reductions totaled $610.8 million of assets, $404.3 million of liabilities, $31.1 million of minority interest and $175.4 million of stockholders' equity.



                              Page 38 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


5. ACCOUNTS RECEIVABLE

         The components of accounts receivable included the following:


                                                          DECEMBER 31,
                                                ------------------------------
                                                     1999             1998
                                                -------------    -------------
                                                        (IN THOUSANDS)

Oil, gas and natural gas liquids
    revenue accruals                            $     218,462           74,660
Joint interest billings                                66,658           33,136
Other                                                  34,585           31,262
                                                -------------    -------------
                                                      319,705          139,058
Allowance for doubtful accounts                        (3,700)          (2,000)
                                                -------------    -------------

Net accounts receivable                         $     316,005          137,058
                                                =============    =============

6. PROPERTY AND EQUIPMENT

         Property and equipment included the following:


                                                         DECEMBER 31,
                                                    1999             1998
                                                -------------    -------------
                                                         (IN THOUSANDS)

Oil and gas properties:
    Subject to amortization                     $   8,125,886        4,584,676
    Not subject to amortization:
       Acquired in 1999                               134,966               --
       Acquired in 1998                                56,922           65,702
       Acquired in 1997                                51,677           70,261
       Acquired prior to 1997                          57,620           77,614
    Accumulated depreciation, depletion
       and amortization                            (4,129,824)      (3,204,775)
                                                -------------    -------------

           Net oil and gas properties               4,297,247        1,593,478
                                                -------------    -------------

Other property and equipment                          164,939           55,958

Accumulated depreciation and amortization             (38,766)         (25,908)
                                                -------------    -------------


           Net other property and equipment           126,173           30,050
                                                -------------    -------------


Property and equipment, net of
    accumulated depreciation,
    depletion and amortization                  $   4,423,420        1,623,528
                                                =============    =============

         Depreciation, depletion and amortization of property and equipment consisted of the following components:


                                                           YEAR ENDED DECEMBER 31,
                                                     1999            1998           1997
                                                -------------   -------------   -------------
                                                              (IN THOUSANDS)

Depreciation, depletion and amortization
  of oil and gas properties                     $     390,117         230,419         276,977
Depreciation and amortization of other
  property and equipment                               13,660          12,564           8,166
Amortization of other assets                            2,598             161             565
                                                -------------   -------------   -------------

    Total expense                               $     406,375         243,144         285,708
                                                =============   =============   =============



                              Page 39 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


7. LONG-TERM DEBT AND RELATED EXPENSES

         A summary of Devon's long-term debt is as follows:


                                                                       DECEMBER 31,
                                                     -----------------------------------------------
                                                                 1999
                                                     ------------------------------
                                                      PRO FORMA(A)       ACTUAL            1998
                                                     -------------    -------------    -------------
                                                                      (IN THOUSANDS)

Borrowings under credit facilities with banks        $     745,141          645,141          411,271
Debentures exchangeable into shares of Chevron
    Corporation common stock:
      4.90% due August 15, 2008                            443,807          443,807               --
      4.95% due August 15, 2008                            316,506          316,506               --
Other debentures:
      10.25% due November 1, 2005                          250,000          250,000               --
      10.125% due November 15, 2009                        200,000          200,000               --
      11.000% due May 15, 2004                                  --               --          100,000
      Premium (discount) on debentures                      37,467           37,467             (400)
Senior notes:
      8.05% due June 15, 2004                              125,000          125,000               --
      6.76% due July 19, 2005                                   --           75,000           75,000
      8.75% due June 15, 2007                              175,000          175,000               --
      6.79% due March 2, 2009                                   --          150,000          150,000
      Discount on notes                                     (1,400)          (1,400)              --
                                                     -------------    -------------    -------------
                                                         2,291,521        2,416,521          735,871
      Less amount classified as current                         --               --               --
                                                     -------------    -------------    -------------

      Long-term debt                                 $   2,291,521        2,416,521          735,871
                                                     =============    =============    =============


         Maturities of long-term debt as of December 31, 1999, excluding the $36.1 million of premiums net of discounts, are as follows (in thousands):


                                PRO FORMA(a)     ACTUAL
                                -----------    ----------

2000                            $       --            --
2001                                 9,467        20,717
2002                                84,467        20,717
2003                                 9,467        20,717
2004                               615,267       676,517
2005 and thereafter              1,536,786     1,641,786
                                ----------    ----------

Total                           $2,255,454     2,380,454
                                ==========    ==========

         (A) A discussion of pro forma debt outstanding is included later in this note.

Credit Facilities With Banks

         Prior to the August 2000 merger, Devon and Santa Fe Snyder each had their own unsecured credit facilities under which a combined total of $645.1 million was borrowed as of December 31, 1999. Devon's credit facilities prior to the merger aggregated $750 million, with $475 million in a U.S. facility and $275 million in a Canadian facility. These Devon credit facilities were entered into in October 1999. Santa Fe Snyder's credit facilities prior to the merger aggregated $600 million. The weighted average interest rates on the combined debt outstanding under the credit facilities at the end of 1999 and 1998 were 6.85% and 6.28%, respectively. The agreements governing the separate credit facilities contained certain covenants and restrictions. At December 31, 1999, Devon and Santa Fe Snyder were in compliance with such covenants and restrictions of their respective agreements.

         Concurrent with the closing of the Santa Fe Snyder merger on August 29, 2000, Devon entered into new unsecured long-term credit facilities aggregating $1 billion (the "Credit Facilities"). The Credit Facilities replaced the prior separate facilities of Devon and Santa Fe Snyder. The Credit Facilities include a U.S. facility of $725 million (the "U.S. Facility") and a Canadian facility of $275 million (the "Canadian Facility").


                              Page 40 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


         The $725 million U.S. Facility consists of a Tranche A facility of $200 million and a Tranche B facility of $525 million. The Tranche B facility can be increased to as high as $625 million and reduced to as low as $425 million by reallocating the amount available between the Tranche B facility and the Canadian Facility. The Tranche A facility matures on October 15, 2004. Devon may borrow funds under the Tranche B facility until August 28, 2001 (the "Tranche B Revolving Period"). Devon may request that the Tranche B Revolving Period be extended an additional 364 days by notifying the agent bank of such request between 30 and 60 days prior to the end of the Tranche B Revolving Period. Debt borrowed under the Tranche B facility matures two years and one day following the end of the Tranche B Revolving Period.

         Devon may borrow funds under the $275 million Canadian Facility until August 28, 2001 (the "Canadian Facility Revolving Period"). As disclosed in the prior paragraph, the Canadian Facility can be increased to as high as $375 million and reduced to as low as $175 million by reallocating the amount available between the Tranche B facility and the Canadian Facility. Devon may request that the Canadian Facility Revolving Period be extended an additional 364 days by notifying the agent bank of such request between 45 and 90 days prior to the end of the Canadian Facility Revolving Period. Debt outstanding as of the end of the Canadian Facility Revolving Period is payable in semi-annual installments of 2.5% each for the following five years, with the final installment due five years and one day following the end of the Canadian Facility Revolving Period.

         Amounts borrowed under the Credit Facilities bear interest at various fixed rate options that Devon may elect for periods up to six months. Such rates are generally less than the prime rate, and are tied to margins determined by Devon's corporate credit ratings. Devon may also elect to borrow at the prime rate. The Credit Facilities provide for an annual facility fee of $0.9 million that is payable quarterly.

Exchangeable Debentures

         The exchangeable debentures consist of $443.8 million of 4.90% debentures and $316.5 million of 4.95% debentures. The exchangeable debentures were issued on August 3, 1998, mature August 15, 2008, and are callable beginning August 15, 2000. The exchangeable debentures are exchangeable at the option of the holders at any time prior to maturity, unless previously redeemed, for shares of Chevron Corporation common stock. In lieu of delivering Chevron Corporation common stock, Devon may, at its option, pay to any holder an amount of cash equal to the market value of the Chevron Corporation common stock to satisfy the exchange request. However, at maturity, the holders will receive an amount at least equal to the face value of the debt outstanding - either in cash or in a combination of cash and Chevron Corporation common stock.

         As of December 31, 1999, Devon beneficially owned approximately 7.1 million shares of Chevron Corporation common stock. These shares have been deposited with an exchange agent for possible exchange for the exchangeable debentures. Each $1,000 principal amount of the exchangeable debentures is exchangeable into 9.3283 shares of Chevron Corporation common stock, an exchange rate equivalent to $107 7/32 per share of Chevron stock.

         The exchangeable debentures were assumed as part of the PennzEnergy merger. The fair values of the exchangeable debentures were determined as of August 17, 1999, based on market quotations. The fair value approximated the face value of the exchangeable debentures. As a result, no premium or discount was recorded on these exchangeable debentures.

Other Debentures

         The 10.25% and 10.125% debentures were assumed as part of the PennzEnergy merger. The fair values of the respective debentures were determined using August 17, 1999, market interest rates. As a result, premiums were recorded on these debentures which lowered their effective interest rates to 8.3% and 8.9% on the $250 million of 10.25% debentures and $200 million of 10.125% debentures, respectively. The premiums are being amortized using the effective interest method.



                              Page 41 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

Senior Notes

         Northstar issued the 6.76% notes in a private placement in 1995. The notes were unsecured and were payable in five annual installments of $15 million each beginning in 2001. In mid-January 2000, Devon retired these notes. See the "Pro Forma" section below.

         Northstar issued the 6.79% notes in a private placement in 1998. The notes were unsecured and were payable in three annual installments of $50 million each beginning in 2007. Proceeds from these notes were partially used to retire $60 million of 7.03% notes. In mid-January 2000, Devon also retired the 6.79% notes issued in 1998. See the "Pro Forma" section below.

         The agreements governing the two Northstar Senior Notes contained certain covenants and restrictions specific to Northstar, including maintenance of certain debt-to-capitalization and debt-to-EBITDA ratios and a minimum tangible net worth as well as restrictions on additional borrowings. At December 31, 1999, Northstar was in compliance with such covenants and restrictions.

         In connection with the Snyder merger, Devon assumed Snyder's $175 million of 8.75% notes due in 2007. The notes are redeemable by Devon on or after June 15, 2002, initially at 104.375% of principal and at prices declining to 100% of principal on or after June 15, 2005. The notes are general unsecured obligations of Devon. In June 1999 Devon issued $125.0 million of 8.05% notes due 2004. The notes were issued for 98.758% of face value and Devon received total proceeds of $121.6 million after deducting related costs and expenses of $1.9 million. The notes, which mature June 15, 2004, are redeemable, upon not less than thirty nor more than sixty days notice, as a whole or in part, at the option of Devon at a redemption price equal to the sum of (i) 100% of the principal amount thereof, (ii) the applicable make-whole premium as determined by an independent investment banker and (iii) accrued and unpaid interest. The notes are general unsecured obligations of Devon. The indentures for these notes include covenants that restrict the ability of Devon SFS Operating, Inc., a wholly-owned subsidiary of Devon, to take certain actions, including the ability to incur additional indebtedness and to pay dividends or repurchase capital stock.

Convertible Debentures

In June 2000, Devon privately sold zero-coupon convertible senior debentures ("Convertible Debentures"). The Convertible Debentures were sold at a price of $464.13 per debenture with a yield to maturity of 3.875% per annum. Each debenture is convertible into 5.7593 shares of Devon common stock. Devon may call the bonds at any time after five years, and a debenture holder has the right to require Devon to repurchase the bonds after five, 10 and 15 years, at the issue price plus accrued original issue discount and interest. Devon's proceeds were approximately $346.1 million, net of debt issuance costs of approximately $6.6 million. Devon used the proceeds from the sale of these Convertible Debentures to pay down other domestic long-term debt.

Pro Forma

         In January 2000, Devon used excess cash of $75 million, together with borrowings of $150 million under its previous credit facilities, to retire the $225 million of Senior Notes outstanding as of December 31, 1999. Also in January 2000, Devon used an additional $50 million of excess cash to pay down borrowings under its previous credit facilities. The result of these early 2000 transactions left $745.1 million outstanding under the previous credit facilities.



                              Page 42 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


Interest Expense

         Following are the components of interest expense for the years 1999, 1998 and 1997:


                                            1999             1998              1997
                                          ---------        ---------        ---------
                                                        (IN THOUSANDS)
Interest based on debt outstanding        $ 108,064           43,114           36,945
Amortization of premium on                   (1,328)              --               --
debentures
Facility and agency fees                      1,930              932              998
Amortization of capitalized loan              1,583              556              918
costs
Penalty on early retirement of debt              --               --            3,323
Hedging gains                                    --             (188)            (410)
Other                                          (636)            (882)            (286)
                                          ---------        ---------        ---------

Total interest expense                    $ 109,613           43,532           41,488
                                          =========        =========        =========

Deferred Effect of Changes in Foreign Currency Exchange Rate on Long-term Debt

         The fixed-rate Senior Notes referred to in the first table of this note were payable by Northstar. However, the notes were denominated in U.S. dollars. Changes in the exchange rate between the U.S. dollar and the Canadian dollar from the dates the notes were issued to the dates of repayment increased or decreased the expected amount of Canadian dollars eventually required to repay the notes. Such changes in the Canadian dollar equivalent of the debt were required to be included in determining net earnings for the period in which the exchange rate changed. The rate of conversion of Canadian dollars to U.S. dollars increased in 1999 and declined in 1998 and 1997. Therefore, $13.2 million of reduced expense was recorded in 1999, and $16.1 million and $5.9 million of increased expenses were recorded in 1998 and 1997, respectively.

8. INCOME TAXES

         At December 31, 1999, Devon had the following carryforwards available to reduce future income taxes:


                                           YEARS OF        CARRYFORWARD
    TYPES OF CARRYFORWARD                 EXPIRATION          AMOUNTS
                                        --------------     --------------
                                                           (IN THOUSANDS)
Net operating loss - U.S. federal         2000 - 2019       $   547,762
Net operating loss - various states       2000 - 2013       $   157,801
Net operating loss - Canada               2000 - 2005       $    85,254
Minimum tax credits                        Indefinite       $    88,447

         All of the carryforward amounts shown above have been utilized for financial purposes to reduce deferred taxes.

                               Page 43 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


         The earnings (loss) before income taxes and the components of income tax expense (benefit) for the years 1999, 1998 and 1997 were as follows:


                                                        YEAR ENDED DECEMBER 31,
                                                1999                 1998               1997
                                             ------------        ------------        ------------
                                                                (IN THOUSANDS)
Earnings (loss) before income taxes:
   U.S                                       $   (313,101)           (274,150)            238,465
   Canada                                          57,402              19,958            (580,498)
   Other                                           56,321            (107,800)              1,800
                                             ------------        ------------        ------------
   Total                                     $   (199,378)           (361,992)           (340,233)
                                             ============        ============        ============
Current income tax expense (benefit):
   U.S. federal                                    12,544              (6,399)             20,959
   Various states                                   2,804              (1,189)              3,921
   Canada                                           2,908               1,975               5,677
   Other                                            4,800               1,900               5,200
                                             ------------        ------------        ------------
   Total current tax expense                       23,056              (3,713)             35,757
                                             ------------        ------------        ------------
Deferred income tax expense (benefit):
   U.S. federal                                  (119,286)            (88,824)             60,225
   Various states                                    (495)             (4,836)              2,278
   Canada                                          26,654              11,166            (219,302)
   Other                                           20,637             (39,900)             (5,700)
                                             ------------        ------------        ------------
   Total deferred tax expense (benefit)           (72,490)           (122,394)           (162,499)
                                             ------------        ------------        ------------
Total income tax expense (benefit)           $    (49,434)           (126,107)           (126,742)
                                             ============        ============        ============

         Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate to earnings (loss) before income taxes as a result of the following:


                                            YEAR ENDED DECEMBER 31,
                                        ---------------------------------
                                         1999          1998         1997
                                        -----         -----         -----
U.S. statutory tax (benefit) rate         (35)%         (35)%         (35)%
Non-deductible expenses                     3             3            --
Nonconventional fuel source credit         (3)           (1)           --
State income taxes                          1            (1)            1
Taxation on foreign operations              7             2            (3)
Other                                       2            (3)           --
                                        -----         -----         -----
Effective income tax (benefit)rate        (25)%         (35)%         (37)%
                                        =====         =====         =====

         The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities at December 31, 1999 and 1998 are presented below:


                                                                DECEMBER 31,
                                                         --------------------------
                                                           1999              1998
                                                         ---------        ---------
                                                              (IN THOUSANDS)
Deferred tax assets:
   Net operating loss carryforwards                      $ 207,322           48,418
   Minimum tax credit carryforwards                         88,447           16,900
   Production payments                                      21,527           19,105
   Long-term debt                                           17,583               --
   Other                                                    50,618           20,388
                                                         ---------        ---------
      Total gross deferred tax assets                      385,497          104,811
      Less valuation allowance                                 100              100
                                                         ---------        ---------
      Net deferred tax assets                              385,397          104,711
                                                         ---------        ---------
Deferred tax liabilities:
   Property and equipment, principally
      due to differences in depreciation,
      and the expensing of intangible
      drilling costs for tax purposes                     (500,156)         (49,256)
   Chevron Corporation common stock                       (172,631)              --
   Other                                                   (31,789)            (469)
                                                         ---------        ---------
   Total deferred tax liabilities                         (704,576)         (49,725)
                                                         ---------        ---------

         Net deferred tax asset (liability)              $(319,179)          54,986
                                                         =========        =========


         As shown in the above schedule, Devon has recognized $385.4 million of net deferred tax assets as of December 31, 1999. Such amount consists primarily of $295.8 million of various carryforwards available to offset future income taxes. The

                              Page 44 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


carryforwards include federal net operating loss carryforwards, the majority of which do not begin to expire until 2008, state net operating loss carryforwards which expire primarily between 2000 and 2013, Canadian carryforwards which expire primarily between 2000 and 2005, and minimum tax credit carryforwards which have no expiration. The tax benefits of carryforwards are recorded as an asset to the extent that management assesses the utilization of such carryforwards to be "more likely than not." When the future utilization of some portion of the carryforwards is determined not to be "more likely than not," a valuation allowance is provided to reduce the recorded tax benefits from such assets.

         Devon expects the tax benefits from the net operating loss carryforwards to be utilized between 2000 and 2006. Such expectation is based upon current estimates of taxable income during this period, considering limitations on the annual utilization of these benefits as set forth by federal tax regulations. Significant changes in such estimates caused by variables such as future oil and gas prices or capital expenditures could alter the timing of the eventual utilization of such carryforwards. There can be no assurance that Devon will generate any specific level of continuing taxable earnings. However, management believes that Devon's future taxable income will more likely than not be sufficient to utilize substantially all its tax carryforwards prior to their expiration. A $0.1 million valuation allowance has been recorded at December 31, 1999, related to depletion carryforwards acquired in a 1994 merger.

         The $21.5 million of deferred tax assets related to production payments is offset by a portion of the deferred tax liability related to the excess financial basis of property and equipment. The income tax accounting for the San Juan Basin Transaction described in Note 3 differs from the financial accounting treatment. For income tax purposes, a gain from the conveyance of the properties was realized, and the present value of the production payments to be received was recorded as a note receivable. For presentation purposes, the $21.5 million represents the tax effect of the difference in accounting for the production payment, less the effect of the taxable gain from the transaction which is being deferred and recognized on the installment basis for income tax purposes.

9. TRUST CONVERTIBLE PREFERRED SECURITIES

         On July 10, 1996, Devon, through its affiliate Devon Financing Trust, completed the issuance of $149.5 million of 6.5% trust convertible preferred securities (the "TCP Securities"). Devon Financing Trust issued 2,990,000 shares of the TCP Securities at $50 per share with a maturity date of June 15, 2026. Each TCP Security was convertible at the holder's option into 1.6393 shares of Devon common stock, which equates to a conversion price of $30.50 per share of Devon common stock.

         Devon Financing Trust invested the $149.5 million of proceeds in 6.5% convertible junior subordinated debentures issued by Devon (the "Convertible Debentures"). In turn, Devon used the net proceeds from the issuance of the Convertible Debentures to retire debt outstanding under its credit lines.

         On October 27, 1999, Devon issued notice to the holders of the TCP Securities that it was exercising its right to redeem such securities on November 30, 1999. Substantially all of the holders of the TCP Securities elected to exercise their conversion rights instead of receiving the redemption cash value. As a result, all but 950 shares of the TCP Securities were converted into approximately 4.9 million shares of Devon common stock. The redemption price for the 950 shares not converted was $52.275 per share, or $50,000 total, which included a 4.55% premium as required under the terms of the TCP Securities.

         Devon owned all the common securities of Devon Financing Trust. As such, the accounts of Devon Financing Trust were included in Devon's consolidated financial statements after appropriate eliminations of intercompany balances and transactions. The distributions on the TCP Securities were recorded as a charge to pre-tax earnings on Devon's consolidated statements of operations, and such distributions were deductible by Devon for income tax purposes.

                              Page 45 of 69 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

10. STOCKHOLDERS' EQUITY

         The authorized capital stock of Devon consists of 400 million shares of common stock, par value $.10 per share (the "Common Stock"), and 4.5 million shares of preferred stock, par value $1.00 per share. The preferred stock may be issued in one or more series, and the terms and rights of such stock will be determined by the Board of Directors.

         Effective August 17, 1999, Devon issued 1.5 million shares of 6.49% cumulative preferred stock, Series A, to holders of PennzEnergy 6.49% cumulative preferred stock, Series A. Dividends on the preferred stock are cumulative from the date of original issue and are payable quarterly, in cash, when declared by the Board of Directors. The preferred stock is redeemable at the option of Devon at any time on or after June 2, 2008, in whole or in part, at a redemption price of $100 per share, plus accrued and unpaid dividends to the redemption date.

         In late September and early October 1999, Devon received $402.7 million from the sale of approximately 10.3 million shares of its common stock in a public offering. The price to the public for these shares was $40.50 per share. Net of underwriters' discount and commissions, Devon received $38.98 per share. Devon paid approximately $0.8 million of expenses related to the equity offering, and these costs were recorded as reductions of additional paid-in capital.

         As discussed in Note 2, there were approximately 21.5 million shares of Devon common stock issued on August 17, 1999, in connection with the PennzEnergy merger. Also, as discussed in Note 2, there were 16.1 million Exchangeable Shares issued on December 10, 1998, in connection with the Northstar Combination. As of year-end 1999, 11.4 million of the Exchangeable Shares had been exchanged for shares of Devon's common stock. The Exchangeable Shares have rights identical to those of Devon's common stock and are exchangeable at any time into Devon's common stock on a one-for-one basis.

         Devon's Board of Directors has designated 1.0 million shares of the preferred stock as Series A Junior Participating Preferred Stock (the "Series A Junior Preferred Stock") in connection with the adoption of the share rights plan described later in this note. At December 31, 1999, there were no shares of Series A Junior Preferred Stock issued or outstanding. The Series A Junior Preferred Stock is entitled to receive cumulative quarterly dividends per share equal to the greater of $10 or 100 times the aggregate per share amount of all dividends (other than stock dividends) declared on Common Stock since the immediately preceding quarterly dividend payment date or, with respect to the first payment date, since the first issuance of Series A Junior Preferred Stock. Holders of the Series A Junior Preferred Stock are entitled to 100 votes per share (subject to adjustment to prevent dilution) on all matters submitted to a vote of the stockholders. The Series A Junior Preferred Stock is neither redeemable nor convertible. The Series A Junior Preferred Stock ranks prior to the Common Stock but junior to all other classes of Preferred Stock.

Stock Option Plans

         Devon has outstanding stock options issued to key management and professional employees under three stock option plans adopted in 1988, 1993 and 1997 (the "1988 Plan," the "1993 Plan" and the "1997 Plan"). Options granted under the 1988 Plan and 1993 Plan remain exercisable by the employees owning such options, but no new options will be granted under these plans. At December 31, 1999, there were 189,000 and 740,500 options outstanding under the 1988 Plan and the 1993 Plan, respectively.

         On May 21, 1997, Devon's stockholders adopted the 1997 Plan and reserved two million shares of Common Stock for issuance thereunder. On December 9, 1998, Devon's stockholders voted to increase the reserved number of shares to three million. On August 17, 1999, Devon's stockholders voted to increase the reserved number of shares to six million. On August 29, 2000, Devon's stockholders voted to increase the reserved number of shares to ten million.

                              Page 46 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997



         The exercise price of stock options granted under the 1997 Plan may not be less than the estimated fair market value of the stock at the date of grant, plus 10% if the grantee owns or controls more than 10% of the total voting stock of Devon prior to the grant. Options granted are exercisable during a period established for each grant, which period may not exceed 10 years from the date of grant. Under the 1997 Plan, the grantee must pay the exercise price in cash or in Common Stock, or a combination thereof, at the time that the option is exercised. The 1997 Plan is administered by a committee comprised of non-management members of the Board of Directors. The 1997 Plan expires on April 25, 2007. As of December 31, 1999, there were 2,142,150 options outstanding under the 1997 Plan. There were 3,725,550 options available for future grants as of December 31, 1999.

         In addition to the stock options outstanding under the 1988 Plan, 1993 Plan and 1997 Plan, there were approximately 3,174,600, 2,081,100 and 226,600 stock options outstanding at the end of 1999 that were assumed as part of the Santa Fe Snyder merger, the PennzEnergy merger and the Northstar Combination, respectively. Santa Fe Snyder, PennzEnergy and Northstar had granted these options prior to the Santa Fe Snyder merger, the PennzEnergy merger and the Northstar Combination. As part of the Santa Fe Snyder merger, the PennzEnergy merger and the Northstar Combination, the options were assumed by Devon and converted to Devon options at the exchange rate of 0.22, 0.4475 and 0.235 Devon options for each Santa Fe Snyder, PennzEnergy and Northstar option, respectively.

         A summary of the status of Devon's stock option plans as of December 31, 1997, 1998 and 1999, and changes during each of the years then ended, is presented below.



                                                    OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                               ----------------------------      ---------------------------
                                                                                                    WEIGHTED
                                                                                                    AVERAGE
                                                  NUMBER          EXERCISE         NUMBER           EXERCISE
                                               OUTSTANDING         PRICE         EXERCISABLE          PRICE
                                               -----------       ----------      -----------       ----------
Balance at December 31, 1996                    3,212,023        $   37.483        2,050,483       $   38.337
                                                                                  ==========       ==========
    Options assumed in the
      Morrison Transaction                        732,041        $   36.260
    Options granted                               883,849        $   35.060
    Options exercised                            (574,016)       $   27.418
    Options forfeited                            (534,517)       $   42.790
    Revaluation due to Monterey Spinoff           686,180        $   33.045
                                               ----------

Balance at December 31, 1997                    4,405,560        $   31.564        2,744,115       $   29.717
                                                                                  ==========       ==========
    Options granted                             1,652,789        $   34.262
    Options exercised                            (187,953)       $   23.943
    Options forfeited                            (349,740)       $   35.326
                                               ----------

Balance at December 31, 1998                    5,520,656        $   31.768        4,079,125       $   30.479
                                                                                  ==========       ==========
    Options granted                             1,564,108        $   31.736
    Options assumed in the
      PennzEnergy merger                        2,081,894        $   55.643
    Options assumed in the Snyder merger          979,220        $   35.182
    Options exercised                          (1,139,231)       $   28.509
    Options forfeited                            (452,746)       $   36.369
                                               ----------

Balance at December 31, 1999                    8,553,901        $   38.202        7,063,983       $   39.547
                                               ==========                         ==========       ==========

         The weighted average fair values of options granted during 1999, 1998 and 1997 were $12.80, $13.44 and $14.36, respectively. The fair value of each option grant was estimated for disclosure purposes on the date of grant using the Black-Scholes Option Pricing Model with the following assumptions for 1999, 1998 and 1997, respectively: risk-free interest rates of 6.0%, 5.0% and 6.1%; dividend yields of 0.5%, 0.4% and 0.1%; expected lives of 5, 5 and 6 years; and volatility of the price of the underlying common stock of 35.2%, 31.7% and 29.7%.

                               Page 47 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


         The following table summarizes information about Devon's stock options which were outstanding, and those which were exercisable, as of December 31, 1999:


                                 OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                   ------------------------------------------------- --------------------------
                                      WEIGHTED          WEIGHTED                         WEIGHTED
 RANGE OF                              AVERAGE          AVERAGE                          AVERAGE
 EXERCISE              NUMBER         REMAINING        EXERCISE          NUMBER          EXERCISE
  PRICES             OUTSTANDING        LIFE             PRICE         EXERCISABLE         PRICE
---------------    ---------------- ---------------  --------------- ---------------  -----------
$ 8.375-$25.667       1,482,708       4.0 years       $  22.897       1,467,842       $  22.879
$26.291-$30.667         808,153       5.5 years       $  29.065         689,595       $  29.055
$30.938-$34.375       1,860,742       8.1 years       $  31.412         796,201       $  31.922
$35.582-$39.773       2,227,029       6.6 years       $  37.017       1,948,056       $  37.169
$40.125-$61.405       1,433,272       5.4 years       $  51.397       1,420,282       $  51.471
$63.433-$92.781         741,997       5.2 years       $  73.872         741,997       $  73.872
                      ---------                                       ---------
                      8,553,901       6.1 years       $  38.205       7,063,973       $  39.547
                      =========                                       =========

         Had Devon elected the fair value provisions of SFAS No. 123 and recognized compensation expense over the vesting period based on the fair value of the stock options granted as of their grant date, Devon's 1999, 1998 and 1997 pro forma net earnings (loss) and pro forma net earnings (loss) per share would have differed from the amounts actually reported as shown in the following table. The pro forma amounts shown below do not include the effects of stock options granted prior to January 1, 1995.


                                                                                            YEAR ENDED DECEMBER 31,
                                                                             ----------------------------------------------------
                                                                                  1999                1998               1997
                                                                             ---------------    ---------------      ------------
                                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net earnings (loss) available to common shareholders:
         As reported                                                         $  (157,795)          (235,885)          (230,191)
         Pro forma                                                           $  (173,005)          (252,070)          (238,492)

Net earnings (loss) per share available to common shareholders:
         As reported:
            Basic and diluted                                                $     (1.68)             (3.32)             (3.35)
         Pro forma:
            Basic and diluted                                                $     (1.85)             (3.55)             (3.46)

Share Rights Plan

         Under Devon's share rights plan, stockholders have one right for each share of Common Stock held. The rights become exercisable and separately transferable ten business days after a) an announcement that a person has acquired, or obtained the right to acquire, 15% or more of the voting shares outstanding, or b) commencement of a tender or exchange offer that could result in a person owning 15% or more of the voting shares outstanding.

         Each right entitles its holder (except a holder who is the acquiring person) to purchase either a) 1/100 of a share of Series A Preferred Stock for $75.00, subject to adjustment or b) Devon Common Stock with a value equal to twice the exercise price of the right, subject to adjustment to prevent dilution. In the event of certain merger or asset sale transactions with another party or transactions which would increase the equity ownership of a shareholder who then owned 15% or more of Devon, each Devon right will entitle its holder to purchase securities of the merging or acquiring party with a value equal to twice the exercise price of the right.

         The rights, which have no voting power, expire on April 16, 2005. The rights may be redeemed by Devon for $.01 per right until the rights become exercisable.

                               Page 48 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


11. FINANCIAL INSTRUMENTS

         The following table presents the carrying amounts and estimated fair values of Devon's financial instruments at December 31, 1999 and 1998.


                                                      1999                                    1998
                                         ------------------------------           ---------------------------
                                           CARRYING            FAIR               CARRYING            FAIR
                                            AMOUNT             VALUE               AMOUNT             VALUE
                                         -----------         ----------           --------           --------
                                                                     (IN THOUSANDS)
Investments                              $   634,281            634,281              1,930              1,930
Oil and gas price hedge agreements       $        --             (9,540)                --              1,988
Foreign exchange hedge agreements        $        --             (2,535)                --             (9,310)
Long-term debt (including current        $(2,416,521)        (2,400,334)          (735,871)          (758,075)
portion)
TCP Securities                           $        --                 --           (149,500)          (171,400)

         The following methods and assumptions were used to estimate the fair values of the financial instruments in the above table. None of Devon's financial instruments are held for trading purposes. The carrying values of cash and cash equivalents, accounts receivable and accounts payable (including income taxes payable and accrued expenses) included in the accompanying consolidated balance sheets approximated fair value at December 31, 1999 and 1998.

         Investments - The fair values of investments are primarily based on quoted market prices.

         Oil and Gas Price Hedge Agreements - The fair values of the oil and gas price hedges are based on either (a) quotes obtained from the counterparty to the hedge agreement or (b) quotes provided by brokers.

         Foreign Exchange Hedge Agreements - The fair values of the foreign exchange agreements are based on quotes obtained from brokers.

         Long-term Debt - The fair values of the fixed-rate long-term debt have been estimated based on quotes obtained from brokers or by discounting the principal and interest payments at rates available for debt of similar terms and maturity. The fair values of the floating-rate long-term debt are estimated to approximate the carrying amounts due to the fact that the interest rates paid on such debt are generally set for periods of three months or less.

         TCP Securities - The fair values of the TCP Securities are based on quoted market prices provided by brokers.

         The following table covers Devon's notional volumes and pricing on open natural gas hedging instruments as of December 31, 1999:


                                                             YEAR OF PRODUCTION
                                               --------------------------------------------
                                                  2000               2001             2002
                                               ----------           ------            -----
Volumes  (billion British thermal units)           18,215           12,661            2,656
Average price to be received                   $     1.82             1.87             1.83

         The floating reference prices which Devon will pay the counterparties to the above gas price hedging instruments include several index prices based upon the area of the gas production that is hedged. For the hedged Canadian gas production, these reference prices are primarily based on index prices published by the Alberta Energy Company ("AECO"). For the hedged U.S. production, the reference prices are primarily based on index prices published by "Inside FERC" for the Rocky Mountains and San Juan Basin.

         In addition to the above gas hedging instruments, Devon also had a natural gas basis swap in effect as of December 31, 1999. In this basis swap, which covers 20,000 MMBtus per day, Devon owes the counterparty the applicable monthly Colorado Interstate Gas index price as published by Inside FERC, while the counterparty owes Devon the average NYMEX


                               Page 49 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


price for the last three settlement days of the month less $0.30 per MMBtu. The net difference is settled by the parties each month. This basis swap continues through August 31, 2004.

         At December 31, 1999, Devon also had various "price collars" in effect for a portion of its oil production in the year 2000. These collars had an average floor price of $20.20 per barrel and an average ceiling price of $25.06 per barrel. These collars were in place for an average daily production of 11,000 barrels per day during 2000.

         Devon has certain foreign currency hedging instruments that offset a portion of the exposure to currency fluctuations on Canadian oil sales that are based on U.S. dollar prices. Gains and losses recognized on these foreign currency hedging instruments are included as increases or decreases to realized oil sales. As of December 31, 1999, Devon had open foreign currency hedging instruments in which it will sell $30 million in 2000 at average Canadian-to-U.S. dollar exchange rates of $0.7265. A portion of these hedging instruments can be extended an additional year at the option of the counterparty. If such options are exercised, Devon will sell an additional $10 million in 2001 at average Canadian-to-U.S. dollar exchange rates of $0.7102. Under these agreements, Devon will buy the same amount of dollars in each year at the floating exchange rate.

         Devon's 1999, 1998 and 1997 consolidated balance sheets include deferred revenues of $0.4 million, $1.0 million and $3.8 million, respectively, for gains realized on the early termination of commodity and foreign currency hedging instruments in prior years. These deferred gains as of the end of 1999 will be recognized as oil and gas sales over periods ranging from ten months to one year as the hedged oil and gas production occurs.

12. RETIREMENT PLANS

         Devon has non-contributory defined benefit retirement plans (the "Basic Plans") which include U.S. employees meeting certain age and service requirements. The benefits are based on the employee's years of service and compensation. Devon's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Rights to amend or terminate the Basic Plans are retained by Devon.

         Devon also has separate defined benefit retirement plans (the "Supplementary Plans") which are non-contributory and include only certain employees whose benefits under the Basic Plans are limited by income tax regulations. The Supplementary Plans' benefits are based on the employee's years of service and compensation. Devon's funding policy for the Supplementary Plans is to fund the benefits as they become payable. Rights to amend or terminate the Supplementary Plans are retained by Devon.

         Additionally, Devon assumed responsibility for the PennzEnergy sponsored defined benefit postretirement plans, which are unfunded, and cover substantially all of the former PennzEnergy employees who remained with Devon. Devon did not extend these benefits to other employees. The plans provide medical and life insurance benefits and are, depending on the type of plan, either contributory or non-contributory. The accounting for the health care plan anticipates future cost-sharing changes that are consistent with Devon's expressed intent to increase, where possible, contributions for future retirees. Furthermore, future contributions for both current and future salaried retirees have been limited to 200% of the 1992 retiree premium rates. Retirees will be required to absorb all future cost increases over that limit.


                                Page 50 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997



         The following table sets forth the plans' benefit obligations, plan assets, reconciliation of funded status, amounts recognized in the consolidated balance sheets and the actuarial assumptions used as of December 31, 1999 and 1998.


                                                                                          OTHER POSTRETIREMENT
                                                          PENSION BENEFITS                      BENEFITS
                                                    ---------------------------         ---------------------------
                                                       1999              1998             1999              1998
                                                    ---------         ---------         ---------         ---------
                                                                                 (IN THOUSANDS)
Change in benefit obligation:
     Benefit obligation at beginning of year        $  63,841            53,859         $   8,100             6,600
     Service cost                                       4,937             2,685               838               400
     Interest cost                                      6,464             4,035             1,249               500
     Participant contributions                             --                --                --               100
     Amendments                                            --               293                --                --
     PennzEnergy merger                                84,651                --            27,859                --
     Snyder merger                                      3,100                --               800                --
     Actuarial (loss) gain                             (3,525)            5,573               600             1,000
     Benefits paid                                     (3,899)           (2,604)           (1,586)             (500)
                                                    ---------         ---------         ---------         ---------
     Benefit obligation at end of year                155,569            63,841            37,860             8,100
                                                    ---------         ---------         ---------         ---------

Change in plan assets:
     Fair value of plan assets at beginning            41,531            43,136                --                --
of year
     Actual return on plan assets                      14,808               113                --                --
     PennzEnergy merger                               104,181                --                --                --
     Employer contributions                             1,273               886             1,486               400
     Participant contributions                             --                --               100               100
     Benefits paid                                     (3,899)           (2,604)           (1,586)             (500)
                                                    ---------         ---------         ---------         ---------
     Fair value of plan assets at end of year         157,894            41,531                --                --
                                                    ---------         ---------         ---------         ---------

Funded status                                           2,325           (22,310)          (37,860)           (8,100)

Unrecognized net actuarial (gain) loss                 (2,723)            9,130               800               200
Unrecognized prior service cost                         1,966             2,322                --                --
Unrecognized net transition (asset)                      (400)             (500)            2,100             2,300
obligation
Other                                                     100                --               100               100
                                                    ---------         ---------         ---------         ---------
Net amount recognized                               $   1,268           (11,358)        $ (34,860)           (5,500)
                                                    =========         =========         =========         =========
The net amounts recognized in the
consolidated
   balance sheets consist of:
     Prepaid (accrued) benefit cost                 $   1,268           (11,358)        $ (34,860)           (5,500)
     Additional minimum liability                      (3,110)           (2,987)               --                --
     Intangible asset                                   1,537             1,808                --                --
     Accumulated other comprehensive loss               1,573             1,179                --                --
                                                    ---------         ---------         ---------         ---------
     Net amount recognized                          $   1,268           (11,358)        $ (34,860)           (5,500)
                                                    =========         =========         =========         =========

Assumptions:
     Discount rate                                       7.34%             6.69%             7.32%             6.75%
     Expected return on plan assets                      8.37%             9.35%              N/A               N/A
     Rate of compensation increase                       4.88%             4.84%             4.75%             4.75%


         The benefit obligation for the defined benefit pension plans with benefit obligations in excess of assets was $61.3 million as of December 31, 1999. The plan assets for these plans at December 31, 1999 totaled $39.1 million.

         Net periodic benefit cost included the following components:


                                                                                            OTHER POSTRETIREMENT
                                                   PENSION BENEFITS                               BENEFITS
                                         -------------------------------------        -----------------------------------
                                          1999           1998           1997           1999           1998          1997
                                         -------        -------        -------        -------       -------       -------
                                                                           (IN THOUSANDS)
Service cost                             $ 4,937          2,685          2,606        $   838           400           500
Interest cost                              6,464          4,035          3,947          1,249           500           500
Expected return on plan assets            (6,900)        (3,932)        (3,745)            --            --            --
Amortization of prior service cost           256            256            194             --            --            --
Amortization of transition                    --             --           (100)           200           200           200
obligation
Recognized net actuarial (gain)              320             11             59             --            --            --
loss
Curtailment charges (credits)                 --             --         (2,400)            --            --           300
                                         -------        -------        -------        -------       -------       -------
Net periodic benefit cost                $ 5,077          3,055            561        $ 2,287         1,100         1,500
                                         =======        =======        =======        =======       =======       =======

         For measurement purposes, a 7% annual rate of increase in the per capita cost of covered health care benefits was assumed in 2000. The rate was assumed to decrease on a pro-rata basis annually to 5% in the year 2002 and remain at that

                               Page 51 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one percentage-point change in assumed health care cost trend rates would have the following effects:


                                                                   ONE-PERCENTAGE     ONE-PERCENTAGE
                                                                   POINT INCREASE     POINT DECREASE
                                                                  ----------------   -----------------
                                                                             (IN THOUSANDS)
Effect on total of service and interest cost components for 1999       $   224       $  (826)
Effect on year-end 1999 postretirement benefit obligation              $ 1,809        (1,116)

         As a result of the PennzEnergy merger, Devon assumed certain postemployment benefits to former or inactive employees who are not retirees. These benefits include salary continuance, severance and disability health care and life insurance which are accounted for under SFAS No. 112, "Employer's Accounting for Postemployment Benefits." The accrued postemployment benefit liability was approximately $2.5 million at the end of 1999.

         Devon has a 401(k) Incentive Savings Plan which covers all domestic employees. At its discretion, Devon may match a certain percentage of the employees' contributions to the plan. The matching percentage is determined annually by the Board of Directors. Devon's matching contributions to the plan were $4.3 million, $2.3 million and $2.1 million for the years ended December 31, 1999, 1998 and 1997, respectively.

         Devon has defined contribution plans for its Canadian employees. Devon contributes between 6% and 10% of the employee's base compensation, depending upon the employee's classification. Such contributions are subject to maximum amounts allowed under the Income Tax Act (Canada).

         Devon also has a savings plan for its Canadian employees. Under the savings plan, Devon contributes an amount equal to 2% of the base salary of each employee. The employees may elect to contribute up to 4% of their salary. If such employee contributions are made, they are matched by additional Devon contributions.

         During the years 1999, 1998 and 1997, Devon's combined contributions to the Canadian defined contribution plan and the Canadian savings plan were $1.9 million, $1.8 million and $1.2 million, respectively.

         As a result of the Santa Fe Snyder merger, Devon also has a savings plan with respect to certain personnel employed in foreign locations. The plan is an unsecured creditor of Devon and at December 31, 1999 and 1998, Devon's liability with respect to the plan totaled $0.4 million and $0.3 million, respectively.

13. COMMITMENTS AND CONTINGENCIES

         Devon is party to various legal actions arising in the normal course of business. Matters that are probable of unfavorable outcome to Devon and which can be reasonably estimated are accrued. Such accruals are based on information known about the matters, Devon's estimates of the outcomes of such matters and its experience in contesting, litigating and settling similar matters. None of the actions are believed by management to involve future amounts that would be material to Devon's financial position or results of operations after consideration of recorded accruals.

Environmental Matters

         Devon is subject to certain laws and regulations relating to environmental remediation activities associated with past operations, such as the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") and similar state statutes. In response to liabilities associated with these activities, accruals have been established when reasonable estimates are possible. Such accruals primarily include estimated costs associated with remediation. Devon has not used discounting in determining its accrued liabilities for environmental remediation, and no claims for possible recovery from third party insurers or other parties related to environmental costs have been recognized in Devon's consolidated financial statements.

                               Page 52 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


Devon adjusts the accruals when new remediation responsibilities are discovered and probable costs become estimable, or when current remediation estimates must be adjusted to reflect new information.

         Certain of Devon's subsidiaries acquired in the PennzEnergy merger are involved in matters in which it has been alleged that such subsidiaries are potentially responsible parties ("PRPs") under CERCLA or similar state legislation with respect to various waste disposal areas owned or operated by third parties. As of December 31, 1999, Devon's consolidated balance sheet included $6.7 million of accrued liabilities, reflected in "Other liabilities," for environmental remediation. Devon does not currently believe there is a reasonable possibility of incurring additional material costs in excess of the current accruals recognized for such environmental remediation activities. With respect to the sites in which Devon subsidiaries are PRPs, Devon's conclusion is based in large part on (i) the availability of defenses to liability, including the availability of the "petroleum exclusion" under CERCLA and similar state laws, and/or (ii) Devon's current belief that its share of wastes at a particular site is or will be viewed by the Environmental Protection Agency or other PRPs as being de minimis. As a result, Devon's monetary exposure is not expected to be material.

Ramco Dispute

         In October 1995, subsidiaries of Devon acquired in the PennzEnergy merger filed an action, styled Pennzoil Exploration and Production Company, et al. v. Ramco Energy Limited and Ramco Hazar Energy Limited, in the United States District Court for the Southern District of Texas, Houston Division, against Ramco Hazar Energy Limited, formerly known as Ramco Energy Limited (collectively "Ramco"). The underlying dispute involves Ramco's asserted claim to an interest in the Karabakh prospect, an oil and gas field located in the territorial waters of the Azerbaijan Republic in the Caspian Sea. Since the initiation of the litigation, the operator of the Karabakh prospect determined that the hydrocarbon accumulation tested by three exploratory wells was not commercial. The federal suit sought to compel Ramco to arbitrate certain disputes that have arisen between it and the Devon plaintiffs pursuant to the Federal Arbitration Act and the Convention on the Recognition and Enforcement of Foreign Arbitral Awards. After the filing of the federal action, the Devon plaintiffs filed an Original Petition for Declaration Relief in the 281st Judicial District Court of Harris County, Texas. The state suit, styled Pennzoil Exploration and Production Company, et al. v. Ramco Energy Limited and Ramco Hazar Energy Limited, which is expressly conditioned upon a determination in the federal suit that the disputes between the Devon plaintiffs and Ramco are not subject to arbitration, seeks a declaration that the Devon plaintiffs have not breached any agreements with Ramco, and do not owe and/or have not breached any fiduciary or other legal duty to Ramco including, without limitation, a duty of good faith and fair dealing. In November 1995, Ramco asserted a counterclaim in the state court action, asserting breach of contract and breach of fiduciary duties. The counterclaim seeks a declaratory judgment granting Ramco a participation interest in the Karabakh prospect, compensatory damages, exemplary damages, attorneys' fees, court costs and other unspecified relief.

         The judge in the federal suit granted in part the plaintiffs' motion to compel arbitration and ordered arbitration to be held in New York, New York. The United States Court of Appeals for the Fifth Circuit generally affirmed the ruling of the judge in the federal suit and the Devon plaintiffs initiated arbitration. The parties have been engaged in settlement discussions and the selection of arbitrators has been suspended by agreement of the parties pending the outcome of the settlement discussions.

Royalty Matters

         More than 30 oil companies, including Devon as a result of the PennzEnergy merger, are involved in disputes in which it is alleged that the oil companies and related parties have underpaid holders of royalty interests, overriding royalty interests and working interests in connection with the production of crude oil. The proceedings include suits in federal court in Texas, Louisiana, Mississippi and Wyoming (that have been consolidated into one proceeding in Texas) and in state court in Texas, Utah, Alabama and Louisiana. Certain parties to the federal litigation have entered into a global settlement agreement which provides for a conditional nationwide settlement, subject to opt-outs, of the crude oil royalty, overriding royalty and working

                               Page 53 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


interest claims of all members of the settlement class, including claims in the federal litigation and in numerous other individual and class action cases pending throughout the United States. The federal court held a fairness hearing April 5, 1999, and the settlement was approved. The Amended Final Judgment was entered September 10, 1999. However, certain entities have appealed their objections to the settlement. Devon is a party to the settlement agreement, which explicitly refutes an admission of liability, but was entered into to avoid expensive and protracted litigation.

         Also, pending is a separate suit in federal court in Texas alleging that more than 30 major oil companies, including Devon as a result of the PennzEnergy merger, underpaid royalties to the United States in connection with crude oil produced from United States owned and/or controlled lands since 1986. The claims were filed by private litigants under the federal False Claims Act, and after investigation, the United States served notice of its intent to intervene as to certain defendants. Devon has reached an agreement in principle with the United States and the private litigants to settle the claims made in the case. Devon believes that it has acted reasonably and paid royalties in good faith, but has entered into the settlement agreement, which explicitly refutes an admission of liability, to avoid expensive and protracted litigation. Devon does not currently believe there is a reasonable possibility of incurring additional material costs in excess of the liability recognized for such settlement of the royalty matters.

Maersk Rig Contracts

         In December 1997, Pennzoil Venezuela Corporation, S.A. ("PVC"), a subsidiary of Devon as a result of the PennzEnergy merger, entered into a contract ("Contract #1") with Maersk Jupiter Drilling, S.A. ("Maersk") for the provision of a rig for drilling services relative to the anticipated drilling program associated with Devon's Block 68/79, Lake Maracaibo, Venezuela. The rig to be provided by Maersk was to be assembled and delivered to the Lake Maracaibo area and placed in service in October 1998. The term of Contract #1 was to October 1, 2001. A companion contract ("Contract #2") with Maersk for a second rig with a similar term for use in conjunction with the Block 70/80 drilling program was also executed by PVC's working interest partner in that Block.

         With execution of Contract #1, construction of the rig destined for Block 68/79 proceeded until completion thereof. In October 1998, Maersk advised that it intended to commence mobilization of the rig to Lake Maracaibo. However, during the period of rig construction, changes had occurred in the scope and timing of the drilling program anticipated for Block 68/79, resulting in significant reduction of the need for drilling services originally envisioned in Contract #1. PVC instructed Maersk to cease mobilization and to stack the rig in Brownsville, Texas, where it currently remains.

         The rig built for Contract #2 was delivered to Lake Maracaibo where it performed an abbreviated drilling program for both Blocks 68/79 and 70/80. It is currently stacked in Lake Maracaibo.

         While both Contract #1 and #2 provide for early termination, the charge for such termination is established in each contract as the "Contract Standby Rate" which is currently estimated at $42,000 per day, per contract, with certain escalation factors for the balance of the term of each. In 2000, Devon settled a portion of these commitments. Representatives of PVC and Maersk are engaged in negotiations relative to the remaining commitments. As of December 31, 1999, Devon's consolidated balance sheet included accrued liabilities, reflected in "Other liabilities," for the expected cost to terminate/settle both Contract #1 and Contract #2. This liability was recorded at the time of the PennzEnergy merger. Devon does not currently believe there is a reasonable possibility of incurring additional material costs in excess of the liability recognized for such termination/settlement of both Contract #1 and Contract #2.

                               Page 54 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


Operating Leases

         The following is a schedule by year of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1999:


YEAR ENDING DECEMBER 31,             (IN THOUSANDS)
------------------------
2000                                    $ 29,521
2001                                      20,285
2002                                      12,130
2003                                       7,462
2004                                       7,172
Thereafter                                27,931
                                        --------
Total minimum lease payments required   $104,501
                                        ========

         Total rental expense for all operating leases is as follows for the years ended December 31:


              (IN THOUSANDS)
      1999       $24,204
      1998       $18,319
      1997       $12,419

Santa Fe Energy Trust

         The Santa Fe Energy Trust (the "Trust") was formed in 1992 to hold 6.3 million Depository Units, each consisting of beneficial ownership of one unit of undivided interest in the Trust and a $20 face amount beneficial ownership interest in a $1,000 face amount zero coupon U.S. Treasury obligation maturing on or about February 15, 2008, when the Trust will be liquidated. The assets of the Trust consist of certain oil and gas properties conveyed to it by Santa Fe Snyder.

         For any calendar quarter ending on or prior to December 31, 2002, the Trust will receive additional support payments to the extent that it needs such payments to distribute $0.39 per Depository Unit per quarter. The source of such support payments is limited to Devon's remaining royalty interest in certain of the properties conveyed to the Trust. The aggregate amount of the additional royalty payments (net of any amounts recouped) is limited to $19.4 million on a revolving basis. If such support payments are made, certain proceeds otherwise payable to the Trust in subsequent quarters may be reduced to recoup the amount of such support payments. Through the end of 1999, the Trust had received support payments totaling $4.2 million and Santa Fe Snyder had recouped $3.9 million of such payments. In the first quarter of 2000, Santa Fe Snyder recouped the remaining $0.3 million of support payments.

         Depending on various factors, such as sales volumes and prices and the level of operating costs and capital expenditures incurred, proceeds payable to the Trust with respect to operations in subsequent quarters may not be sufficient to make the required quarterly distributions. In such instances, Devon would be required to make support payments.

         At December 31, 1999 and 1998, accounts payable as shown on the accompanying consolidated balance sheets included $3.4 million and $2.6 million, respectively, due to the Trust.

14. REDUCTION OF CARRYING VALUE OF OIL AND GAS PROPERTIES

         Under the full cost method of accounting, the net book value of oil and gas properties, less related deferred income taxes, may not exceed a calculated "ceiling." The ceiling limitation is the discounted estimated after-tax future net revenues from proved oil and gas properties. The ceiling is imposed separately by country. In calculating future net revenues, current prices and costs are generally held constant indefinitely. The net book value, less deferred tax liabilities, is compared to the ceiling on a quarterly and annual basis. Any excess of the net book value, less deferred taxes, is written off as an expense. An

                               Page 55 of 79 pages
expense recorded in one period may not be reversed in a subsequent period even though higher oil and gas prices may have increased the ceiling applicable to the subsequent period.

         During 1999, 1998 and 1997, Devon reduced the carrying value of its oil and gas properties by $476.1 million, $422.5 million and $641.3 million, respectively, due to the full cost ceiling limitations. The after-tax effect of these reductions in 1999, 1998 and 1997 were $309.7 million, $280.8 million and $408.2 million, respectively.

15. OIL AND GAS OPERATIONS

Costs Incurred

         The following tables reflect the costs incurred in oil and gas property acquisition, exploration, and development activities:


                                                                      TOTAL
                                                               YEAR ENDED DECEMBER 31,
                                                   --------------------------------------------
                                                      1999            1998             1997
                                                   ----------       ----------       ----------
                                                                  (IN THOUSANDS)
Property acquisition costs:
  Proved, excluding deferred income taxes          $3,002,269          245,467          733,131
  Deferred income taxes                               131,700           21,382           94,822
                                                   ----------       ----------       ----------
  Total proved, including deferred income
   taxes                                           $3,133,969          266,849          827,953
                                                   ==========       ==========       ==========
  Unproved, excluding deferred income taxes:
    Business combinations                              83,505            5,278
                                                                                         37,261
    Other acquisitions                                 40,583           55,827           30,275
  Deferred income taxes                                    --              661            6,082
                                                   ----------       ----------       ----------
  Total unproved, including deferred income
    taxes                                          $  124,088           61,766           73,618
                                                   ==========       ==========       ==========
Exploration costs                                  $  157,706          176,014          120,240
Development costs                                  $  336,126          294,105          328,144



                                                                    DOMESTIC
                                                   --------------------------------------------
                                                            YEAR ENDED DECEMBER 31,
                                                   --------------------------------------------
                                                     1999              1998            1997
                                                   ----------       ----------       ----------
                                                                  (IN THOUSANDS)
Property acquisition costs:
  Proved, excluding deferred income taxes          $2,670,237           87,549          196,091
  Deferred income taxes                               131,700               --            2,084
                                                   ----------       ----------       ----------
  Total proved, including deferred income
   taxes                                           $2,801,937           87,549          198,175
                                                   ==========       ==========       ==========
  Unproved, excluding deferred income taxes:
    Business combinations                              81,755               --               --
    Other acquisitions                                 27,728           40,364           22,482
  Deferred income taxes                                    --               --             (100)
                                                   ----------       ----------       ----------
  Total unproved, including deferred income
   taxes                                           $  109,483           40,364           22,382
                                                   ==========       ==========       ==========
Exploration costs                                  $   88,171           71,486           66,826
                                                                                     ----------
Development costs                                  $  228,095          149,286          192,743



                                                                 CANADA
                                                   -----------------------------------
                                                         YEAR ENDED DECEMBER 31,
                                                   -----------------------------------
                                                    1999          1998          1997
                                                   -------       -------       -------
                                                             (IN THOUSANDS)
Property acquisition costs:
  Proved, excluding deferred income taxes          $29,532       107,818       499,440
  Deferred income taxes                                 --        21,382        92,738
                                                   -------       -------       -------
  Total proved, including deferred income
   taxes                                           $29,532       129,200       592,178
                                                   =======       =======       =======
  Unproved, excluding deferred income taxes:
    Business combinations                               --         5,278        37,261
    Other acquisitions                               9,155        10,263         5,493
  Deferred income taxes                                 --           661         6,182
                                                   -------       -------       -------
  Total unproved, including deferred income
   taxes                                           $ 9,155        16,202        48,936
                                                   =======       =======       =======
Exploration costs                                  $37,197        49,928        36,314
Development costs                                  $29,811        75,119        82,301


                               Page 57 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997



                                                             INTERNATIONAL
                                                   -------------------------------
                                                          YEAR ENDED DECEMBER 31,
                                                   ------------------------------------
                                                     1999            1998         1997
                                                   --------         ------       --------
                                                                (IN THOUSANDS)
Property acquisition costs:
  Proved, excluding deferred income taxes          $302,500         50,100         37,600
  Deferred income taxes                                  --             --             --
                                                   --------                      --------
  Total proved, including deferred income
   taxes                                           $302,500         50,100         37,600
                                                   ========                      ========
  Unproved, excluding deferred income taxes:
    Business combinations                             1,750             --             --
    Other acquisitions                                3,700          5,200          2,300
  Deferred income taxes                                  --             --             --
                                                   --------                      --------
  Total unproved, including deferred income
   taxes                                           $  5,450          5,200          2,300
                                                                                 ========
Exploration costs                                  $ 32,338         54,600         17,100
Development costs                                  $ 78,220         69,700         53,100

         Pursuant to the full cost method of accounting, Devon capitalizes certain of its general and administrative expenses which are related to property acquisition, exploration and development activities. Such capitalized expenses, which are included in the costs shown in the preceding tables, were $28.9 million, $14.8 million and $14.5 million in the years 1999, 1998 and 1997, respectively.

         Due to the tax-free nature of the merger between Santa Fe and Snyder in May 1999, additional deferred tax liabilities of $131.7 million were allocated to proved properties. Due to the tax-free nature of the PennzEnergy merger in August 1999, additional deferred tax liabilities of $338.9 million were recorded in 1999 and allocated to goodwill.

         During 1997, various uncertainties that existed at year-end 1996 regarding the tax basis and liabilities assumed in the acquisition of Kerr-McGee Corporation's North American onshore oil and gas exploration and production business and properties ("KMG-NAOS") were resolved. This resulted in an additional $5.5 million being allocated in 1997 to the proved properties acquired in the 1996 KMG-NAOS transaction. Of this amount, $3.1 million was for liabilities assumed and $2.4 million was for additional deferred tax liabilities created. This additional $5.5 million is included in the preceding table of costs incurred in 1997. The resolution of the uncertainties also resulted in a reduction of $0.1 million in 1997 to the deferred tax liabilities originally allocated in 1996 to the KMG-NAOS unproved properties.

         Due to the tax-free nature of the Morrison Transaction, additional deferred tax liabilities of $128.5 million were recorded in 1997. Of this amount, $92.7 million was allocated to proved oil and gas properties and $6.2 million was allocated to unproved properties. The remaining amount of $29.6 million was allocated to non-oil and gas properties.

                               Page 57 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


Results of Operations for Oil and Gas Producing Activities

         The following tables include revenues and expenses associated directly with Devon's oil and gas producing activities. They do not include any allocation of Devon's interest costs or general corporate overhead and, therefore, are not necessarily indicative of the contribution to net earnings of Devon's oil and gas operations. Income tax expense has been calculated by applying statutory income tax rates to oil and gas sales after deducting costs, including depreciation, depletion and amortization and after giving effect to permanent differences.


                                                                            TOTAL
                                                     ---------------------------------------------------
                                                                   YEAR ENDED DECEMBER 31,
                                                     ---------------------------------------------------
                                                         1999               1998               1997
                                                     ------------        -----------        -----------
                                                    (IN THOUSANDS, EXCEPT PER EQUIVALENT BARREL AMOUNTS)
Oil, gas and natural gas liquids sales                $ 1,225,003            660,060            945,904
Production and operating expenses                        (345,603)          (252,700)          (297,224)
Depreciation, depletion and amortization                 (390,117)          (230,419)          (276,977)
Amortization of goodwill                                  (16,111)                --                 --
Reduction of carrying value of oil and gas
   properties                                            (476,100)          (422,500)          (641,314)
Income tax (expense) benefit                              (24,984)            65,515             94,211
                                                      -----------        -----------        -----------
Results of operations for oil and gas producing
   activities                                         $   (27,912)          (180,044)          (175,400)
                                                      ===========        ===========        ===========
Depreciation, depletion and amortization per
equivalent barrel of production                       $      4.46               3.74               4.17
                                                      ===========        ===========        ===========




                                                                       DOMESTIC
                                                  ----------------------------------------------------
                                                                YEAR ENDED DECEMBER 31,
                                                  ----------------------------------------------------
                                                     1999                 1998                  1997
                                                  ---------            ---------             ---------
                                                  (IN THOUSANDS, EXCEPT PER EQUIVALENT BARREL AMOUNTS)
Oil, gas and natural gas liquids sales            $ 871,202              404,330              699,560
Production and operating expenses                  (233,609)            (151,629)            (222,458)
Depreciation, depletion and amortization           (293,841)            (154,127)            (165,691)
Amortization of goodwill                            (16,106)                  --                   --
Reduction of carrying value of oil and gas
   properties                                      (463,700)            (301,400)                  --
Income tax (expense) benefit                         37,786               63,630             (109,148)
                                                  ---------            ---------            ---------
Results of operations for oil and gas producing
   activities                                     $ (98,268)            (139,196)             202,263
                                                  =========            =========            =========
Depreciation, depletion and amortization per
   equivalent
        barrel of production                      $    4.98                 4.41                 3.64
                                                  =========            =========            =========


                                                                         CANADA
                                                  ----------------------------------------------------
                                                               YEAR ENDED DECEMBER 31,
                                                  ----------------------------------------------------
                                                     1999                 1998                 1997
                                                  ----------           ----------           ----------
                                                  (IN THOUSANDS, EXCEPT PER EQUIVALENT BARREL AMOUNTS)
Oil, gas and natural gas liquids sales            $ 193,100              161,030              178,244
Production and operating expenses                   (51,194)             (49,571)             (44,366)
Depreciation, depletion and amortization            (64,514)             (43,392)             (91,886)
Reduction of carrying value of oil and gas
properties                                               --                   --             (625,514)
Income tax (expense) benefit                        (37,736)             (37,615)             204,159
                                                  ---------            ---------            ---------
Results of operations for oil and gas producing
   activities                                     $  39,656               30,452             (379,363)
                                                  =========            =========            =========
Depreciation, depletion and amortization per
equivalent barrel of production                   $    3.56                 2.41                 5.64
                                                  =========            =========            =========


                                                                    INTERNATIONAL
                                                  ----------------------------------------------------
                                                               YEAR ENDED DECEMBER 31,
                                                  ----------------------------------------------------
                                                     1999                 1998                 1997
                                                  ----------           ----------           ----------
                                                  (IN THOUSANDS, EXCEPT PER EQUIVALENT BARREL AMOUNTS)
Oil, gas and natural gas liquids sales            $ 160,701               94,700               68,100
Production and operating expenses                   (60,800)             (51,500)             (30,400)
Depreciation, depletion and amortization            (31,762)             (32,900)             (19,400)
Amortization of goodwill                                 (5)                  --                   --
Reduction of carrying value of oil and gas
properties                                          (12,400)            (121,100)             (15,800)
Income tax (expense) benefit                        (25,034)              39,500                 (800)
                                                  ---------            ---------            ---------
Results of operations for oil and gas producing
activities                                        $  30,700              (71,300)               1,700
                                                  =========            =========            =========
Depreciation, depletion and amortization per
equivalent barrel of production                   $    3.06                 3.78                 4.14
                                                  =========            =========            =========


                              Page 58 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


16. SUPPLEMENTAL INFORMATION ON OIL AND GAS OPERATIONS (UNAUDITED)

         The following supplemental unaudited information regarding the oil and gas activities of Devon is presented pursuant to the disclosure requirements promulgated by the Securities and Exchange Commission and SFAS No. 69, "Disclosures About Oil and Gas Producing Activities."

Quantities of Oil and Gas Reserves

         Set forth below is a summary of the changes in the net quantities of crude oil, natural gas and natural gas liquids reserves for each of the three years ended December 31, 1999. Approximately 98%, 96% and 96%, of the respective year-end 1999, 1998 and 1997 domestic proved reserves were calculated by the independent petroleum consultants of LaRoche Petroleum Consultants, Ltd. and Ryder-Scott Company Petroleum Consultants. The remaining percentages of domestic reserves are based on Devon's own estimates. All of the year-end 1999 Canadian proved reserves were calculated by the independent petroleum consultants Paddock Lindstrom & Associates. All of the year-end 1998 and 1997 Canadian proved reserves were calculated by the independent petroleum consultants of Paddock Lindstrom & Associates, AMH Group Ltd. and, for 1997 only, John P. Hunter & Associates, Ltd. All of the international proved reserves other than Canada as of December 31, 1999 and 1997 were calculated by the independent petroleum consultants of Ryder-Scott Company Petroleum Consultants. Of the 1998 international reserves other than Canada, 87% were calculated by Ryder-Scott Company Petroleum Consultants and 13% were based on Devon's own estimates.


                                                                  TOTAL
                                              ----------------------------------------------
                                                                                   NATURAL
                                                                                     GAS
                                                  OIL              GAS             LIQUIDS
                                                (MBBLS)           (MMCF)            (MBBLS)
                                              ----------        ----------        ----------
Proved reserves as of December 31, 1996          375,355         1,157,719            18,490
        Revisions of estimates                     9,224            (7,261)            3,595
        Extensions and discoveries                42,987           181,608             2,324
        Purchase of reserves                      29,696           282,592             2,914
        Production                               (32,565)         (186,239)           (2,842)
        Sale of reserves                        (205,956)          (25,215)               (3)
                                              ----------        ----------        ----------
Proved reserves as of December 31, 1997          218,741         1,403,204            24,478
        Revisions of estimates                    (9,452)          (53,209)            2,391
        Extensions and discoveries                27,497           174,527             8,652
        Purchase of reserves                      30,283           164,429               518
        Production                               (25,628)         (198,051)           (3,054)
        Sale of reserves                          (5,984)          (13,906)             (306)
                                              ----------        ----------        ----------
Proved reserves as of December 31, 1998          235,457         1,476,994            32,679
        Revisions of estimates                    12,367             6,888             3,254
        Extensions and discoveries                12,809           406,157             4,342
        Purchase of reserves                     272,412         1,417,747            32,795
        Production                               (31,756)         (304,203)           (5,111)
        Sale of reserves                          (4,572)          (53,956)             (142)
                                              ----------        ----------        ----------
Proved reserves as of December 31, 1999          496,717         2,949,627            67,817
                                              ==========        ==========        ==========
Proved developed reserves as of:
        December 31, 1996                        307,730         1,030,165            16,263
        December 31, 1997                        187,758         1,204,874            21,832
        December 31, 1998                        179,746         1,282,447            19,381
        December 31, 1999                        301,149         2,500,985            52,102


                               page 59 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


                                                              DOMESTIC
                                              ----------------------------------------------
                                                                                   NATURAL
                                                                                    GAS
                                                  OIL              GAS             LIQUIDS
                                                (MBBLS)           (MMCF)           (MBBLS)
                                              ----------        ----------        ----------
Proved reserves as of December 31, 1996          331,051           787,461            15,895
        Revisions of estimates                     4,487             1,581             2,659
        Extensions and discoveries                17,294           129,825             2,001
        Purchase of reserves                       5,026             7,992                16
        Production                               (23,500)         (117,520)           (2,396)
        Sale of reserves                        (205,956)          (25,215)               (3)
                                              ----------        ----------        ----------
Proved reserves as of December 31, 1997          128,402           784,124            18,172
        Revisions of estimates                   (19,849)           10,919               219
        Extensions and discoveries                 3,042           108,308               371
        Purchase of reserves                       1,813            58,655                --
        Production                               (12,257)         (121,419)           (2,468)
        Sale of reserves                              --            (2,300)               --
                                              ----------        ----------        ----------
Proved reserves as of December 31, 1998          101,151           838,287            16,294
        Revisions of estimates                    23,986            35,751             3,407
        Extensions and discoveries                 1,890           230,059             2,794
        Purchase of reserves                     142,908         1,399,634            32,709
        Production                               (17,822)         (221,061)           (4,396)
        Sale of reserves                          (2,689)           (8,284)               (4)
                                              ----------        ----------        ----------
Proved reserves as of December 31, 1999          249,424         2,274,386            50,804
                                              ==========        ==========        ==========
Proved developed reserves as of:
        December 31, 1996                        273,172           723,007            13,928
        December 31, 1997                        115,559           646,882            16,789
        December 31, 1998                         92,931           663,864            14,777
        December 31, 1999                        214,267         1,959,531            48,237



                                                              CANADA
                                              ----------------------------------------
                                                                              NATURAL
                                                                               GAS
                                                OIL             GAS           LIQUIDS
                                              (MBBLS)          (MMCF)          (MBBLS)
                                              --------        --------        --------
Proved reserves as of December 31, 1996         20,204         343,658           2,495
        Revisions of estimates                   1,400         (25,266)             13
        Extensions and discoveries               1,993          50,583             123
        Purchase of reserves                    18,270         274,600           2,898
        Production                              (5,728)        (60,795)           (423)
        Sale of reserves                            --              --              --
                                              --------        --------        --------
Proved reserves as of December 31, 1997         36,139         582,780           5,106
        Revisions of estimates                   6,283         (70,402)           (248)
        Extensions and discoveries                 655          62,519              81
        Purchase of reserves                     8,170         105,774             518
        Production                              (6,257)        (67,158)           (566)
        Sale of reserves                        (5,984)        (11,606)           (306)
                                              --------        --------        --------
Proved reserves as of December 31, 1998         39,006         601,907           4,585
        Revisions of estimates                  (2,828)        (41,044)           (268)
        Extensions and discoveries                 219          52,698             448
Purchase of reserves                             2,796          11,890              86
        Production                              (5,178)        (73,561)           (700)
        Sale of reserves                        (1,883)        (45,672)           (138)
                                              --------        --------        --------
Proved reserves as of December 31, 1999         32,132         506,218           4,013
                                              ========        ========        ========
Proved developed reserves as of
        December 31, 1996                       19,658         281,058           2,235
        December 31, 1997                       35,199         522,292           5,043
        December 31, 1998                       33,215         583,583           4,504
        December 31, 1999                       29,268         501,376           3,865


                               Page 60 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


                                                            INTERNATIONAL
                                              -----------------------------------------
                                                                               NATURAL
                                                                                 GAS
                                                 OIL            GAS            LIQUIDS
                                               (MBBLS)         (MMCF)          (MBBLS)
                                              --------        --------        ---------
Proved reserves as of December 31, 1996         24,100          26,600             100
        Revisions of estimates                   3,337          16,424             923
        Extensions and discoveries              23,700           1,200             200
        Purchase of reserves                     6,400              --              --
        Production                              (3,337)         (7,924)            (23)
        Sale of reserves                            --              --              --
                                              --------        --------        --------
Proved reserves as of December 31, 1997         54,200          36,300           1,200
        Revisions of estimates                   4,114           6,274           2,420
        Extensions and discoveries              23,800           3,700           8,200
        Purchase of reserves                    20,300              --              --
        Production                              (7,114)         (9,474)            (20)
        Sale of reserves                            --              --              --
                                              --------        --------        --------
Proved reserves as of December 31, 1998         95,300          36,800          11,800
        Revisions of estimates                  (8,791)         12,181             115
        Extensions and discoveries              10,700         123,400           1,100
        Purchase of reserves                   126,708           6,223              --
        Production                              (8,756)         (9,581)            (15)
        Sale of reserves                            --              --              --
                                              --------        --------        --------
Proved reserves as of December 31, 1999        215,161         169,023          13,000
                                              ========        ========        ========
Proved developed reserves as of
        December 31, 1996                       14,900          26,100             100
        December 31, 1997                       37,000          35,700              --
        December 31, 1998                       53,600          35,000             100
        December 31, 1999                       57,614          40 078              --

Standardized Measure of Discounted Future Net Cash Flows

         The accompanying tables reflect the standardized measure of discounted future net cash flows relating to Devon's interest in proved reserves:


                                                               TOTAL
                                         ----------------------------------------------------
                                                             DECEMBER 31,
                                         ----------------------------------------------------
                                            1999                 1998                1997
                                         ------------        ------------        ------------
                                                            (IN THOUSANDS)
Future cash inflows                      $ 18,494,929           5,114,485           6,296,415
Future costs:
  Development                              (1,506,678)           (495,977)           (446,661)
  Production                               (6,270,893)         (2,091,688)         (2,377,359)
Future income tax expense                  (1,928,398)           (196,475)           (692,872)
                                         ------------        ------------        ------------
Future net cash flows                       8,788,960           2,330,345           2,779,523
10% discount to reflect
  timing of cash flows                     (4,020,526)           (916,757)         (1,099,147)
                                         ------------        ------------        ------------
Standardized measure of
  discounted future net cash flows       $  4,768,434           1,413,588           1,680,376
                                         ============        ============        ============


                                                               DOMESTIC
                                          ----------------------------------------------------
                                                              DECEMBER 31,
                                          ----------------------------------------------------
                                              1999                1998                 1997
                                          ------------        ------------        ------------
Future cash inflows                       $ 11,362,918           2,718,030           3,958,402
Future costs:
   Development                                (750,497)           (162,715)           (201,450)
   Production                               (3,894,271)         (1,123,932)         (1,463,530)
Future income tax expense                   (1,071,699)           (117,912)           (478,080)
                                          ------------        ------------        ------------
Future net cash flows                        5,646,451           1,313,471           1,815,342
10% discount to reflect timing of
   cash flows                               (2,335,312)           (503,689)           (740,463)
                                          ------------        ------------        ------------
Standardized measure of
   discounted future net cash flows       $  3,311,139             809,782           1,074,879
                                          ============        ============        ============

                               Page 61 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997



                                                                 CANADA
                                            -------------------------------------------------
                                                               DECEMBER 31,
                                            -------------------------------------------------
                                               1999               1998                1997
                                            -----------        -----------        -----------
                                                              (IN THOUSANDS)
Future cash inflows                         $ 1,666,358          1,333,655          1,424,213
Future costs:
   Development                                  (66,631)           (85,362)           (75,411)
   Production                                  (514,825)          (491,256)          (542,329)
Future income tax expense                      (204,290)           (39,563)          (130,092)
                                            -----------        -----------        -----------
Future net cash flows                           880,612            717,474            676,381
10% discount to reflect timing
of cash flows                                  (320,722)          (279,568)          (239,684)
                                            -----------        -----------        -----------
Standardized measure of
   discounted future net cash flows $           559,890            437,906            436,697
                                            ===========        ===========        ===========



                                                          INTERNATIONAL
                                        -------------------------------------------------
                                                           DECEMBER 31,
                                        -------------------------------------------------
                                           1999                1998               1997
                                        -----------        -----------        -----------
                                                         (IN THOUSANDS)
Future cash inflows                     $ 5,465,653          1,062,800            913,800
Future costs:
  Development                              (689,550)          (247,900)          (169,800)
  Production                             (1,861,797)          (476,500)          (371,500)
Future income tax expense                  (652,409)           (39,000)           (84,700)
                                        -----------        -----------        -----------
Future net cash flows                     2,261,897            299,400            287,800
10% discount to reflect
  timing of cash flows                   (1,364,492)          (133,500)          (119,000)
                                        -----------        -----------        -----------
Standardized measure of
  discounted future net cash flow       $   897,405            165,900            168,800
                                        ===========        ===========        ===========

         Future cash inflows are computed by applying year-end prices (averaging $22.51 per barrel of oil, adjusted for transportation and other charges, $2.00 per Mcf of gas and $16.59 per barrel of natural gas liquids at December 31,
1999) to the year-end quantities of proved reserves, except in those instances where fixed and determinable price changes are provided by contractual arrangements in existence at year-end.

         Future development and production costs are computed by estimating the expenditures to be incurred in developing and producing proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions.

         Future income tax expenses are computed by applying the appropriate statutory tax rates to the future pre-tax net cash flows relating to proved reserves, net of the tax basis of the properties involved. The future income tax expenses give effect to permanent differences and tax credits, but do not reflect the impact of future operations.


                               Page 62 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


Changes Relating to the Standardized Measure of Discounted Future Net Cash Flows

         Principal changes in the standardized measure of discounted future net cash flows attributable to Devon's proved reserves are as follows:


                                                      YEAR ENDED DECEMBER 31,
                                          -------------------------------------------------
                                             1999                1998              1997
                                          -----------        -----------        -----------
                                                           (IN THOUSANDS)
Beginning balance                         $ 1,413,588          1,680,676          2,932,074
Sales of oil, gas and natural gas
   liquids, net of production costs          (879,400)          (407,360)          (648,680)
Net changes in prices and
   production costs                         1,737,640           (743,193)        (1,393,034)
Extensions, discoveries, and
   improved recovery, net of future
   development costs                          315,932            280,414            270,098
Purchase of reserves, net of future
   development costs                        2,881,881            223,055            302,373
Development costs incurred during
   the period which reduced future
   development costs                          233,880            284,999            479,068
Revisions of quantity estimates               (62,821)          (181,314)            42,549
Sales of reserves in place                    (77,707)           (36,565)          (969,895)
Accretion of discount                         146,904            201,465            291,401
Net change in income taxes                   (929,237)           305,317            739,184
Other, primarily changes in timing            (12,226)          (193,906)          (364,462)
                                          -----------        -----------        -----------
Ending balance                            $ 4,768,434          1,413,588          1,680,676
                                          ===========        ===========        ===========

17. SEGMENT INFORMATION

         Devon manages its business by country. As such, Devon identifies its segments based on geographic areas. Devon has three segments: its operations in the U.S., its operations in Canada, and its international operations outside of North America. Substantially all of these segments' operations involve oil and gas producing activities. Certain information regarding such activities for each segment is included in Notes 15 and 16.

         Following is certain financial information regarding Devon's segments for 1999, 1998 and 1997. The revenues reported are all from external customers.


                               Page 63 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


17. SEGMENT INFORMATION (CONTINUED)


                                                              U.S.              CANADA          INTERNATIONAL         TOTAL
                                                           -----------        -----------       -------------       -----------
                                                                                       (IN THOUSANDS)
AS OF DECEMBER 31, 1999:
Current assets                                             $   391,328             69,279            129,687            590,294
Property and equipment, net of accumulated
   depreciation, depletion and amortization                  3,424,415            467,465            531,540          4,423,420
Other assets                                                   944,958                 98            137,590          1,082,646
                                                           -----------        -----------        -----------        -----------
          Total assets                                     $ 4,760,701            536,842            798,817          6,096,360
                                                           ===========        ===========        ===========        ===========

Current liabilities                                            356,944             44,989             65,411            467,344
Long-term debt                                               2,077,180            339,341                 --          2,416,521
Deferred tax liabilities (assets)                              340,514              1,733            (18,182)           324,065
Other liabilities                                              317,706              3,098             46,306            367,110
Stockholders' equity                                         1,668,357            147,681            705,282          2,521,320
                                                           -----------        -----------        -----------        -----------
          Total liabilities and stockholders' equity       $ 4,760,701            536,842            798,817          6,096,360
                                                           ===========        ===========        ===========        ===========

YEAR ENDED DECEMBER 31, 1999:
REVENUES
   Oil sales                                               $   329,162             76,171            148,501            553,834
   Gas sales                                                   484,430            106,895             11,900            603,225
   Natural gas liquids sales                                    57,610             10,034                300             67,944
   Other                                                        14,574              4,652              1,370             20,596
                                                           -----------        -----------        -----------        -----------
          Total revenues                                       885,776            197,752            162,071          1,245,599
                                                           -----------        -----------        -----------        -----------

COSTS AND EXPENSES
   Lease operating expenses                                    193,017             49,831             60,400            303,248
   Production taxes                                             40,592              1,363                400             42,355
   Depreciation, depletion and amortization of
     property and equipment                                    309,292             65,176             31,907            406,375
   Amortization of goodwill                                     16,106                 --                  5             16,111
   General and administrative expenses                          68,807             12,189               (351)            80,645
   Expenses related to mergers                                  16,800                 --                 --             16,800
   Interest expense                                             83,679             24,945                989            109,613
   Deferred effect of changes in foreign currency
     exchange rate on subsidiary's long-term debt                   --            (13,154)                --            (13,154)
   Distributions on preferred securities of
     subsidiary trust                                            6,884                 --                 --              6,884
   Reduction of carrying value of oil and gas
properties                                                     463,700                 --             12,400            476,100
                                                           -----------        -----------        -----------        -----------
          Total costs and expenses                           1,198,877            140,350            105,750          1,444,977
                                                           -----------        -----------        -----------        -----------

Earnings (loss) before income tax expense (benefit)
   and extraordinary item                                     (313,101)            57,402             56,321           (199,378)

INCOME TAX EXPENSE (BENEFIT)
   Current                                                      15.348              2,908              4,800             23,056
   Deferred                                                   (119,881)            26,654             20,737            (72,490)
                                                           -----------        -----------        -----------        -----------
          Total income tax expense (benefit)                  (104,533)            29,562             25,537            (49,434)
                                                           -----------        -----------        -----------        -----------

Net earnings (loss) before extraordinary item                 (208,568)            27,840             30,784           (149,944)
Extraordinary loss                                              (4,200)                --                 --             (4,200)
                                                           -----------        -----------        -----------        -----------
Net earnings (loss)                                        $  (212,768)            27,840             30,784           (154,144)
                                                           ===========        ===========        ===========        ===========

Capital expenditures                                       $   686,669             91,853            104,898            883,420
                                                           ===========        ===========        ===========        ===========

                               Page 64 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997




17. SEGMENT INFORMATION (CONTINUED)


                                                                   U.S.          CANADA         INTERNATIONAL          TOTAL
                                                               -----------     -----------      -------------       -----------
                                                                                       (IN THOUSANDS)
        AS OF DECEMBER 31, 1998:
        Current assets                                         $    90,698          53,550            82,400            226,648
        Property and equipment, net of accumulated
         depreciation, depletion and amortization                  991,040         465,488           167,000          1,623,528
        Deferred tax assets (liabilities)                          (36,093)         24,174            66,300             54,381
                                                                                                                    -----------
        Other assets                                                17,126           1,454             7,400             25,980
                                                               -----------     -----------       -----------        -----------
                  Total assets                                 $ 1,062,771         544,666           323,100          1,930,537
                                                               ===========     ===========       ===========        ===========

        Current liabilities                                        119,132          55,624            45,100            219,856
        Long-term debt                                             365,600         370,271                --            735,871
        Other liabilities                                           67,487           5,760             2,300             75,547
        TCP Securities                                             149,500              --                --            149,500
        Stockholders' equity                                       361,052         113,011           275,700            749,763
                                                               -----------     -----------       -----------        -----------
                  Total liabilities and stockholders' equity   $ 1,062,771         544,666           323,100          1,930,537
                                                               ===========     ===========       ===========        ===========

        YEAR ENDED DECEMBER 31, 1998:
        REVENUES
           Oil sales                                           $   151,386          73,338            82,200            306,924
           Gas sales                                               233,073          83,071            12,300            328,444
           Natural gas liquids sales                                19,871           4,621               200             24,692
           Other                                                     9,294          13,754             1,200             24,248
                                                               -----------     -----------       -----------        -----------
                  Total revenues                                   413,624         174,784            95,900            684,308
                                                               -----------     -----------       -----------        -----------

        COSTS AND EXPENSES
           Lease operating expenses                                130,774          47,910            51,200            229,884
           Production taxes                                         20,855           1,661               300             22,816
           Depreciation, depletion and amortization                165,654          44,590            32,900            243,144
           General and administrative expenses                      35,752          12,502            (2,800)            45,454
           Merger related expenses                                   3,064          10,085                --             13,149
           Interest expense                                         20,558          21,974             1,000             43,532
           Deferred effect of changes in foreign currency
            exchange rate on subsidiary's long-term debt                --          16,104                --             16,104
           Distributions on preferred securities of                  9,717              --                --              9,717
             subsidiary trust
           Reduction of carrying value of oil and gas              301,400              --           121,100            422,500
                                                               -----------     -----------       -----------        -----------
        properties
                  Total costs and expenses                         687,774         154,826           203,700          1,046,300
                                                               -----------     -----------       -----------        -----------

        Earnings (loss) before income tax expense (benefit)       (274,150)         19,958          (107,800)          (361,992)

        INCOME TAX EXPENSE (BENEFIT)
           Current                                                  (7,588)          1,975             1,900             (3,713)
           Deferred                                                (92,360)         11,166           (41,200)          (122,394)
                                                               -----------     -----------       -----------        -----------
                  Total income tax expense (benefit)               (99,948)         13,141           (39,300)          (126,107)
                                                               -----------     -----------       -----------        -----------

        Net earnings (loss)                                    $  (174,202)          6,817           (68,500)          (235,885)
                                                               ===========     ===========       ===========        ===========

        Capital expenditures                                   $   347,634         205,178           160,000            712,812
                                                               ===========     ===========       ===========        ===========

                               Page 65 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


17. SEGMENT INFORMATION (CONTINUED)


                                                             U.S.             CANADA         INTERNATIONAL          TOTAL
                                                          ----------        ----------       -------------        ----------
                                                                                     (IN THOUSANDS)
YEAR ENDED DECEMBER 31, 1997:
REVENUES
   Oil sales                                              $  402,704            92,221            57,600           552,525
   Gas sales                                                 266,918            80,441            10,200           357,559
   Natural gas liquids sales                                  29,938             5,582               300            35,820
   Other                                                       4,674            42,581             1,000            48,255
                                                          ----------        ----------        ----------        ----------
          Total revenues                                     704,234           220,825            69,100           994,159
                                                          ----------        ----------        ----------        ----------

COSTS AND EXPENSES
   Lease operating expenses                                  193,412            42,785            30,000           266,197
   Production taxes                                           29,046             1,581               400            31,027
   Depreciation, depletion and amortization                  173,544            93,164            19,000           285,708
   General and administrative expenses                        42,381            13,900            (3,200)           53,081
   Interest expense                                           17,669            18,519             5,300            41,488
   Deferred effect of changes in foreign currency
     exchange rate on subsidiary's long-term debt                 --             5,860                --             5,860
   Distributions on preferred securities of                    9,717                --                --             9,717
     subsidiary trust
   Reduction of carrying value of oil and gas                     --           625,514            15,800           641,314
                                                          ----------        ----------        ----------        ----------
properties
          Total costs and expenses                           465,769           801,323            67,300         1,334,392
                                                          ----------        ----------        ----------        ----------

Earnings (loss) before income tax expense (benefit)
and minority interest                                        238,465          (580,498)            1,800          (340,233)

INCOME TAX EXPENSE (BENEFIT)
   Current                                                    24,880             5,677             5,200            35,757
   Deferred                                                   62,503          (219,302)           (5,700)         (162,499)
                                                          ----------        ----------        ----------        ----------
          Total income tax expense (benefit)                  87,383          (213,625)             (500)         (126,742)
                                                          ----------        ----------        ----------        ----------

Net earnings (loss) before minority interest                 151,082          (366,873)            2,300          (213,491)
Minority interest                                             (4,700)               --                --            (4,700)
                                                          ----------        ----------        ----------        ----------
Net earnings (loss)                                       $  146,382          (366,873)            2,300          (218,191)
                                                          ==========        ==========        ==========        ==========

Capital expenditures                                      $  450,989           167,302           108,600           726,891
                                                          ==========        ==========        ==========        ==========


18. SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

         Following is a summary of the unaudited interim results of operations for the years ended December 31, 1999 and 1998.


                                                                                  1999
                                            -------------------------------------------------------------------------------
                                              FIRST             SECOND            THIRD            FOURTH           FULL
                                             QUARTER            QUARTER           QUARTER          QUARTER          YEAR
                                            ----------          -------           -------          -------        ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Oil, gas and natural gas liquids
   sales                                    $  153,293          213,993           371,141          486,576        1,225,003
Total revenues                              $  155,866          216,912           376,551          496,270        1,245,599
Net earnings (loss)                         $    6,580         (286,491)           50,852           74,915         (154,144)

Net earnings (loss) per common share:
   Basic                                    $     0.09            (3.55)             0.50             0.59            (1.68)
   Diluted                                  $     0.09            (3.55)             0.48             0.57            (1.68)


                                                                                   1998
                                              -----------------------------------------------------------------------------
                                                FIRST            SECOND            THIRD           FOURTH            FULL
                                               QUARTER           QUARTER          QUARTER          QUARTER           YEAR
                                              ---------          -------          -------          -------          -------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Oil, gas and natural gas liquids
   sales                                      $ 166,908          171,107          166,369          155,676          660,060
Total revenues                                $ 171,437          183,375          169,070          160,426          684,308
Net earnings (loss)                           $    (675)          (4,127)         (82,495)        (148,588)        (235,885)
Net earnings (loss) per common
share:
   Basic                                      $   (0.01)           (0.06)           (1.16)           (2.10)           (3.32)
   Diluted                                    $   (0.01)           (0.06)           (1.16)           (2.10)           (3.32)


                               Page 66 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


         The second and fourth quarters of 1999 include pre-tax reductions of the carrying value of oil and gas properties of $463.8 million and $12.3 million, respectively. The after-tax effects of these quarterly reductions were $301.7 million and $8.0 million, respectively. The per share effect of these quarterly reductions were $3.74 and $0.06, respectively. The second quarter of 1999 includes $16.8 million of expenses incurred in connection with the Snyder merger. The after-tax effect of these expenses was $10.9 million, or $0.14 per share.

         The first, second, third and fourth quarters of 1998 include pre-tax reductions of the carrying value of oil and gas properties of $35.7 million, $38.1 million, $126.9 million and $221.8 million, respectively. The after-tax effects of these quarterly reductions were $23.3 million, $24.8 million, $88.0 million and $144.7 million, respectively. The per share effect of these quarterly reductions were $0.36, $0.38, $1.24 and $2.24, respectively. The fourth quarter of 1998 includes $13.1 million of costs incurred in connection with the Northstar Combination. The after-tax effect of these expenses was $9.7 million, or $0.14 per share.

                               Page 67 of 79 pages

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS
         (c)   Exhibits

                  12 Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

                  23.1   Consent of KPMG LLP

                  23.2   Consent of Deloitte & Touche LLP

                  23.3   Consent of PricewaterhouseCoopers LLP

                  23.4   Consent of LaRoche Petroleum Consultants, Ltd.

                  23.5   Consent of AMH Group, Ltd.

                  23.6   Consent of Paddock Lindstrom & Associates Ltd.

                  23.7   Consent of Ryder Scott Company, L.P.

                  23.8   Consent of John P. Hunter & Associates Ltd.

                  23.9   Consent of Ryder Scott Company, L.P.

                  27     Financial Data Schedule (filed electronically only)

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                           DEVON ENERGY CORPORATION



                                           By:  /s/ Danny J. Heatly
                                           Vice President - Accounting

Date:    November 13, 2000

                               Page 68 of 79 pages

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER              DESCRIPTION
-------             -----------
   12             Computation of Ratio of Earnings to Combined Fixed Charges and
                  Preferred Stock Dividends

   23.1           Consent of KPMG LLP

   23.2           Consent of Deloitte & Touche LLP

   23.3           Consent of PricewaterhouseCoopers LLP

   23.4           Consent of LaRoche Petroleum Consultants, Ltd.

   23.5           Consent of AMH Group, Ltd.

   23.6           Consent of Paddock Lindstrom & Associates Ltd.

   23.7           Consent of Ryder Scott Company, L.P.

   23.8           Consent of John P. Hunter & Associates Ltd.

   23.9           Consent of Ryder Scott Company, L.P.

   27             Financial Data Schedule (filed electronically only)

                              Page 69 of 79 pages